EXHIBIT 2.1

STOCK PURCHASE AGREEMENT
among
LEIDOS, INC.,
LEIDOS HOLDINGS, INC.,
DYHC, INC.,
and
DYNETICS, INC. EMPLOYEE STOCK
OWNERSHIP TRUST, AS AMENDED

Dated as of December 17, 2019

TABLE OF CONTENTS

Article I

DEFINITIONS
1.01Defined Terms    1
Article II

STOCK PURCHASE
2.01Stock Purchase    1
2.02Purchase Price    1
2.03Transaction Bonuses    2
2.04Treatment of Company SARs    3
2.05Withholding    3
Article III

CLOSING
3.01Time and Place of the Closing    4
3.02Deliveries    4
Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
4.01Organization, Standing and Power    4
4.02Company Subsidiaries; Equity Interests    5
4.03Capital Structure    5
4.04Authority; Execution and Delivery; Enforceability    6
4.05No Conflicts; Consents    7
4.06Financial Statements; Undisclosed Liabilities    7
4.07Absence of Certain Changes or Events    9
4.08Taxes    9
4.09Labor Matters    11
4.10Employee Benefits    12
4.11Litigation    14
4.12Compliance with Applicable Laws    14
4.13Environmental Matters    14
4.14Title to Properties    15
4.15Intellectual Property, Information Technology and Privacy    16
4.16Contracts    18
4.17Government Contracts    20
4.18Insurance    25
4.19Brokers    25
4.20ESOP.    26
4.21Related Party Transactions    26
4.22No Other Representations and Warranties    27
Article V

REPRESENTATIONS AND WARRANTIES OF THE SELLER
5.01Organization; Standing and Power    27
5.02Authority; Execution and Delivery; Enforceability    27
5.03No Conflicts; Consents    28
5.04The Shares    28
5.05No Other Representations and Warranties    29
Article VI

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE PARENT
6.01Organization, Standing and Power    29
6.02Authority; Execution and Delivery; Enforceability    29
6.03No Conflicts; Consents    30
6.04Government Contracts    30
6.05Brokers    31
6.06Absence of Litigation    31
6.07Solvency    32
6.08Financing    32
6.09Buyer’s Acknowledgment    33
Article VII

COVENANTS RELATING TO CONDUCT OF BUSINESS
7.01Conduct of Business    34
7.02Control of the Operations    37
7.03No Solicitation    37
Article VIII

ADDITIONAL AGREEMENTS
8.01Access to Information; Confidentiality    38
8.02Restrictions on Transfers    39
8.03Efforts; Notifications    39
8.04ESOP    42
8.05Employee Matters    42
8.06Indemnification    45
8.07Fees and Expenses    47
8.08Public Announcements    48
8.09Tax Matters.    48
8.10Post-Closing Expense Fund    51
8.11Financing.    52
8.12Affiliate Agreements    56
Article IX

CONDITIONS PRECEDENT
9.01Conditions to Each Party’s Obligation to Effect the Stock Purchase    57
9.02Additional Conditions to Obligation of the Buyer    57
9.03Additional Conditions to Obligations of the Company and the Seller    59
Article X

TERMINATION, AMENDMENT AND WAIVER
10.01Termination    60
10.02Effect of Termination    61
10.03Termination Fee.    62
Article XI

R&W INSURANCE POLICY; SURVIVAL AND RECOURSE
11.01R&W Insurance    64
11.02No Survival; Exclusive Remedy; R&W Insurance Policy    64
Article XII

GENERAL PROVISIONS
12.01Notices    65
12.02Severability    67
12.03Counterparts/Electronic Signatures    67
12.04Amendment    67
12.05Waiver    67
12.06Entire Agreement; No Third-Party Beneficiaries    67
12.07Governing Law    68
12.08Assignment    68
12.09Jurisdiction; Waiver of Jury Trial    68
12.10Enforcement    68
12.11Interpretation; Exhibits and Disclosure Letters    69
12.12Consents    70
12.13Waiver of Conflict; Privilege    70
12.14Action as ESOP Trustee    71
12.15Parent Guaranty    71
12.16Financing Sources    72

APPENDICES

Appendix A    Defined Terms

EXHIBITS

Exhibit A    SAR Surrender and Cancellation Agreement

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of December 17, 2019, by and among Leidos Holdings, Inc., a Delaware corporation (the “Parent”), Leidos, Inc., a Delaware corporation and wholly-owned subsidiary of the Parent (the “Buyer”), DYHC, Inc., a Delaware corporation (the “Company”), and Dynetics, Inc. Employee Stock Ownership Trust, as amended (which is part of the Dynetics, Inc. Employee Stock Ownership Plan) (the “Seller” or the “Trust”).
WHEREAS, the Seller is the owner of all of the issued and outstanding capital stock of the Company;
WHEREAS, upon the terms and subject to the conditions set forth herein, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, all of the issued and outstanding capital stock of the Company (the “Stock Purchase”); and
WHEREAS, the Buyer, the Parent, the Company and the Seller desire to make certain representations, warranties, covenants and agreements in connection with the Stock Purchase and also to prescribe various conditions to the Stock Purchase.
NOW, THEREFORE, the Parties agree as follows:
Article I

DEFINITIONS
1.01    Defined Terms. Certain terms used in this Agreement have the meanings ascribed to them in this Agreement or in Appendix A attached hereto.
Article II

STOCK PURCHASE
2.01    Stock Purchase. On the terms and subject to the conditions set forth herein, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, the Shares, which Shares collectively constitute, and shall constitute as of the Closing Date, all of the issued and outstanding shares of capital stock of the Company, for the Purchase Price as specified in Section 2.02.
2.02    Purchase Price.
(a)    Purchase Price. The purchase price for the Shares (the “Purchase Price”) shall be One Billion Six Hundred Fifty Million Dollars ($1,650,000,000). The Purchase Price shall be paid by the Buyer to the Seller at the Closing in cash by delivery to the Seller of immediately available funds in an amount equal to the Purchase Price, less the sum of (i) the Payoff Amount, to the extent not satisfied by offset against Company Cash pursuant to Section 2.02(b), (ii) the Company Transaction Expenses, to the extent not satisfied by offset against Company Cash pursuant to Section 2.02(b), (iii) the Transaction Bonus Amount, plus an amount equal to the employer portion of any employment and payroll taxes payable in connection therewith, (iv) the SARs Consideration, plus an amount equal to the employer portion of any employment and payroll taxes payable in connection therewith and (v) the Post-Closing Expense Fund (the “Closing Payment Amount”). The Closing Payment Amount shall be paid by the Buyer to the Seller by wire transfer of immediately available funds on the Closing Date.
(b)    Company Cash Distribution. Immediately prior to the Closing, the Company shall make a distribution to the Seller of Company Cash, net of (i) any unpaid Company Transaction Expenses and (ii) the Payoff Amount.
(c)    Payoff Amount. At the Closing, the Buyer shall cause to be remitted on behalf of the Company (i) to each Lender (or an agent on behalf of all such Lenders) an amount by wire transfer of immediately available funds, as specified in the applicable Payoff Letter, necessary to repay all outstanding principal and accrued but unpaid interest thereon up to and including the Closing Date owed by the Company or any Company Subsidiary, pursuant to the applicable Loan Agreements, and any prepayment, defeasance or similar fees or penalties, and any and all costs and expenses of the Lenders related to such payoffs and (ii) immediately available funds in an amount (as reasonably and mutually agreed between the Buyer and the Company prior to the Closing, provided that such amount will not be less than the amount required to redeem the Redeemed Notes on the applicable redemption date assuming the applicable interest rates remain the same as of the Closing Date and giving effect only to market announcements that have been announced prior to the Closing Date) sufficient to repay and redeem in full the debt instruments listed on Schedule 2.02(c)(ii) of the Company Disclosure Letter (to the extent outstanding as of the Closing Date) (the “Redeemed Notes”) on the applicable redemption date set forth in the applicable Redemption Notice (collectively, the “Payoff Amount”); provided that at the Closing, Buyer may, at its sole option, remit or cause to be remitted all or a portion of the amount sufficient to repay and redeem the Redeemed Notes to a third party trustee or escrow agent reasonably agreed by the Buyer and the Company.
(d)    Flow of Funds Memorandum. Not later than three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to the Buyer a flow of funds memorandum setting forth: (i) the amount of the Payoff Amount to the extent not satisfied by offset against Company Cash pursuant to Section 2.02(b), (ii) the amount of Company Transaction Expenses, to the extent not satisfied by offset against Company Cash pursuant to Section 2.02(b), (iii) the Individual Bonus Amounts to be paid to each individual party to a Transaction Bonus Agreement in accordance with Section 2.03, (iv) the Individual SARs Consideration to be paid to each SARs Holder in accordance with Section 2.04, (together with, in the case of each of items (iii) and (iv), a calculation of the amount of the employer portion of any employment and payroll taxes payable in connection therewith), (v) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of the estimated Closing Date, and (vi) the amount of the Closing Payment Amount (such statement, the “Flow of Funds Memorandum”).
2.03    Transaction Bonuses. The Company (or the applicable Company Subsidiary) has entered into agreements in the forms provided to the Buyer (the “Transaction Bonus Agreements”) with those employees and consultants of the Company to be identified in the Flow of Funds Memorandum, pursuant to which such individuals will receive cash bonus payments in connection with the Closing, with the amount of such bonuses (each, an “Individual Bonus Amount”) to be set forth opposite such individual’s name on the Flow of Funds Memorandum (the aggregate amount of such closing bonuses to which such individuals are ultimately entitled, the “Transaction Bonus Amount”). At the Closing, the Buyer shall deposit with the Company an amount equal to the Transaction Bonus Amount, and the Company shall use such funds to pay to each individual eligible to receive a closing bonus under the Transaction Bonus Agreements, such individual’s Individual Bonus Amount, less applicable Taxes required to be withheld with respect to such payments.
2.04    Treatment of Company SARs. Effective immediately upon the Closing (but deemed to occur immediately following the Closing), the Company (or the applicable Company Subsidiary) shall accelerate the vesting of all outstanding Company SARs, such that all outstanding Company SARs are one hundred percent (100%) vested. On the Closing Date immediately following the Closing the Buyer shall cause the Company (or the applicable Company Subsidiary) to make a cash payment through the payroll of the Company (or the applicable Company Subsidiary) to each holder of outstanding Company SARs (each, a “SARs Holder”) equal to the amount to be set forth in the Flow of Funds Memorandum across from such SARs Holder’s name under the column entitled “SARs Payment” (the amount with respect to each SARs Holder, the “Individual SARs Consideration” and the aggregate amount of all such payments actually paid to the SARs Holders, the “SARs Consideration”), which amount shall represent all amounts due and payable to such SARs Holder with respect to the applicable Company SARs held by such SARs Holder in accordance with such SARs Holder’s applicable award agreement and the SARs Plan. Payment of the Individual SARs Consideration to each SARs Holder shall be subject to execution by such SARs Holder of a SAR cancellation agreement substantially in the form attached as Exhibit A hereto.
2.05    Withholding. Each of the Buyer and the Company shall be entitled to deduct and withhold from any amounts payable under this Agreement any amounts required to be deducted and withheld under the Code, or any provision of any federal, state, local or foreign Tax law. Any amounts so withheld shall be timely and properly paid over to the appropriate taxing authority by the Buyer or the Company; provided, however, that solely with respect to payments to the Seller under this Article II, (i) the Buyer shall provide notice to the Seller of any obligation to make any such deduction or withholding at least three (3) Business Days prior to the date such payment would otherwise be required to be made setting forth the reason for and amount of any such deduction and withholding, (ii) the Buyer shall cooperate in good faith with the Seller to reduce or eliminate any such deduction or withholding, and (iii) the Buyer shall provide the Seller with proof of payment of such amounts to the applicable Governmental Entity within thirty (30) days of making such payment. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.
Article III

CLOSING
3.01    Time and Place of the Closing. The closing of the Transactions (the “Closing”) shall take place at the offices of King & Spalding LLP, 1700 Pennsylvania Avenue, NW, Suite 200, Washington, DC 20006, as soon as practicable following the satisfaction or waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing) and in any event within three (3) Business Days thereafter, or on such other date as the Buyer and the Seller may mutually agree in writing; provided, however, that the Closing Date shall not be required to occur earlier than forty-five (45) calendar days following the date of this Agreement without the prior written consent of the Buyer. The Closing shall be deemed effective at 11:59 p.m. eastern time on the Closing Date.
3.02    Deliveries. At the time of the Closing, (a) the Seller shall deliver to the Buyer one or more stock certificates representing all of the Shares, endorsed in blank or accompanied by a duly executed assignment document or documents, (b) the Seller and the Company shall deliver to the Buyer the various certificates, instruments and documents referred to in Section 9.02, (c) the Buyer shall deliver to the Seller the Closing Payment Amount in accordance with Section 2.02(a), (d) the Buyer shall deliver to each Lender (or an agent on behalf of all such Lenders) the applicable portion of the Payoff Amount, as directed by the Company pursuant to Section 2.02(c), (e) the Buyer shall pay to the Company for distribution to the employees and consultants set forth on the Flow of Funds Memorandum through the payroll of the Company (or the applicable Company Subsidiary) in accordance with Section 2.03 an amount equal to the Transaction Bonus Amount, (f) the Buyer shall deliver to the Persons entitled thereto the Company Transaction Expenses, as set forth in the Flow of Funds Memorandum, (g) the Buyer shall pay to the Company for distribution to the SARs Holders through the payroll of the Company (or the applicable Company Subsidiary) in accordance with Section 2.04 an amount equal to the SARs Consideration, as set forth in the Flow of Funds Memorandum, (h) the Buyer shall deliver to the Seller the various certificates, instruments and documents referred to in Section 9.03, (i) the Buyer shall deliver the Post-Closing Expense Fund to an account designated by the Trustee and (j) the Seller shall deliver to the Buyer a duly executed certificate of non-foreign status from the Seller in accordance with Treasury Regulations Section 1.1445-2(b)(2).
Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth on the letter, dated as of the date of this Agreement, from the Company to the Buyer (the “Company Disclosure Letter”), the Company represents and warrants to the Buyer that:
4.01    Organization, Standing and Power. The Company and each of its Subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction) and has all requisite power and authority to own, lease or otherwise hold and operate its properties and assets and to conduct its businesses as presently conducted, except where the failure to be in good standing or have such power or authority, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect. Each of the Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing (to the extent the concept is recognized by such jurisdiction) in each jurisdiction where the nature of its business or its ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect.
4.02    Company Subsidiaries; Equity Interests.
(a)    Schedule 4.02(a) of the Company Disclosure Letter sets forth a list of the Company Subsidiaries. Except as set forth on Schedule 4.02(a) of the Company Disclosure Letter, all of the outstanding shares of capital stock, membership interests or other equity interests of each Company Subsidiary (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities laws, and any and all requirements set forth in (x) the organizational documents of each Company Subsidiary and (y) any other applicable contracts governing the issuance of such securities and (iii) are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all pledges, liens, claims, charges, mortgages, deeds of trust, options, rights of first offer or refusal, encumbrances, leases, sub-leases and security interests of any kind or nature whatsoever (collectively, “Liens”) and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock, membership interests or other equity interests, in each case, other than Permitted Liens. There are no outstanding or authorized rights, warrants, options, subscription rights, convertible or exchangeable securities, calls or other agreements pursuant to which any of the Company Subsidiaries is or may become obligated to issue or sell any of its capital stock or other securities.
(b)    Schedule 4.02(b) of the Company Disclosure Letter sets forth a list, as of the date hereof, of any partnership, joint venture or similar arrangement (other than the Company Subsidiaries) in which the Company owns, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity or voting interest (collectively, the “Company Joint Ventures”), along with the percentage ownership of each Company Joint Venture held by the Company.
(c)    Except for its interests in the Company Subsidiaries and the Company Joint Ventures and except as set forth on Schedule 4.02(c) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity or voting interest in any Person.
4.03    Capital Structure.
(a)    The authorized capital stock of the Company consists of 7,670,401 shares of common stock, par value $0.01 per share (the “Company Common Stock”), of which 7,670,401 shares of Company Common Stock are issued and outstanding, all of which are held by the Seller. The Shares constitute all the issued and outstanding capital stock of the Company, of whatever class, series or designation. All of the Shares (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities laws, and any and all requirements set forth in (x) the Company Charter or the Company Bylaws and (y) any other applicable contracts governing the issuance of such securities and (iii) are free and clear of all Liens other than Permitted Liens. No shares of the Company Common Stock are held by the Company in treasury. Except as set forth on Schedule 4.03(a) of the Company Disclosure Letter, there are no other outstanding or authorized rights, warrants, options, subscription rights, convertible or exchangeable securities, calls or other agreements pursuant to which the Company is or may become obligated to issue or sell any capital stock or other securities of the Company. Except as set forth on Schedule 4.03(a) of the Company Disclosure Letter, there is no outstanding contract of the Company or, to the Knowledge of the Company, any other Person, to purchase, redeem or otherwise acquire any of the Shares.
(b)    Except for the Company SARs, there are no (i) restricted shares, restricted share units, stock appreciation rights, performance shares, performance share units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company or any Company Subsidiary, (ii) voting trusts, proxies or other similar agreements or understandings to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound with respect to the voting of any shares of capital stock of the Company or any Company Subsidiary, or (iii) contractual obligations or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of the Company or any Company Subsidiary.
(c)    Schedule 4.03(c) of the Company Disclosure Letter sets forth, as of December 6, 2019, each outstanding Company SAR, including the recipient, date of grant, strike price, and number of shares of Company Common Stock subject thereto.
4.04    Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate action on the part of the Company and such authorization has not been subsequently modified or rescinded, and no other corporate actions on the part of the Company are necessary to authorize this Agreement. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by each of the other Parties to this Agreement, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except that such enforceability may be (i) limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws of general application relating to or affecting creditors’ rights generally and (ii) subject to general equitable principles (whether considered in a proceeding in equity or at law). The Company has received an opinion of a financial advisor, dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the various qualifications, limitations, assumptions and other matters set forth in such opinion, the Purchase Price to be paid for the Company pursuant to this Agreement is fair, from a financial point of view, to the Company.
4.05    No Conflicts; Consents.
(a)    Except as set forth on Schedule 4.05(a) of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement do not, and the performance of its obligations hereunder will not, conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, or require a consent or notice under, any provision of (i) the Company Charter, the Company Bylaws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any loan or credit agreement, debenture, contract, subcontract, lease, license, indenture, note, bond, mortgage, arrangement, agreement, understanding, concession, franchise, or other obligation, commitment or instrument (each, a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound with an aggregate value exceeding $2,000,000 or (iii) subject to the filings and other matters referred to in Section 4.05(b), any Federal, state, local or foreign judgment, injunction, order, writ, ruling or decree (“Order”) or any Federal, state, local or foreign statute, law, code, ordinance, common law, treaty, rule or regulation (“Law”) applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect.
(b)    No consent, approval, license, permit, Order or authorization (each, a “Consent”) of, or registration, declaration or filing with, or permit from, any Federal, national, state, provincial, local or foreign government or any court of competent jurisdiction, administrative, regulatory or other governmental agency, authority or commission, other governmental, regulatory or licensing authority, bureau, board, judicial or arbitral body, department, political subdivision, tribunal or instrumentality or any non-governmental self-regulatory agency, authority or commission, whether domestic, foreign or supranational, or any government sponsored enterprise (a “Governmental Entity”), is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) to the extent required by applicable Law, including any filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or under the antitrust or competition laws for any other Governmental Entity (together with the HSR Act, the “Antitrust Laws”), (ii) such filings as may be described in Section 8.09 and (iii) such other items that, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect.
4.06    Financial Statements; Undisclosed Liabilities.
(a)    Attached to Schedule 4.06(a) of the Company Disclosure Letter are true and correct copies of (i) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries (the “Balance Sheet”) as of November 24, 2019 (the “Balance Sheet Date”), the unaudited consolidated statement of income of the Company and the Company Subsidiaries for the period ended November 24, 2019, the unaudited consolidated statement of changes in stockholder’s equity of the Company and the Company Subsidiaries for the period ended November 24, 2019, and the unaudited consolidated statement of cash flows of the Company and the Company Subsidiaries for the period ended November 24, 2019 (together with the Balance Sheet, the “Unaudited Financials”), (ii) the audited consolidated balance sheet of the Company and the Company Subsidiaries as of June 30, 2019, the audited consolidated statement of income of the Company and the Company Subsidiaries for the fiscal year ended June 30, 2019, the audited consolidated statement of changes in stockholder’s equity of the Company and the Company Subsidiaries for the fiscal year ended June 30, 2019, and the audited consolidated statement of cash flows of the Company and the Company Subsidiaries for the fiscal year ended June 30, 2019 (the “2019 Financials”), and (iii) the audited consolidated balance sheet of the Company and the Company Subsidiaries as of July 1, 2018, the audited consolidated statement of income of the Company and the Company Subsidiaries for the fiscal year ended July 1, 2018, the audited consolidated statement of changes in stockholder’s equity of the Company and the Company Subsidiaries for the fiscal year ended July 1, 2018, and the audited consolidated statement of cash flows of the Company and the Company Subsidiaries for the fiscal year ended July 1, 2018 (collectively, with the Unaudited Financials and the 2019 Financials, the “Financial Statements”).
(b)    Except as indicated on Schedule 4.06(b) of the Company Disclosure Letter or in the Financial Statements (including any notes thereto), the Financial Statements fairly present in all material respects the financial position of the Company and the Company Subsidiaries as of the date thereof and the results of operations of the Company and the Company Subsidiaries for the periods then ended (subject, in the case of any unaudited Financial Statements, to the absence of footnotes thereto and normal year-end adjustments, in each case, none of which would reasonably be expected to, individually or in the aggregate, be material).
(c)    The Company and the Company Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) all material information concerning the business of the Company and the Company Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Financial Statements and (ii) transactions have been recorded as necessary to permit the preparation of the Financial Statements in accordance with GAAP.
(d)    Except as set forth on Schedule 4.06(d) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any material “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K)).
(e)    As of the date hereof, there are no liabilities, indebtedness, commitments or obligations of the Company or the Company’s Subsidiaries of any kind whatsoever, whether known, unknown, accrued, contingent, absolute, direct, indirect, determined, determinable, due or to become due, or otherwise (“Liabilities”), other than Liabilities (i) disclosed and provided for in the Financial Statements, (ii) of a nature not required by GAAP to be reflected or reserved for on a balance sheet of the Company, (iii) related to the future performance of any Contract to which the Company or any Company Subsidiary is a party, (iv) incurred or arising in the ordinary course of business since the Balance Sheet Date or in connection with the Transactions, (v) that will be discharged or paid in full prior to the Closing Date, (vi) that are set forth in Schedule 4.06(e) of the Company Disclosure Letter, or (vii) that would not, individually or in the aggregate, have a Company Material Adverse Effect.
4.07    Absence of Certain Changes or Events. Since the Balance Sheet Date through the date of this Agreement, (i) there has not been any Event that, individually or together with any other Event, has had or would reasonably be likely to have a Company Material Adverse Effect, and (ii) except in connection with this Agreement and the Transactions or as expressly contemplated or permitted by this Agreement, the Company and each Company Subsidiary (x) has conducted its respective business in all material respects only in the ordinary course of business and (y) has not taken any action that would require the prior written consent of the Buyer under Section 7.01 if it had been taken after the date hereof and prior to the Closing Date.
4.08    Taxes.
(a)    The Company and each Company Subsidiary has filed, or has caused to be filed on its behalf, all material Tax Returns required to have been filed by it, and all such Tax Returns were true, complete and accurate in all material respects. All Taxes required to have been paid by the Company or any Company Subsidiary have been paid, except to the extent that such Taxes are being contested in good faith and for which adequate reserves are being maintained in accordance with GAAP. There are no Liens, other than those described in clause (a) of Permitted Liens, for Taxes on the assets of the Company or any Company Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax.
(b)    No deficiency with respect to any Taxes has been proposed, asserted or assessed in writing against the Company or any Company Subsidiary that has not since been finally resolved, no audit or other proceeding with respect to Taxes due from the Company or any Company Subsidiary, or any Tax Return of the Company or any Company Subsidiary, is pending, being conducted or, to the Knowledge of the Company, threatened in writing by any taxing authority, and no written agreement has been entered into by or on behalf of the Company or any Company Subsidiary that has continuing effect to extend the statute of limitations for assessment or collection of any Tax for which the Company or any Company Subsidiary may be liable.
(c)    Neither the Company nor any Company Subsidiary has received any notice of any claim made, and there has been no request for information, by a taxing authority in a jurisdiction where the Company or the applicable Company Subsidiary does not file a Tax Return that the Company or the applicable Company Subsidiary is or may be subject to taxation by that jurisdiction.
(d)    Except for agreements or arrangements solely among or between the Company and the Company Subsidiaries or entered into in the ordinary course of business the primary purpose of which does not relate to Taxes, none of the Company or the Company Subsidiaries is or has been a party to any Tax allocation, Tax sharing or similar agreement or arrangement. None of the Company or any Company Subsidiary has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6, other than as a result of being included in consolidated, combined, unitary or similar filings of a group of entities of which the Company was the common parent.
(e)    None of the Company or any Company Subsidiary has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify under Section 355 of the Code in the two (2) years prior to the date of this Agreement.
(f)    None of the Company or any Company Subsidiary has entered into any closing agreement pursuant to Section 7121 of the Code, the terms of which would apply to the computation of Tax liability for any taxable period of the Company or any Company Subsidiary that has not yet been filed.
(g)    None of the Company or any Company Subsidiary has been a beneficiary of or participated in any “listed transaction” described in Treasury Regulations Section 1.6011-4(b)(2) that was, is, or to the Knowledge of the Company will be, required to be disclosed under Treasury Regulations Section 1.6011-4.
(h)    Except as set forth on Schedule 4.08(h) of the Company Disclosure Letter, the Company has been a validly electing S corporation, and each Company Subsidiary has been a “qualified Subchapter S subsidiary,” within the meaning of Code Sections 1361 and 1362 at all times during its and their respective existences for U.S. federal income tax purposes. The Company has also been a validly electing S corporation, and each wholly-owned Company Subsidiary (other than AMS LLC and the NGSS Subsidiaries) a “qualified Subchapter S subsidiary,” at all times during its existence in all state and local jurisdictions which recognize such status and in which the Company, or such subsidiaries, would, absent such an election, be subject to corporate income Tax. No facts or circumstances exist, or have ever existed, which would cause, or would have caused, the status of the Company as an S corporation, or any Company Subsidiary as a “qualified Subchapter S subsidiary,” under applicable Law to be subject to termination or revocation.
(i)    Each entity in which the Company or any Company Subsidiary owns some, but not all, of the equity interests is currently, and has always been since formation, classified as a partnership for U.S. federal income tax purposes.
(j)    For U.S. federal income tax purposes, AMS LLC is currently classified as an entity disregarded as separate from its owner for U.S. federal income tax purposes and has always been since formation classified either as a partnership or an entity disregarded as separate from its owner.
(k)    Each of the NGSS Subsidiaries is, and has always been since formation, dormant and inactive and without any significant assets and liabilities and has not conducted any significant activities.
(l)    Neither the Company nor any Company Subsidiary has ever been nor, to the Company’s Knowledge, will ever be subject to any Tax imposed under Section 1374 of the Code, Section 1375 of the Code or any corresponding laws of any state or local jurisdiction.
(m)    Neither the Company nor any Company Subsidiary has, at any time on or after January 1, 2011, acquired any assets from another corporation in a transaction in which the Company’s or the applicable Company Subsidiary’s Tax basis for the acquired assets is determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor.
(n)    Neither the Company nor any Company Subsidiary will be subject to any Tax (other than Transfer Taxes) in connection with the transactions contemplated by this Agreement, including the deemed sale of the assets of the Company caused by the Section 338(h)(10) Election contemplated by Section 8.09(f).
(o)    The Seller is and will remain, as of the date of the Closing, an eligible S corporation shareholder pursuant to Subchapter S of the Code.
(p)    Neither the Company nor any Company Subsidiary is or has ever been subject to the excise tax under Section 4979A of the Code.
(q)    Neither the Company nor any Company Subsidiary is or has been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(r)    There will not be includable in the Company’s or any Company Subsidiary’s gross income for any period or portion thereof beginning after the Closing any amount attributable to a period, or portion thereof, ending on or prior to the Closing as a result of any of (i) the application of Section 481 of the Code or corresponding provisions of state, local or foreign Tax law, (ii) any “closing agreement” as described in Section 7121 of the Code or corresponding provisions of state, local or foreign Tax law, (iii) any installment sale or open transaction disposition made on or prior to the Closing or (iv) any prepaid amount received on or before the Closing.
(s)    No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company or any Company Subsidiary.
Notwithstanding any provision in this Agreement to the contrary, the representations and warranties in this Section 4.08 and Section 4.10 (solely to the extent related to Taxes) constitute the sole and exclusive representations and warranties with respect to any Tax matters of the Company and each Company Subsidiary.
4.09    Labor Matters. Neither the Company nor any Company Subsidiary is party to or bound by any collective bargaining agreement or similar labor agreement, no employees of the Company or any Company Subsidiary are represented by any labor union or other labor organization in connection with such employment, and, to the Knowledge of the Company, no union organizing efforts are underway with respect to employees of the Company or any Company Subsidiary. Except as set forth on Schedule 4.09 of the Company Disclosure Letter: (a) there are no material unfair labor practice charges, material unfair labor practice complaints, material labor arbitrations or material labor grievances pending, or, to the Knowledge of the Company, threatened, against the Company or any Company Subsidiary; (b) there is no strike, slowdown, work stoppage or lockout, or, to the Company’s Knowledge, threat thereof, by or with respect to any employees of the Company or any Company Subsidiary; and (c) there are no material charges, complaints, suits or proceedings against the Company or Company Subsidiary alleging breach or violation in any material respect of any labor or employment Law. In the last three (3) years, no formal allegations of sexual harassment or sexual misconduct have been submitted to the Company or any Company Subsidiary against any officer, director or management-level employee of the Company or any Company Subsidiary in their capacities as such. Except as would not reasonably be expected to result in liability that is material to the Company, the Company has properly classified each of its independent contractors and consultants as such and each of its employees as exempt or non-exempt from applicable wage and hour Laws. Within the past three (3) years, the Company has complied in all material respects with the WARN Act. Notwithstanding any provision in this Agreement to the contrary, the representations and warranties set forth in this Section 4.09 and Section 4.10 are the sole and exclusive representations and warranties of the Company in this Agreement with respect to any labor or employment Law.
4.10    Employee Benefits.
(a)    Schedule 4.10(a) of the Company Disclosure Letter contains a list, as of the date hereof, of each material Company Benefit Plan. Each Company Benefit Plan has been established, maintained and administered in material compliance with its terms and applicable Law, including ERISA and the Code, and otherwise complies with applicable Law in all material respects. With respect to each material Company Benefit Plan, the Company has made available to the Buyer true, complete and correct copies of, to the extent applicable, (i) the plan document (or, if unwritten, a written summary thereof), and all amendments thereto, (ii) any related trust or other funding vehicle, (iii) the most recent summary plan description and (iv) the most recent determination letter or opinion letter received from or issued by the IRS.
(b)    All Company Benefit Plans intended to be qualified within the meaning of Section 401(a) of the Code have applied for, received, or are entitled to rely on favorable determination or opinion letters from the IRS with respect to their qualified status under the Code and, to the Knowledge of the Company, no event has occurred that could reasonably be expected to result in the disqualification of such Company Benefit Plan.
(c)    Neither the Company, nor any Company Subsidiaries, nor any ERISA Affiliate has in the past six (6) years maintained, sponsored, participated in or contributed to (or been obligated to maintain, sponsor, participate in or contribute to) any (i) ”multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) ”multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) ”multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or (iv) plan that is subject to the provisions of Title IV of ERISA or Section 412 of the Code.
(d)    To the Knowledge of the Company, neither the Company nor any Company Subsidiary has engaged in a transaction with respect to any Company Benefit Plan that could subject the Company or any Company Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in any amount that would be material. To the Knowledge of the Company, all material contributions required to be made under the terms of any Company Benefit Plan have been timely made. There are no pending actions, claims or lawsuits that have been asserted or instituted against the Company Benefit Plans (other than routine benefit claims), nor, to the Knowledge of the Company, are there facts that could reasonably be expected to form the basis for any such claim or lawsuit, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.
(e)    All contributions required to be made by the Company or a Company Subsidiary under each Company Benefit Plan have been timely made and all obligations in respect of each Company Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet of the Company, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.
(f)    There are no pending or, to the Knowledge of the Company, threatened proceedings, audits or investigations relating to the Company Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator with respect to the Company Benefit Plans, or, to the Knowledge of the Company, against any fiduciary of the Company Benefit Plans with respect to the operation of such plans.
(g)    Except as set forth on Schedule 4.10(g) of the Company Disclosure Letter, no Company Benefit Plan provides material health care or any other welfare benefits to any employee after termination of employment or retirement, other than as may be required under Section 4980B of the Code.
(h)    Each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been established, operated and maintained in operational and documentary compliance in all material respects with (or is exempt from) Section 409A of the Code and applicable guidance thereunder, including with respect to any taxation and reporting obligations associated with the administration thereof. Each Company SAR has been granted in compliance with Section 409A of the Code.
(i)    Except as set forth on Schedule 4.10(i) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in combination with any other event, (i) result in any payment becoming due to any current or former employee, officer or director of the Company or any Company Subsidiary, (ii) increase the amount or value of any compensation or benefits under any Company Benefit Plan or otherwise payable to any current or former employee, officer or director of the Company or any of the Company Subsidiaries, (iii) result in the acceleration of the time of payment, vesting or funding of any such compensation or benefits or (iv) result in the forgiveness of any indebtedness of any current or former officer, employee or director of the Company or any of the Company Subsidiaries. No amounts payable under the Company Benefit Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code or be subject to excise tax under Section 4999 of the Code.
(j)    Neither the Company nor any Company Subsidiary has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, director or other independent contractor of the Company or any Company Subsidiary for any excise or additional Tax, interest or penalties incurred by such individual under Section 4999 or Section 409A of the Code.
4.11    Litigation. Except as set forth on Schedule 4.11 of the Company Disclosure Letter, as of the date of this Agreement, there is no material claim, suit, action, arbitration or other proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any of their respective officers or directors. There is no material Order outstanding against the Company or any Company Subsidiary or any of their respective assets or any of their respective officers or directors. As of the date of this Agreement, the Company has not received any written notification of, and to the Knowledge of the Company there is no, pending or threatened investigation by any Governmental Entity involving the Company or any Company Subsidiary or any of their respective assets or any of their respective officers or directors that, individually or in the aggregate, would reasonably be likely to result in a material Liability to the Company.
4.12    Compliance with Applicable Laws. Neither the Company nor any Company Subsidiary is in violation of, and from January 1, 2017, through the date hereof, neither the Company nor any Company Subsidiary has been given written notice of or been charged with any violation of, any Law or Order, except for any such violations that, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect. As of the date hereof, the Company and each Company Subsidiary has all permits, authorizations, approvals, registrations, certificates, Orders, waivers and variances (each, a “Permit”) necessary to conduct its business as presently conducted except those the absence of which would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. To the Knowledge of the Company, neither the Company nor any Company Subsidiary has received notice that any Permit will be terminated or modified or cannot be renewed in the ordinary course of business. Notwithstanding anything in this Agreement to the contrary, the representations and warranties set forth in this Section 4.12 do not apply to any matters that are subject to the representations and warranties set forth in Section 4.08 (Taxes), Section 4.09 (Labor Matters), Section 4.10 (Employee Benefits), Section 4.13 (Environmental Matters) and Section 4.17 (Government Contracts), it being understood that the representations and warranties set forth in this Section 4.12, Section 4.08, Section 4.09, Section 4.10, Section 4.13 and Section 4.17 are the sole representations and warranties with respect to the respective matters set forth therein.
4.13    Environmental Matters.
(a)    The Company and the Company Subsidiaries have been for the past four (4) years and are in material compliance with all applicable Environmental Laws, and none of the Company or any Company Subsidiary has received any written communication alleging that the Company or any Company Subsidiary is in violation of, or has any liability under, any Environmental Law or Environmental Permit.
(b)     Each of the Company and the Company Subsidiaries has obtained and is operating in compliance with all Environmental Permits, and all such Environmental Permits are currently in effect, and none of the Company or any Company Subsidiary has been notified in writing of any adverse change in the terms and conditions of such Environmental Permits.
(c)     There is no Environmental Claim pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary.
(d)    There has been no Release of any Hazardous Material at, on, in, under, to or from (i) any real property currently owned or leased by the Company or any Company Subsidiary, (ii) to the Knowledge of the Company, any real property formerly owned or leased by the Company or any Company Subsidiary or (iii) to the Knowledge of the Company, by the Company or any Company Subsidiary at any other real property, that would reasonably be likely to result in material liability under any Environmental Law for the Company or any Company Subsidiary.
(e)    To the Knowledge of the Company, the Company has not disposed or arranged for the disposal of any Hazardous Material at any property that has been identified for remediation pursuant to applicable Environmental Laws.
(f)    Notwithstanding any other representations and warranties in this Agreement to the contrary, the representations and warranties in this Section 4.13 are the only representations and warranties in this Agreement with respect to Environmental Laws, Hazardous Materials or any other environmental matter.
4.14    Title to Properties.
(a)    Schedule 4.14(a) of the Company Disclosure Letter sets forth, as of the date hereof, all material real property owned by the Company or any Company Subsidiary (the “Owned Real Property”). As of the date hereof, the Company and the Company Subsidiaries have good, marketable and valid title to all of the Owned Real Property, subject only to Permitted Liens, and except as set forth on Schedule 4.14(a) of the Company Disclosure Letter or where the failure of the Company or the Company Subsidiaries to have good and valid title in any Owned Real Property would not reasonably be likely to have a Company Material Adverse Effect. All buildings, structures, fixtures and building systems included in the Owned Real Property are in good operating condition in all material respects, subject to reasonable wear and tear, and sufficient to enable the Owned Real Property to continue to be used and operated in the manner it is currently being used and operated by the Company or the Company Subsidiaries.
(b)    Schedule 4.14(b) of the Company Disclosure Letter sets forth, as of the date hereof, all real property leased by the Company or any Company Subsidiary, as lessee, sublessee, lessor and/or sublessee (the “Leased Real Property”). The Company has heretofore made available to Buyer true and correct copies of all material ground leases, material leases and material subleases concerning the Leased Real Property to which the Company or any Company Subsidiary is a party (whether as lessor, lessee, or in any other capacity) (collectively, the “Company Leases”), and none of such documents have been amended or modified since that date they were made available to Buyer. Schedule 4.14(b) of the Company Disclosure Letter further identifies the Leased Real Property that is subject to a ground lease, lease or sublease providing for annual base fixed rentals of at least Five Hundred Thousand Dollars ($500,000) (each a “Specified Lease,” and each such Leased Real Property, a “Specified Leased Real Property”). As of the date hereof, the Company and the Company Subsidiaries have a valid leasehold interest in all of the Specified Leased Real Property, subject to the Permitted Liens and any Liens affecting solely the interest of the landlord thereunder and except as set forth on Schedule 4.14(b) of the Company Disclosure Letter or where the failure of the Company or the Company Subsidiaries to have a valid leasehold interest in any Specified Leased Real Property would not reasonably be likely to have a Company Material Adverse Effect. There is not any existing default by the Company or any Company Subsidiary under a Specified Lease or other set of facts or circumstances which, with or without notice, lapse of time or both, would become a default by the Company or any Company Subsidiary under any Specified Lease. All buildings, structures, fixtures and building systems included in the Specified Leased Real Property are in good operating condition in all material respects, subject to reasonable wear and tear, and sufficient to enable the Specified Leased Real Property to continue to be used and operated in the manner it is currently being used and operated by the Company or the Company Subsidiaries.
(c)    Except as, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect or as set forth in Schedule 4.14(c) of the Company Disclosure Letter, the Company and the Company Subsidiaries have good and valid title to, or valid leasehold interests in or other comparable contract rights in or relating to all personal property used in the business of the Company and the Company Subsidiaries, and all such personal property, other than personal property in which the Company or any Company Subsidiary has a leasehold interest or other comparable contract right, are free and clear of all Liens.
4.15    Intellectual Property, Information Technology and Privacy.
(a)    Schedule 4.15(a) of the Company Disclosure Letter sets forth a complete and correct (in all material respects) list of all issued patents, registered trademarks, domain names, registered copyrights and pending applications for patents, trademarks, and copyrights owned by the Company or any Company Subsidiary (collectively, the “Company Registered Intellectual Property”). The Company Registered Intellectual Property is subsisting, and to the Knowledge of the Company, valid and enforceable.
(b)    To the Knowledge of the Company, (i) the Company or the Company Subsidiaries own (free and clear of all Liens, other than Permitted Liens) or have the right to use all Intellectual Property necessary for the operation of the business of the Company and the Company Subsidiaries as conducted as of the date of this Agreement; (ii) no Person is infringing or misappropriating any Intellectual Property owned by the Company or the Company Subsidiaries (the “Owned Intellectual Property”); (iii) neither the Company, the operation of the businesses of the Company and the Company Subsidiaries as currently conducted, nor any of the material items of Owned Intellectual Property (including without limitation the use thereof) is infringing, violating or misappropriating the Intellectual Property of any third party, such that the occurrence of any such infringement, violation or misappropriation has had a Company Material Adverse Effect; and (iv) there is no action, suit or other proceeding currently pending, or that has been threatened in writing, before any Governmental Entity that challenges the scope, legality, validity, enforceability or ownership of any Owned Intellectual Property.
(c)    Except as set forth on Schedule 4.15(c) of the Company Disclosure Letter, within the last three (3) years, the Company and the Company Subsidiaries have not received any written communication or other notice alleging that the Company, the then-current operation of the businesses of the Company and the Company Subsidiaries, or any Owned Intellectual Property (including without limitation the use thereof) is infringing or misappropriating the Intellectual Property of any third Person. The Company and each Company Subsidiary have taken reasonable steps to protect and preserve the confidentiality of all material trade secrets of the Company and the Company Subsidiaries, except to the extent that the failure to take such steps has not had a Company Material Adverse Effect.
(d)    To the Knowledge of the Company, there has not been any disclosure of any material trade secrets of the Company or the Company Subsidiaries other than pursuant to a non-disclosure agreement or confidentiality agreement, and there has not been any unauthorized access to any material trade secret of the Company.
(e)    Except as would not reasonably be likely to have a Company Material Adverse Effect, all current and former employees and contractors of the Company or the Company Subsidiaries who contributed to any Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary have executed contracts that assign to the Company or a Company Subsidiary (as applicable) all of such Person’s respective rights, including Intellectual Property rights, relating to such contributions.
(f)    Since January 1, 2017, the Company and the Company Subsidiaries have at all times complied, in all material respects, with all applicable Laws, Contracts, as well as their own rules, policies, and procedures, relating to privacy, data protection, and the collection, retention, protection, and use of Personal Information collected, used, or held for use by the Company or the Company Subsidiaries. Within the last three (3) years, the Company and the Company Subsidiaries have not (i) received any written claim, nor have any been threatened in writing, with respect to an unauthorized disclosure of any Personal Information maintained by the Company or any Company Subsidiary, or (ii) been required to give notice to any Governmental Entity or, as required by applicable Law, to any Person of any actual data security breaches or data security failures involving the Personal Information of such Persons.
(g)    Except as would not reasonably be likely to have a Company Material Adverse Effect, the use of publicly available software, open source software or any similar software by the Company or the Company Subsidiaries does not (i) require the Company or any Company Subsidiary to make any public disclosure, distribution or general availability of any material source code owned by the Company or any Company Subsidiary, or (ii) limit the rights of the Company or any of the Company Subsidiaries to enforce its material Intellectual Property rights against any third Person. The Company and the Company Subsidiaries have complied and are in compliance with the attribution and other requirements applicable to any open source software used by the Company or the Company Subsidiaries.
(h)    Except as provided on Schedule 4.15(h) of the Company Disclosure Letter, neither the Company nor any Company Subsidiaries are bound by any Contract that in any way limits or restricts the ability of the Company or the Company Subsidiaries to use, sell, license, or exploit the Intellectual Property owned or purported to be owned by the Company and/or the Company Subsidiaries, or to assert or enforce any Intellectual Property right therein anywhere in the world.
(i)    The Company and each of the Company Subsidiaries have conducted since January 1, 2018, and maintain up-to-date cybersecurity and malicious insider risk assessments. The Company and each of the Company Subsidiaries maintain and are in material compliance with, and since January 1, 2018, have maintained and been in material compliance with, plans and policies, and associated administrative, technical and physical safeguards with respect to cybersecurity, data security and the security of the Company’s and each of the Company Subsidiaries’ information technology systems that are commercially reasonable and adequate.
(j)    To the Knowledge of the Company, since January 1, 2018, (i) there have been no material security breaches in any information technology system owned by the Company or any of the Company Subsidiaries and (ii) there have been no material cybersecurity incidents related to U.S. covered defense information, federal government classified or controlled unclassified information possessed by the Company or any Company Subsidiary.
(k)    Within the last three (3) years, to the Knowledge of the Company there has been no unauthorized access, acquisition or breach of the Company’s Information Technology by third Persons that has resulted in either (i) a material disruption or interruption outside the ordinary course of business; or (ii) unauthorized access to Company trade secrets or confidential or proprietary information. The Company and the Company Subsidiaries take all commercially reasonable measures to protect its Information Technology against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards. “Information Technology” means the software, hardware, computer, communications devices, networks and other information technology systems owned or used by the Company and the Company Subsidiaries in the conduct of the business.
(l)    Since January 1, 2017, the Company and the Company Subsidiaries have implemented or had in place appropriate policies and procedures to comply in all material respects with HIPAA as applicable to the Company and the Company Subsidiaries.
4.16    Contracts.
(a)    Except for this Agreement and except as set forth on Schedule 4.16(a) of the Company Disclosure Letter and except for Government Contracts, Specified Leases, Company Benefit Plans and the ESOP, as of the date of this Agreement, none of the Company or the Company Subsidiaries is a party to or bound by any of the following:
(i)    any Contract that (a) requires the payment, or generates revenue, of more than $2,000,000 in the aggregate for the twelve (12) month periods ended on each of July 1, 2018 and June 30, 2019, or (b) is reasonably expected to require the payment or generate revenue of more than $2,000,000 in the aggregate for the twelve (12) month period ending on June 28, 2020;
(ii)    any Contract primarily concerning the establishment or governing documents of a Company Joint Venture;
(iii)    any Contract containing covenants binding upon the Company or the Company Subsidiaries that (A) materially restrict the ability of the Company or any of the Company Subsidiaries (or that, following the consummation of the Stock Purchase, would materially restrict the ability of the Buyer or its Affiliates) to compete with any Person in any business or geographic area or to sell, supply, distribute any service or product (including any non-compete requirements or exclusivity provisions) or (B) contains a right of first refusal, right of first offer or first negotiation;
(iv)    any Contract to purchase goods or services exclusively from any third Person;
(v)    any Contract that is subject to continuing indemnification or “earn-out” obligations, in each case, that would reasonably be likely to result in payments by or to the Company or any Company Subsidiary in excess of $1,000,000;
(vi)    any Contract for the acquisition, sale or lease of material properties or assets of the Company or the Company Subsidiaries outside the ordinary course of business (by merger, purchase or sale of assets or stock or otherwise) entered into since January 1, 2017, with an aggregate value in excess of $1,000,000;
(vii)    any Affiliate Agreement;
(viii)    any Contract that contains a change of control provision that would require a payment to the other party or parties in connection with the Transactions;
(ix)    any Contract that provides for the settlement of any material claim, suit, action or proceeding that contains any ongoing payment in excess of $1,000,000 or conduct obligations;
(x)    any Contract that grants a license to Intellectual Property rights to or from the Company or any of the Company Subsidiaries that is material to the Company or the Company Subsidiaries (including but not limited to any license agreements, coexistence agreements and covenants not to sue), except for (1) non-exclusive licenses to commercially available off-the-shelf software and any maintenance and support related thereto, including any customization performed under such support and (2) licenses granted to customers (including Governmental Entities) in the ordinary course of business consistent with past practice; or
(xi)    any Contract relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset) or under which the Company or any Company Subsidiary has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (other than in the Company or any Company Subsidiary and other than (A) extensions of credit in the ordinary course of business and (B) investments in marketable securities in the ordinary course of business consistent with past practice).
Each such Contract of the type described in clauses (i) through (xi) along with each of the Contracts set forth in Schedule 4.16(a) of the Company Disclosure Letter is referred to herein as a “Specified Contract.” The Company has made available to the Buyer true and complete copies of each Specified Contract, to the extent permissible under the Specified Contract, together with all amendments, modifications and supplements thereto, as of the date of this Agreement.
(b)    Each of the Specified Contracts is valid, binding and enforceable on the Company or the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, each other Party thereto and is in full force and effect, except for such failures to be valid, binding or enforceable or to be in full force and effect as, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect and except that such enforceability may be (i) limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws of general application relating to or affecting creditors’ rights generally and (ii) subject to general equitable principles (whether considered in a proceeding in equity or at law). Each of the Company and the Company Subsidiaries has complied in all material respects with the terms and conditions of all the Specified Contracts and is not (with or without notice or lapse of time, or both) in breach or default thereunder, and, to the Knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice would constitute a breach or default thereunder by such other party, in each case except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. During the twelve (12) month period prior to the date hereof, neither the Company nor any Company Subsidiary has received any written notice of termination in respect of any Specified Contract.
4.17    Government Contracts.
(a)    Schedule 4.17(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each and every Current Government Contract and Government Bid (i) that requires the payment, or generates revenue, of more than $2,000,000 in the aggregate for the twelve (12) month periods ended on each of July 1, 2018 and June 30, 2019, or (ii) is reasonably expected to require the payment or generate revenue of more than $2,000,000 in the aggregate for the twelve (12) month period ending on June 28, 2020, and with respect to each listed Current Government Contract, to the extent permissible under the Current Government Contract, accurately states the contract number, contract name, the award date, the customer, contract value and the contract end date. With respect to each listed Government Bid, to the extent permissible under the solicitation, Schedule 4.17(a) of the Company Disclosure Letter states the request for proposal number, date of actual or estimated proposal submission, expected award date, if known, estimated period of performance, estimated value based on the proposal, if any and the customer name.
(b)    With respect to all Government Contracts identified in Schedule 4.17(a) of the Company Disclosure Letter, in each case, to the Knowledge of the Company:
(i)    except as set forth on Schedule 4.17(b)(i), no Government Contract or task order under a Government Contract has, or currently projects, fully burdened costs incurred in excess of the Government Contract or order price, or in the case of flexibly priced or cost reimbursement contracts, fully burdened costs incurred in excess of the ceiling price or funded amount of the Government Contract or order, except in either event (i) where there is an undefinitized contract modification or notice to proceed that commits to increase such Government Contract, order price, or funded amount, as applicable; or (ii) where such excess is greater than $250,000;
(ii)    except as set forth on Schedule 4.17(b)(ii) of the Company Disclosure Letter, the Company has not assigned, granted a security interest in, or otherwise conveyed or transferred to any Person any account receivable or other right of the Company arising under any Government Contract;
(iii)    except as set forth on Schedule 4.17(b)(iii) of the Company Disclosure Letter, the Company is not subject to any forward pricing rate agreements in accordance with the Federal Acquisition Regulations (“FAR”) Subpart 15.407-3 or Subpart 42.17; and
(iv)    the Company is not using any Intellectual Property developed under any Government Contract for purposes outside of the scope of such Government Contract without having validly obtained any necessary prior permission of the Governmental Entity involved.
(c)    Except as set forth on Schedule 4.17(c) of the Company Disclosure Letter, to the Knowledge of the Company, none of the Government Contracts listed in Schedule 4.17(a) of the Company Disclosure Letter are subject to termination by a Governmental Entity solely as a result of the consummation of the transactions contemplated by this Agreement nor, to the Knowledge of the Company, are any of the Company’s customers reasonably expected, as a result of the consummation of the transactions contemplated hereby, to seek to terminate (in whole or in part), reduce the scope of or elect not to exercise an option to extend the period of performance of any of the Government Contracts listed in Schedule 4.17(a).
(d)    Schedule 4.17(d) of the Company Disclosure Letter lists each final audit report received by the Company issued by any Governmental Entity with respect to any Current Government Contract that (i) both (x) requires the payment, or generates revenue, of more than $1,000,000 on an annual basis and (y) contains any material negative findings, or (ii) is issued by a Government audit agency or Office of the Inspector General with respect to any Indirect Cost, other cost or cost accounting practice of the Company. The Company has provided to the Buyer correct and complete copies of each such report.
(e)    All of the Current Government Contracts constituting the backlog of the Company were entered into in the ordinary course of business and based upon assumptions believed by the management of the Company to be reasonable.
(f)    Except as set forth on Schedule 4.17(f) of the Company Disclosure Letter, no Current Government Contract has incurred or currently projects losses or cost overruns in an amount exceeding One Hundred Thousand Dollars ($100,000) on an annual basis.
(g)    Except as set forth on Schedule 4.17(g) of the Company Disclosure Letter, the U.S. Government has not loaned, bailed or otherwise furnished to the Company any personal property, equipment or fixtures necessary to perform any Government Contract.
(h)    Except as set forth on Schedule 4.17(h) of the Company Disclosure Letter, during the last three (3) years, the Company has not made any material voluntary disclosure to any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid.
(i)    Except as set forth on Schedule 4.17(i) of the Company Disclosure Letter, neither the Company nor any of its Principals (as defined in FAR 2.101 (48 C.F.R. 2.101)) has made, nor are any of them required to make, any disclosure to a Governmental Entity, an Inspector General of an agency, department or branch of the U.S. Government, or a Contracting Officer (as defined in FAR 2.101) in connection with the Company’s performance of any Current Government Contract under FAR Subpart 3.1003 or FAR 52.203-13, nor are the Company or any of its Principals aware of any credible evidence of any violations identified in FAR 52.203-13. To the extent required by any Current Government Contract, the Company has complied in all material respects with FAR 52.203-13 Contractor Code of Business Ethics and Conduct, and implemented the applicable compliance and business awareness programs.
(j)    Except as set forth on Schedule 4.17(j) of the Company Disclosure Letter, with respect to each Current Government Contract (i) there are no audits, completed or underway, by any Governmental Entity that recommend that the Company make any payments to a Governmental Entity in excess of $1,000,000, (ii) all representations and certifications executed by the Company pertaining to such Current Government Contract were complete and correct in all material respects as of their effective date, (iii) the Company has not submitted any certified cost or pricing data that was not current, accurate or complete in all material respects as of the certification date in connection with any Current Government Contract or Government Bid, (iv) there is no suspension, stop work order, cure notice, or show cause notice in effect for any Current Government Contract, nor, to the Knowledge of the Company, has any Governmental Entity threatened to issue one, and (v) the Company has not been assessed, nor, to the Knowledge of the Company, has any Governmental Entity threatened to assess against the Company, any penalties, credits or other similar contractual offsets pursuant to any performance-based Government Contract that contains service level arrangements.
(k)    Since January 1, 2017, there has been no (i), to the Knowledge of the Company, civil fraud or criminal investigation of the Company by any Governmental Entity, (ii) indictment or information filed against the Company by any Governmental Entity, (iii) contracting officer’s final decision or legal proceeding by which any Governmental Entity claims that the Company is liable to a Governmental Entity, or (iv) circumstance in which the Company or any other party to a Government Contract, has terminated, cancelled or, to the Knowledge of the Company, waived any material term or condition of any Government Contract.
(l)    The Company has not received any written notice, or to the Knowledge of the Company, any oral notice that there are any (i) outstanding claims against the Company, either by a Governmental Entity or by any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract or Government Bid, or (ii) outstanding disputes between the Company, on the one hand, and any Governmental Entity, on the other hand, under the Contract Disputes Act or any other Federal statute or between the Company, on the one hand, and any prime contractor, subcontractor or vendor, on the other hand, arising under or relating to any such Government Contract or Government Bid. The Company has no interest in any pending or potential claim under the Contract Disputes Act against the U.S. Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Bid; and no money due to the Company pertaining to any such Government Contract has been withheld or set off other than in accordance with the withholding provisions of any such Government Contract.
(m)    Except as set forth on Schedule 4.17(m) of the Company Disclosure Letter, (i) none of the Principals of the Company or any Company Subsidiary is or during the last two (2) years has been under administrative, civil or criminal investigation, indictment or information by any U.S. Governmental Entity (except as to routine or classified security investigations), (ii) there is not any pending proceeding of the Company or any Company Subsidiary or any of their respective Principals that, individually in the aggregate, are reasonably likely to have a Company Material Adverse Effect with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid and (iii) during the last two (2) years, neither the Company nor any Company Subsidiary has made a written disclosure that remains outstanding with respect to any alleged irregularity, misstatement or omission arising under or relating to any of the Government Contracts or Government Bids of the Company; provided that the representations in each of cases (i) through (iii) above do not include routine inquiries, audits and reconciliations or events that, individually or in the aggregate, do not constitute, or are not reasonably likely to have, a Company Material Adverse Effect.
(n)    Except as set forth on Schedule 4.17(n) of the Company Disclosure Letter, the Company has not received any written notice that there are any (i) outstanding claims against the Company or any Company Subsidiary by any U.S. Governmental Entity or by any prime contractor, subcontractor or vendor arising under any Government Contract or Government Bid or (ii) outstanding disputes with any U.S. Governmental Entity under the Contract Disputes Act, 41 U.S.C. §§ 601-613, except such as in each case, individually or in the aggregate, do not constitute, or are not reasonably likely to have, a Company Material Adverse Effect.
(o)    Except as set forth on Schedule 4.17(o) of the Company Disclosure Letter, since January 1, 2017, each of the Company and the Company Subsidiaries has complied in all material respects with all material terms and conditions of each Government Contract or Government Bid, including all clauses, provisions and requirements incorporated expressly by reference therein.
(p)    Except as set forth on Schedule 4.17(p) of the Company Disclosure Letter, none of the Company’s or any Company Subsidiary’s Current Government Contracts that were awarded since January 1, 2017, and that have active funding or Government Bids are set aside for, or were awarded based upon the Company’s or any Company Subsidiary’s small business status, small disadvantaged business status, historically underutilized business zone small business, women owned small business, veteran-owned small business or service-disabled veteran-owned small business status and/or other preferential status.
(q)    Except as set forth on Schedule 4.17(q) of the Company Disclosure Letter, since January 1, 2017, neither the Company, nor, to the Knowledge of the Company, any Company Subsidiary, nor any Company or Company Subsidiary Principal has been suspended or debarred, proposed for suspension or debarment or declared ineligible for the award of any Government Contract, or (or during such period was) the subject of a finding of noncompliance, non-responsibility or ineligibility for contracting with any Governmental Entity. Since January 1, 2017, the Company has not received any determination of noncompliance (except for routine matters relating to audits in the ordinary course of business all of which have been fully resolved), entered into any consent order or undertaken any internal investigation pertaining to any Government Contract.
(r)    Since January 1, 2017, neither the Company nor any Company Subsidiary has received in writing any notice of termination for convenience, notice of termination for default, cure notice or show cause notice pertaining to any Current Government Contract.
(s)    The Company and each Company Subsidiary, as applicable, possess and maintain active facility security clearances and, to the Knowledge of the Company, security clearances required to perform the Current Government Contracts and, to the Knowledge of the Company, the Company’s subcontractor(s) and independent contractor(s) under the Government Contracts possess all necessary security clearances to perform the Government Contracts. Since January 1, 2017, the Company and each Company Subsidiary have been and are in material compliance with all material requirements under each Government Contract that requires the safeguarding of, and access to, classified information under the NISPOM and any requirements for the security or protection of classified or unclassified information set forth in the Defense Federal Acquisition Regulation Supplement or other applicable regulations and affecting a Government Contract. Since January 1, 2017, the Company and each of the Company Subsidiaries have received an overall rating of satisfactory or better on any audit or assessment conducted pursuant to NISPOM.
(t)    To the Knowledge of the Company, since January 1, 2017, the Company and each Company Subsidiary have been and are in compliance in all material respects with all applicable U.S. export, re-export, transfer and anti-boycott laws and regulations, including the Export Administration Regulations, the International Traffic in Arms Regulations, and the U.S. economic sanctions laws and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control.
(u)    The business and cost accounting systems of the Company and the Company Subsidiaries are in compliance with applicable Laws and (i) have been approved, where applicable, by the Defense Contract Management Agency or other Governmental Entity as adequate for accumulating and billing costs under and otherwise for complying with contractual requirements, to the extent evaluated and (ii) to the Knowledge of the Company, have not been determined in writing by any Governmental Entity not to be in compliance with any applicable Laws, except to the extent such noncompliance would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. To the Knowledge of the Company, all costs (including without limitation Direct Costs and Indirect Costs (as such terms are defined in FAR)) charged to any Government Contract prior to the Closing have been or shall be allowable, allocable, reasonable, and reimbursable in accordance with all applicable Federal Acquisition Regulations, cost principles, and the terms of the underlying Government Contracts. Except as set forth on Schedule 4.17(u) of the Company Disclosure Letter, to the Knowledge of the Company, no incurred or claimed Direct Cost and/or Indirect Cost in excess of $250,000 shall be disallowed for any period of time prior to the Closing Date.
(v)    Within the past three (3) years, neither the Company nor any predecessor of the Company has sold a product or service to any customer at a price that has invoked the requirements of the price reductions clause under any Government Contract, except as in accordance with the terms of such Government Contract. During the past three (3) years, the Company has accurately reported in all material respects all sales and paid all industrial funding fee payments required under any Federal Supply Schedule Contract or other Government Contract.
(w)    Except as set forth on Schedule 4.17(w) of the Company Disclosure Letter, the Company has complied with FAR and DFAR restrictive legend markings requirements for all technical data and software previously delivered to a Governmental Entity with less than unlimited rights, except to the extent such noncompliance would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.
(x)    To the Knowledge of the Company, the Company complied with all applicable Law regarding the hiring of former employees of the U.S. Government, including the Ethics Reform Act, 18 U.S.C. § 201 et seq., the Procurement Integrity Act, 41 U.S.C. § 423, and to the extent applicable, the requirements of DFARS 252.203-7000 Requirements Relating to Compensation of Former DoD Officials.
4.18    Insurance. All material insurance policies of the Company and each Company Subsidiary are in full force and effect, all premiums due and payable under all such policies have been paid or are accrued on the Company’s balance sheet and the Company and each Company Subsidiary are otherwise in compliance in all respects with the terms of such policies, except for such failures to be in full force and effect, to pay any premiums or to be in compliance that would not reasonably be likely to have a Company Material Adverse Effect. No outstanding written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.
4.19    Brokers. Except as set forth on Schedule 4.19 of the Company Disclosure Letter, the fees and expenses of which shall constitute a Company Transaction Expense, none of the Company, any Company Subsidiary, Seller, any of their respective Affiliates, officers or directors has engaged or otherwise agreed to compensate any financial advisor, broker or finder or incurred any Liability for any financial advisory fee, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.
4.20    ESOP.
(a)    All of the shares of Company Common Stock owned by the ESOP are “employer securities” as that term is defined in Section 409(l) of the Code and “qualifying employer securities” as defined in Section 407(d)(5) of ERISA. Through and including the Closing Date, all activities carried on by the ESOP in respect of Company Common Stock, including any repurchases by the Company of Company Common Stock from distributees of the ESOP, have been conducted on the basis of valuations prepared by an independent appraiser meeting the requirements of Section 401(a)(28)(C) of the Code.
(b)    The ESOP constitutes an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code and Section 407(d)(6) of ERISA. The ESOP was validly authorized and established pursuant to applicable Laws. The Trust is a trust duly formed in accordance with the laws of the State of Illinois and the Trust is validly existing under the laws of the State of Illinois.
(c)    The ESOP has not made a “prohibited allocation” or had a “nonallocation year” as each term is defined under Section 409(p) of the Code.
(d)    To the Knowledge of the Company, no fiduciary of the ESOP has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of the ESOP nor (i) engaged in a non-exempt prohibited transaction described in Section 4975(e) of the Code or Section 406 of ERISA that could directly or indirectly subject the ESOP, the Trust or the Company to any liability imposed by Section 4975 of the Code or Sections 406 or 502(i) of ERISA, or (ii) committed a breach of its fiduciary duties (as described in Section 404 of ERISA) that could directly or indirectly subject the ESOP, the Trust or the Company (directly or indirectly) to any liability under Section 502 of ERISA. To the Knowledge of the Company, no fiduciary of the ESOP has any liability or potential liability for breach of fiduciary duty in connection with the execution, delivery or performance of this Agreement or the sale of the Company Common Stock or the other transactions contemplated hereby.
(e)    With respect to the ESOP, (i) there is no requirement other than as required by the ESOP or applicable Law that the ESOP participants consider, vote upon or otherwise instruct the Trustee on the sale of the Company Common Stock or related transactions contemplated thereto and (ii) the Company and the ESOP have at all times complied with the pass-through voting requirements of Section 409(e) of the Code and the adequate consideration requirements of Section 408(e) of ERISA.
4.21    Related Party Transactions. No Affiliate (other than any Company Subsidiary), officer or director of the Company, in each case since December 31, 2017, or, to the Company’s Knowledge, a member of the immediate family of any of the foregoing Persons: (a) has any interest in any asset owned or leased by the Company or any Company Subsidiary or used in connection with the business of the Company or any Company Subsidiary, respectively or (b) is engaged in any transaction, agreement, arrangement or understanding with the Company or any Company Subsidiary (each, an “Affiliate Agreement”) (other than indemnification agreements, expense reimbursements, employment agreements, Transaction Bonus Agreements, employment related restrictive covenant agreements, employment-related intellectual property assignment agreements, Contract with respect to the ESOP or Company SARs, other employment-related arrangements, payments made to, and other compensation provided to, officers and directors (or equivalent) in the ordinary course of business and (x) intercompany indebtedness or (y) any other intercompany agreements, in each case of clause (x) or (y), between the Company, on the one hand, or any Company Subsidiary, on the other hand, or between one or more Company Subsidiaries).
4.22    No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Company Disclosure Letter), neither the Seller, the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, with respect to the Company or any Company Subsidiary, including any representation or warranty as to the accuracy or completeness of any information regarding the Company or any Company Subsidiary furnished or made available to the Buyer or its Representatives (including any information, documents or material made available to the Buyer in the virtual data room, management presentations or in any other form in expectation of the Transactions) or as to the future revenue, profitability or success of the Company or any Company Subsidiary, or any representation or warranty arising from statute or otherwise in Law.
Article V

REPRESENTATIONS AND WARRANTIES OF THE SELLER
Except as set forth on the letter, dated as of the date of this Agreement, from the Seller to the Buyer (the “Seller Disclosure Letter”), the Seller represents and warrants to the Buyer that:
5.01    Organization; Standing and Power. The Trustee is duly organized, validly existing and in good standing under the applicable Laws of the State of Illinois.
5.02    Authority; Execution and Delivery; Enforceability.
(a)    The Trustee has all requisite power and authority to execute and deliver this Agreement on behalf of the Seller and to perform its obligations hereunder. The execution and delivery by the Trustee of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on the part of the Trustee and such authorization has not been subsequently modified or rescinded, and no other actions on the part of the Trustee or the Seller are necessary to authorize this Agreement. The Trustee has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by each of the other Parties to this Agreement, this Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable in accordance with its terms, except that such enforceability may be (i) limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws of general application relating to or affecting creditors’ rights generally, (ii) subject to general equitable principles (whether considered in a proceeding in equity or at law), or (iii) limited by ERISA. The Seller further represents that under the terms of the ESOP and applicable Law, the Trustee is responsible for making the decision for the ESOP to sell all of the issued and outstanding shares of capital stock of the Company to the Buyer, and the Trustee was not required to seek binding instructions or directions from participants in the ESOP or any other Person with respect to such decision.
(b)    The Trustee has determined that the execution, delivery or performance of this Agreement by the Seller and the consummation by the Seller and the Company of the sale of the Company Common Stock or the other transactions contemplated hereby has not resulted in and will not result in (i) a prohibited transaction described in Section 4975 of the Code or Section 406 of ERISA or (ii) a disposition in violation of Section 4978 of the Code with respect to the ESOP. The Trustee has received, and will provide to Buyer promptly following execution and delivery of this Agreement a copy of, an opinion dated as of the date of this Agreement, rendered to the Trustee by an “independent appraiser” (within the meaning of Section 401(a)(28)(C) of the Code), on which the Trustee is entitled to rely, stating that the price to be paid to the Seller at Closing for the Shares is not less than fair market value (as such term is used in determining “adequate consideration” under Section 3(18) of ERISA) of the Shares owned by the Seller and that the terms of the Transactions contemplated by this Agreement, including, without limitation, the consideration to be received by the Seller in the Transactions, are fair to the ESOP from a financial point of view.
5.03    No Conflicts; Consents.
(a)    Except as set forth on Schedule 5.03(a) of the Seller Disclosure Letter, the execution and delivery by the Seller of this Agreement does not, and the performance of its obligations hereunder will not, conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Seller under, any provision of (i) the ESOP plan document or the ESOP trust agreement, each as amended, (ii) any Contract to which the Seller is a party or (iii) subject to the filings and other matters referred to in Section 5.03(b), any Order or Law applicable to the Seller, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not reasonably be likely to have a Seller Material Adverse Effect.
(b)    No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Seller in connection with the execution, delivery and performance of this Agreement or the performance of its obligations hereunder, other than (i) to the extent required by applicable Law, including any filings required under the Antitrust Laws, (ii) such filings as may be required in connection with the Taxes described in Section 8.09, and (iii) such other items that, individually or in the aggregate, would not reasonably be likely to have a Seller Material Adverse Effect.
5.04    The Shares.
(a)    The Seller owns the number of Shares set forth across from Seller’s name on Schedule 5.04(a) of the Seller Disclosure Letter. Except as set forth on Schedule 5.04(a) of the Seller Disclosure Letter, the Seller holds the Shares free and clear of any Liens other than restrictions of general applicability imposed by federal or state securities laws.
(b)    Except as set forth on Schedule 5.04(b) of the Seller Disclosure Letter, the Seller is not party to (i) any voting agreement, voting trust, registration rights agreement, stockholder agreement or other similar agreement or arrangement with respect to the capital stock of the Company or (ii) any Contract obligating the Seller to vote or dispose of any shares of the capital stock of, or other equity or voting interests in, the Company or which has the effect of restricting or limiting the transfer, voting or other rights associated with the Shares, other than as provided in the ESOP.
5.05    No Other Representations and Warranties. Except for the representations and warranties contained in this Article V (including the related portions of the Seller Disclosure Letter), neither the Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, with respect to the Seller.
Article VI

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE PARENT
The Buyer and the Parent represent and warrant as of the date hereof (except to the extent that a representation or warranty states that it is accurate only as of an earlier date) to the Company and the Seller that:
6.01    Organization, Standing and Power. Each of the Buyer and the Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction) and has full corporate power and authority to own, lease or otherwise hold and operate its properties and assets and to conduct its businesses as presently conducted, except where the failure to be so organized, existing or in good standing or have such power and authority, individually or in the aggregate, would not reasonably be likely to have a Buyer Material Adverse Effect. Each of the Buyer and the Parent is duly qualified or licensed to do business and is in good standing (to the extent the concept is recognized by such jurisdiction) in each jurisdiction where the nature of its business or its ownership, leasing or operation of its properties make such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be likely to have a Buyer Material Adverse Effect.
6.02    Authority; Execution and Delivery; Enforceability. Each of the Buyer and the Parent has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by each of the Buyer and the Parent of this Agreement and the performance of their respective obligations hereunder have been duly authorized by all necessary corporate action on the part of the Buyer or the Parent, as applicable, and such authorization has not been subsequently modified or rescinded, and, subject to the succeeding sentence, no other corporate actions on such Party’s part are necessary to authorize this Agreement. Neither the approval of this Agreement nor the performance of the Buyer Obligations hereunder requires any approval of the stockholders of the Buyer. Neither the approval of this Agreement nor the performance of the Parent’s obligations hereunder requires any approval of the stockholders of the Parent. Each of the Buyer and the Parent has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company and the Seller, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except that such enforceability may be (i) limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws of general application relating to or affecting creditors’ rights generally and (ii) subject to general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.
6.03    No Conflicts; Consents.
(a)    The execution and delivery by each of the Buyer and the Parent of this Agreement does not, and the performance of its obligations hereunder will not, conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of either the Buyer or any of the Buyer’s Subsidiaries or the Parent or any of the Parent’s Subsidiaries under, any provision of (i) the charter or organizational documents of either the Buyer or any of the Buyer’s Subsidiaries or the Parent or any of the Parent’s Subsidiaries, (ii) any Contract to which either the Buyer or any of the Buyer’s Subsidiaries or the Parent or any of the Parent’s Subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 6.03(b), any Order or Law applicable to either the Buyer or any of the Buyer’s Subsidiaries or the Parent or any of the Parent’s Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not reasonably be likely to have a Buyer Material Adverse Effect.
(b)    No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Parent, the Buyer or any of their respective Subsidiaries in connection with the execution, delivery and performance of this Agreement or the performance of their respective obligations hereunder, other than (i) to the extent required by applicable Law, including any filings required under the Antitrust Laws, (ii) such filings as may be described in Section 8.09, and (iii) such other items that would not reasonably be likely to, individually or in the aggregate, have a Buyer Material Adverse Effect.
6.04    Government Contracts.
(a)    To the Knowledge of the Buyer, no Governmental Entity would reject or materially delay any request or application for any required consent or other consent to the consummation of the Transactions with respect to any Government Contract with the Buyer or its Affiliates or Subsidiaries.
(b)    To the Knowledge of the Buyer, no Governmental Entity or any prime contractor or subcontractor thereof or other Person has notified the Buyer or any of its Affiliates or Subsidiaries in writing that the Buyer or any of its Affiliates or Subsidiaries has breached or violated in any material respect any Law pertaining to any Government Contract of the Buyer or any of its Affiliates or Subsidiaries, and (i) to the Knowledge of the Buyer, neither the Buyer, nor any Affiliate of the Buyer is, or since January 1, 2017, has been, under any material administrative, civil or criminal investigation or indictment by any Governmental Entity as it relates to any Government Contract of the Buyer or its Affiliates; (ii) neither the Buyer nor any of its Affiliates has received written notice that there is a pending investigation of the Buyer or any of its Affiliates, nor since January 1, 2017, has there been any investigation of the Buyer or any of its Affiliates, resulting in any material adverse finding with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract; and (iii) to the Knowledge of the Buyer, since January 1, 2017, neither the Buyer nor any of its Affiliates have made any material disclosure to any Governmental Entity with respect to any Government Contract.
(c)    Neither the Buyer, nor any of its Affiliates, nor to the Knowledge of the Buyer, any Principal of the Buyer or any of its Affiliates is, or since January 1, 2017, has been, suspended or debarred from doing business with any Governmental Entity or otherwise declared ineligible from receiving or performing a Government Contract. Neither the Buyer, nor any of its Affiliates, nor to the Knowledge of the Buyer, any director, officer, employee, consultant, or agent of the Buyer or any of its Affiliates is, or since January 1, 2017, has been, the subject of a finding of noncompliance, non-responsibility or ineligibility for contracting with any Governmental Entity.
(d)    The Buyer is: (i) a “U.S. Person” as defined under Appendix C of the NISPOM; (ii) not under foreign, ownership, control, or influence (“FOCI”) as defined under Section 2-3000 of the NISPOM; (iii) not a “foreign person” as defined by 31 C.F.R. § 800.216, and (iv) not under the “control,” as defined by 31 C.F.R. § 800.204, of a “foreign person” as defined by 31 C.F.R. § 800.216.
(e)    Export Controls. Each of the Buyer, its Affiliates, and to the Knowledge of the Buyer, any Principal of the Buyer or any of its Affiliates, have been and are in compliance in all material respects with all applicable U.S. export, re-export, transfer and anti-boycott laws and regulations, including the Export Administration Regulations, the International Traffic in Arms Regulations, and the U.S. economic sanctions laws and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control.
6.05    Brokers. Neither the Parent, the Buyer, nor any of their respective officers, directors or employees, has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Transactions.
6.06    Absence of Litigation. There is no claim, suit, action or proceeding pending or, to the Knowledge of the Buyer, threatened against the Parent, the Buyer or any of their respective Subsidiaries that, individually or in the aggregate, would reasonably be likely to have a Buyer Material Adverse Effect. There is no Order outstanding against the Parent, the Buyer or any of their respective Subsidiaries or any of their respective assets that, individually or in the aggregate, would reasonably be likely to have a Buyer Material Adverse Effect. Neither the Buyer nor the Parent has received any written notification of, and to the Knowledge of the Buyer there is no, investigation by any Governmental Entity involving the Parent, the Buyer or any of their respective Subsidiaries or any of their respective assets that, individually or in the aggregate, would reasonably be likely to have a Buyer Material Adverse Effect.
6.07    Solvency. Assuming the accuracy of the representations and warranties in Article IV and Article V, the Buyer is not, nor will the Buyer after giving effect to the Transactions (including the Stock Purchase) be, insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liabilities on its existing debts as they mature). The Buyer has not, nor will the Buyer after giving effect to the Transactions (including the Stock Purchase) have, (a) unreasonably small capital with which to engage in its business or (b) incurred debts beyond its ability to pay as they become due.
6.08    Financing.
(a)    The Parent and the Buyer have, on the date hereof, sufficient funds (or commitments for all such funds, cash on hand and/or cash available from other funding sources), and at the Closing will have sufficient funds, required in order to consummate the Transactions, on the terms hereof and pay the related fees and expenses. Concurrently with the Parties’ execution and delivery hereof, the Parent delivered to the Seller a true, complete and correct copy of (x) the executed commitment letter, together with all attachments thereto, from the Financing Sources party thereto, dated as of the date hereof (the “Commitment Letter”), pursuant to which the Financing Sources party thereto have committed, subject to the terms and conditions set forth therein, to provide debt financing (the “Financing”) to the Buyer in the amounts described therein for the purposes of funding the transactions contemplated hereby and the related fees and expenses and (y) any fee letters, redacted to remove fee amounts and other economic terms, related thereto (collectively, the “Fee Letter” and together with the Commitment Letter, the “Commitment Papers”). As of the date hereof, the Commitment Papers are in full force and effect and have not been withdrawn or terminated or otherwise amended, supplemented or modified in any respect.
(b)    The Commitment Papers, in the form so delivered, are a legal, valid and binding obligation of the Parent, the Buyer and, to the Parent’s Knowledge, the other parties thereto, enforceable in accordance with their terms except that such enforceability may be (i) limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws of general application relating to or affecting creditors’ rights generally and (ii) subject to general equitable principles (whether considered in a proceeding in equity or at law). Other than the Commitment Papers, there is no agreement, side letter or arrangement relating to the Financing that could affect the conditionality of the Financing, and the Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to the Parent on the terms therein. Other than as expressly set forth in the Commitment Papers, there are no other agreements, side letters or arrangements relating to the Financing that could affect the amount or availability of the Financing on the Closing Date. The Commitment Papers are not subject to any contingency or condition of any kind whatsoever, including any subsequent approval process, related to the funding of the full amount of the Financing contemplated by the Commitment Papers (including any “flex” provisions or similar provisions) other than as set forth in the executed copies thereof attached hereto and in the related fee letters provided in connection therewith. As of the date hereof, assuming that the representations and warranties in Article IV and Article V are true and correct in all material respects, no event has occurred which, with or without notice, lapse of time or both, would (i) constitute a default or breach of the Parent or the Buyer, or, to the Parent’s Knowledge, of any other party thereto, under any term or condition of the Commitment Papers; (ii) make any of the assumptions or any of the statements set forth in the Commitment Papers inaccurate in any material respect; (iii) result in any of the conditions to the funding of the Financing on the Closing Date in the Commitment Letter not being satisfied; or (iv) otherwise result in or would reasonably be expected to result in any portion of the Financing not being available to the Buyer on the Closing Date. As of the date hereof, no party to the Commitment Papers has notified the Parent or the Buyer of its intention to terminate the Commitment Papers or not to provide the Financing. Assuming satisfaction of the conditions in Section 9.01 and Section 9.02, as of the date hereof, neither the Parent nor the Buyer has reason to believe that it will be unable to satisfy, on a timely basis, any term or condition to Closing to be satisfied by it with respect to the Commitment Letter or that the full amount of the Financing will not be available as of the Closing. As of the date hereof, the Parent or the Buyer has fully paid any and all commitment fees or other fees required by the Commitment Letter (or any related fee letter or engagement letter) to be paid on or before the date hereof. Neither the Commitment Letter nor any related fee letter or engagement letter contains any commitment fee or other fee payable by the Seller, the Company or any of their respective Affiliates prior to the Closing.
(c)    The aggregate proceeds from the Financing constitute all of the financing required to be provided by the Parent and the Buyer for the consummation of the Transactions on the Closing Date, and are sufficient, together with cash on hand or available from other funding sources, for the satisfaction of all of the Parent’s and the Buyer’s obligations under this Agreement, including the consummation of the Transactions on the Closing Date and payment of the related fees and expenses.
6.09    Buyer’s Acknowledgment. Each of the Buyer and the Parent acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and the Company Subsidiaries, and in making its determination to proceed with the transactions contemplated by this Agreement, each of the Buyer and the Parent has relied solely on the results of its own independent investigation and verification and the representations and warranties of the Company and the Company Subsidiaries expressly set forth in Article IV as qualified by the Company Disclosure Letter and the representations and warranties of the Seller expressly set forth in Article V as qualified by the Seller Disclosure Letter. Each of the Buyer and the Parent further acknowledges and agrees that it will not at any time assert any claim against the Seller, the Company, the Trustee or any of their respective present and former Affiliates or Representatives or attempt to hold any of such Persons liable, for any inaccuracies, misstatements or omissions with respect to the information furnished by such Persons concerning the Seller, the Company, any Company Subsidiary, the Company’s business or the transactions set forth herein. Each of the Buyer and the Parent acknowledges that, except as expressly set forth in this Agreement, the Company Disclosure Letter and the Seller Disclosure Letter, neither the Company, the Seller, the Trustee, nor any of their Representatives makes or will be deemed to have made hereunder, and neither the Buyer nor the Parent has or will be deemed to have relied on: (a) any representations or warranties, express or implied, regarding the Seller, the Company or any Company Subsidiary, (b) any representations or warranties, express or implied, at Law or in equity, of any kind or nature whatsoever concerning or as to the accuracy or completeness of any projections, budgets, forecasts or other forward-looking financial information concerning the future revenue, income, profit or other financial results of the Company or any Company Subsidiary, or (c) hereunder any representation or warranty concerning any law or regulation affecting the Government Contracts or Government Bids of the Company or any Company Subsidiary that may be promulgated or become effective after the Closing, or concerning the continuation after the Closing of any of the Government Contracts, Government Bids and/or task orders of the Company or any Company Subsidiary. Each of the Buyer and the Parent acknowledges that there are uncertainties inherent in attempting to make any such projections, budgets, forecasts or other forward-looking financial information and actual results of operations may differ materially from any such projections, budgets, forecasts or other forward-looking financial information. Each of the Buyer and the Parent acknowledges that the Purchase Price has been negotiated based upon the Buyer’s express agreement that should the Closing occur, the Buyer will acquire the Company and its businesses, properties, assets and liabilities in an “as is” condition and on a “where is” basis, without any representation or warranty of any kind, express or implied, except such representations and warranties expressly set forth in Article IV and Article V. Further, without limiting any representation, warranty or covenant of the Seller or the Company expressly set forth in Articles IV and V, each of the Buyer and the Parent acknowledges that it has waived and hereby waives as a condition to Closing any further due diligence reviews, inspections or examinations with respect to the Company and the transactions set forth herein, including with respect to engineering, environmental, title, survey, financial, operational, regulatory and legal compliance matters.
Article VII

COVENANTS RELATING TO CONDUCT OF BUSINESS
7.01    Conduct of Business. Except as otherwise expressly contemplated by this Agreement or required by Law, from the date of this Agreement until the Closing, the Company shall, and shall cause each Company Subsidiary to, conduct their respective businesses in the ordinary course of business consistent with past practice. In addition, and without limiting the generality of the foregoing, except as set forth on Schedule 7.01 of the Company Disclosure Letter, as expressly contemplated by this Agreement or as required by Law, from the date of this Agreement until the Closing, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):
(a)    (i) declare, set aside or pay any dividends or make any other distributions on or in respect of, any of its capital stock, other than dividends and distributions (A) in the ordinary course consistent with past practice, (B) by a direct or indirect wholly owned Company Subsidiary to its parent, (C) distributions to or from, and in accordance with, the ESOP or (D) the distribution immediately prior to the Closing of Company Cash, net of any unpaid Company Transaction Expenses and the Payoff Amount, to the Seller, (ii) split, combine, subdivide, adjust or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except the acquisition or withholding by the Company of shares of the Company Common Stock in accordance with the ESOP and except for the settlement of any Company SARs in accordance with their terms as in effect on the date of this Agreement);
(b)    issue, deliver, sell, pledge or grant (i) any shares of capital stock of the Company or capital stock or equity interests of any Company Subsidiary, (ii) any other voting securities, (iii) any securities convertible into or exchangeable for, or any options, warrants, calls or rights to acquire, any such shares, voting securities or convertible or exchangeable securities or (iv) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than (A) the issuance of Company Common Stock in accordance with the ESOP, (B) the issuance of Company Common Stock as required pursuant to any Company Benefit Plan or other written agreement as in effect on the date of this Agreement, and (C) the issuance of stock appreciation rights under the Company Benefit Plans in connection with any action that would be permitted under clause (e) below;
(c)    amend or modify the Company Charter, the Company Bylaws or other comparable charter or organizational documents of any Company Subsidiary;
(d)    acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except in the ordinary course of business consistent with past practice;
(e)    (i) grant to any current or former employee, officer, director or individual service provider of the Company or any Company Subsidiary any incentive compensation or increase in compensation, severance or termination pay, (ii) grant or provide any change in control, retention or other similar entitlements to any current or former employee, officer or director of the Company or any Company Subsidiary (including any obligation to gross-up, indemnify or otherwise reimburse any such individual for any Tax incurred by any such individual, including under Section 409A or 4999 of the Code), (iii) enter into any severance or termination agreement with any current or former employee, officer or director of the Company or any Company Subsidiary, (iv) establish, adopt, enter into, amend or terminate any Company Benefit Plan (or any plan, agreement, program, policy or other arrangement that would be a Company Benefit Plan if it were in existence as of the date hereof), other than in connection with routine, immaterial or ministerial amendments to health and welfare plans that do not materially increase benefits or result in a material increase in costs to the Buyer, the Company or any Company Subsidiary, (v) take any action to accelerate the vesting or payment of, or take any action to fund, any benefit or payment provided to any current or former employee, officer, director or individual service provider of the Company or any Company Subsidiary, (vi) hire, promote or engage, or make an offer to hire, promote or engage, any employee, officer, director or individual service provider, other than in the ordinary course of business consistent with past practice with respect to employees whose annual base pay is less than $200,000, (vii) terminate (other than for cause) the employment of any current officer or employee, other than in the ordinary course of business consistent with past practice with respect to employees whose annual base pay is less than $200,000, except in the case of the foregoing clauses (i) through (vii) (A) in the ordinary course of business consistent with past practice, (B) as required pursuant to the terms of any Company Benefit Plan or other agreement as in effect on the date of this Agreement or (C) as otherwise expressly permitted by this Agreement or required by applicable Law;
(f)    Implement any employee layoffs or plant closures that would require notice under the WARN Act;
(g)    make any change in accounting methods, principles or practices used in preparation of the Financial Statements, except insofar as may have been required by a change in GAAP or applicable Law;
(h)    sell, lease (as lessor), sell and lease back, or otherwise dispose of any properties or assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except sales or dispositions of assets in the ordinary course of business consistent with past practice and except for Permitted Liens;
(i)    (i) incur, assume or modify any indebtedness for borrowed money or guarantee or otherwise become responsible or liable for any such indebtedness of another Person, except for (A) drawdowns and repayments of advances of credit incurred under the Company’s existing credit facilities, (B) short-term borrowings incurred in the ordinary course of business, (C) indebtedness solely involving the Company or any of the Company Subsidiaries, and (D) timely distributions to participants required by the terms of the ESOP, (ii) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (iii) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) to any Company Joint Venture, (B) to any direct or indirect wholly owned Company Subsidiary and (C) advances to employees in respect of travel or other related ordinary expenses and advancement of expense to officers and directors in accordance with the Company Bylaws and any indemnification agreements to which the Company is a party, in the ordinary course of business consistent with past practice;
(j)    make or change any material Tax election, settle or compromise any material Tax liability, fail to file any material Tax Return when due or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;
(k)    (i) pay, discharge, settle, satisfy, waive, release, assign or compromise any action, litigation, claim or arbitration existing on or commenced after the date hereof, in each case for an amount in excess of $250,000 individually or $500,000 in the aggregate or (ii) cancel any indebtedness (individually or in the aggregate) or waive any claims or rights of material value;
(l)    (i) dissolve, wind-up or liquidate the Company or any Company Subsidiary or (ii) authorize, solicit, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with any other Person with respect to, any plan of liquidation or dissolution;
(m)    terminate, suspend or materially limit, or engage in conduct intentionally resulting in the termination, suspension or material limitation, of any Permit;
(n)    grant or acquire, or agree to grant or acquire from any Person, or dispose of or permit to lapse any rights to, any material Intellectual Property, or disclose or agree to disclose to any Person, other than to Buyer, any material trade secret;
(o)    make or authorize any capital expenditures that are in excess of $100,000 individually, unless such capital expenditure is included in the capital budget set forth on Schedule 7.01(o) of the Company Disclosure Letter (the “Capital Budget”);
(p)    (i) accelerate collection of any account receivable in advance of or beyond its due date, (ii) delay payment of any account beyond its due date or (iii) delay any capital expenditure beyond the time it is currently contemplated under the Capital Budget, other than due to factors beyond the control of the Company or any Company Subsidiary such as weather-related delays or breach of any contract by a party thereto other than the Company or any Company Subsidiary;
(q)    other than in the ordinary course of business, (i) amend or modify (including by entrance into a new Specified Contract with such party or otherwise) any Specified Contracts in a manner that is adverse in a material respect to the Company and the Company Subsidiaries, (ii) terminate or cancel any Specified Contract other than expirations of any such Contracts in the ordinary course of business in accordance with the terms of such Contract, (iii) enter into any agreement that, if existing on the date of this Agreement, would be a Specified Contract or (iv) release, assign or otherwise change any material rights under or waive any material rights under or discharge any other party or any material obligation under any Specified Contract (or any agreement that, if existing on the date of this Agreement, would be a Specified Contract); or
(r)    agree, authorize, announce or commit to take any of the foregoing actions.
7.02    Control of the Operations. Notwithstanding anything to the contrary set forth in this Agreement, (a) none of the Buyer or any of its Affiliates shall have, directly or indirectly, the right to control or direct the operations of the Company or any of the Company Subsidiaries prior to the Closing Date, (b) prior to the Closing Date, the Company and the Company Subsidiaries shall have the right to exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations and (c) no consent of the Buyer shall be required with respect to any matter set forth in Section 7.01 or elsewhere in this Agreement to the extent the requirement of such consent would, upon the advice of the Company’s counsel, violate any Law.
7.03    No Solicitation. Each of the Company and the Seller shall not, and shall not authorize or cause any of their respective Representatives to take any action to (a) directly or indirectly encourage, solicit, initiate, facilitate, accept, engage in or enter into any Acquisition Proposal, (b) enter into any agreement with respect to any Acquisition Proposal or (c) directly or indirectly participate in any discussions or negotiations regarding, furnish to any Person any information with respect to, or take any other action to facilitate the making of, an Acquisition Proposal. The Company and the Seller shall immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person conducted heretofore with respect to any Acquisition Proposal and eliminate access to the virtual data room code-named “Project Pinnacle” maintained by the Company to all Persons other than the Buyer and its Representatives and the Company’s Representatives. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement in accordance with its terms, if the Company, the Seller or their respective Affiliates or their respective Representatives receive any proposal or offer from any third party with respect to an Acquisition Proposal, the Company shall (1) notify the Buyer of the receipt thereof (including the identity of the Persons making such inquiry, proposal or offer and the terms and conditions thereof) as promptly as reasonably practicable and (2) inform such third party, to the extent permitted under the Confidentiality Agreement, that the Company is bound by this Agreement, including this Section 7.03, and may not discuss such matters. The Company also agrees that it will promptly, but in no event later than five (5) days after the date of this Agreement, request each Person (other than the Buyer) that has, prior to the date hereof, executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to promptly return or destroy all confidential information furnished to such Person by or on behalf of it or any of its subsidiaries prior to the date hereof. Any violation of this Section 7.03 by any representative or advisor of the Company, the Seller or their respective Subsidiaries shall be deemed to be a breach of this Section 7.03 by the Company or the Seller.
Article VIII

ADDITIONAL AGREEMENTS
8.01    Access to Information; Confidentiality. Upon reasonable prior notice, the Company shall, and shall cause each of the Company Subsidiaries to, afford to the Buyer and to its Representatives reasonable access during normal business hours during the period prior to the Closing to all of their properties, officers, books and records, and during such period, the Company shall, and shall cause each of the Company Subsidiaries to, furnish promptly to the Buyer all financial, operating and other data and information concerning its business, properties and personnel as may be required for the Buyer to perform its obligations under this Agreement; provided, however, that any such access shall not interfere unreasonably with the business or operations of the Company or the Company Subsidiaries or otherwise result in any unreasonable interference with the prompt and timely discharge by such officers of their normal duties. Notwithstanding the foregoing, neither the Company nor any Company Subsidiary shall be required to provide any such access or information that in the reasonable, good-faith judgment of the Company would (a) be reasonably likely to result in the disclosure of any trade secrets of third parties or the violation of any Law or any material Contract to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound; provided that the Company shall, upon Buyer’s request, use commercially reasonable efforts to obtain the required consent of such third party to provide such access or disclosure to the extent permissible under applicable Law, or (b) reasonably be expected to jeopardize or undermine protections afforded the Company or any Company Subsidiary under any legal privilege (including attorney-client privilege); provided that if any such access or information is limited for the reasons described in the foregoing clause (a), the Buyer and the Company shall use their respective reasonable best efforts to establish a process that (through use of steps such as, without limitation, redactions, provision of information to counsel to review and summarize for the Buyer or use of a “clean room” environment for analysis and review of information by appropriate recipients in coordination with counsel and the Company) shall provide the Buyer with timely access to the fullest extent possible to the substance of the information described in this Section 8.01. All information exchanged pursuant to this Section 8.01 shall be subject to the non-disclosure agreement, dated as of September 5, 2019, between the Company and the Buyer (as amended, the “Confidentiality Agreement”). The Confidentiality Agreement shall survive any termination of this Agreement for a period of twenty-four (24) months following the date of such termination (and, notwithstanding anything contained in this Agreement or the Confidentiality Agreement to the contrary, the Confidentiality Agreement term shall be automatically amended to be extended until the end of such twenty-four (24) month period).
8.02    Restrictions on Transfers. The Seller hereby agrees not to transfer, assign, pledge or encumber, directly or indirectly, by operation of Law or otherwise, any of the Shares (other than the sale of such Shares pursuant to this Agreement or as required under the ESOP to satisfy distributions under the ESOP) during the period from the date hereof through and including the earlier of (i) the Closing and (ii) the date of termination of this Agreement in accordance with its terms. Any such attempted transfer, assignment, pledge or encumbrance during such period will not be effective, and the Seller shall cause the Company not to record such transfer, assignment, pledge or encumbrance in the stock transfer records of the Company.
8.03    Efforts; Notifications.
(a)    Each of the Buyer, the Company and the Seller shall use its reasonable best efforts take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary to fulfill all conditions applicable to such Party pursuant to this Agreement and to consummate and make effective as promptly as reasonably practicable, the Stock Purchase and the other Transactions contemplated hereby, including (i) obtaining all necessary actions or non-actions or Consents that are necessary, proper, or advisable from Governmental Entities; (ii) making all necessary registrations, filings and notifications and taking all reasonable steps as may be necessary to obtain an approval, clearance, non-action letter, waiver or exemption from any Governmental Entity (including, if required, under the Antitrust Laws) as promptly as reasonably practicable; provided that the Parties shall make any filings required under the HSR Act within ten (10) Business Days after the date hereof; (iii) resolving any questions or objections, if any, as may be asserted by any Governmental Entity with respect to the Transactions, including under the Antitrust Laws; (iv) complying as soon as reasonably practicable with any formal or informal request from any Governmental Entity for information, documents or other materials, pursuant to the HSR Act or any other Antitrust Laws, and taking all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable; (iv) obtaining all necessary consents, qualifications, approvals, waivers or exemptions from non-governmental third parties; and (v) executing and delivering any additional documents or instruments necessary to consummate the Transactions. The Company, each Company Subsidiary, and the Buyer shall notify the DCSA prior to the Closing of the contemplated transactions in accordance with the NISPOM.
(b)    The Buyer, the Company and the Seller shall cooperate and consult with each other in connection with obtaining any Consents, confirmations, actions, or non-actions from any Governmental Entity necessary to consummate and make effective as promptly as reasonably practicable, the Stock Purchase and the other Transactions contemplated hereby, including, unless prohibited by Law, (i) furnishing to the other Parties such information and assistance as reasonably requested in good faith in connection with the preparation and submission of any filing or submission that is necessary or advisable under any Law, including the Antitrust Laws; (ii) promptly informing the other Party of any communication from any Governmental Entity; (iii) consulting and cooperating with, and considering in good faith the views of, one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under the HSR Act or the Antitrust Laws of any other Governmental Entity; (iv) promptly providing each other with copies of all written communications to or from any Governmental Entity; (v) using good faith efforts to give each other reasonable advance notice of all meetings with any Governmental Entity; and (vi) not participating independently in any meeting with a Governmental Entity without providing reasonable advance notice to the other Party and an opportunity to attend and participate in such meeting. Without limiting the foregoing, any Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Parties under this Section 8.03 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient, unless express written permission is obtained in advance from the source of such materials. In addition, except as may be prohibited by any Governmental Entity or by any Law, each Party will permit the authorized Representatives of the other Parties to be present at each meeting or telephone conference with Representatives of any Governmental Entity relating to any such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such request, inquiry, investigation, action or proceeding. Notwithstanding anything in this Agreement to the contrary, the Buyer shall have the right to direct, control and determine the strategy for obtaining any consent of a Governmental Entity contemplated by this Section 8.03 and all communications with Governmental Entities related to the Parties obtaining any Consent of a Governmental Entity contemplated by this Section 8.03.
(c)    Without limiting the foregoing, the Buyer shall take any and all actions necessary to ensure that no Governmental Entity enters any Order, or establishes any Law, or takes any other action restraining, enjoining or prohibiting the consummation of the Stock Purchase or the other Transactions. For the avoidance of doubt, in the event that any action is threatened or instituted challenging the Stock Purchase as violative of any Law, the Buyer shall take all actions necessary to avoid or resolve such action. In the event that any permanent or preliminary injunction or other Order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the Transactions in accordance with the terms of this Agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the Transactions, the Buyer shall take promptly any and all steps necessary to vacate, modify or suspend such Order so as to permit such consummation prior to the Outside Date. Such actions shall include, without limitation, (i) the proposal, negotiation and acceptance by the Buyer prior to the Outside Date of (A) any and all divestitures of the businesses or assets of it or its Subsidiaries or its Affiliates or of the Company or any of the Company Subsidiaries, (B) any agreement to hold separate any assets of the Buyer or its Subsidiaries or its Affiliates or of the Company or any of the Company Subsidiaries, (C) any agreement to license any portion of the business of the Buyer or its Subsidiaries or its Affiliates or of the Company or any of the Company Subsidiaries, (D) any limitation to or modification of any of the businesses, relationships, services or operations of the Buyer or its Subsidiaries or its Affiliates or, following the Closing, of the Company or any of the Company Subsidiaries, and (E) any other action (including any action that limits the freedom of action, ownership or control with respect to, or ability to retain or hold, any of the businesses, assets, product lines, properties or services of the Buyer or its Subsidiaries or its Affiliates or of the Company or any of the Company Subsidiaries), in each case as may be required by any applicable Governmental Entity in order to obtain approval for the Transactions (the foregoing clause (i) collectively, “Regulatory Concessions”); (ii) defending through litigation on the merits any claim asserted in court by any Party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing from occurring prior to the Outside Date; and (iii) defending on the merits any action, suit, dispute, litigation, proceeding, hearing, arbitration or claim by or before any Governmental Entity, whether judicial or administrative, whether brought by private parties or Governmental Entities or officials. Notwithstanding anything to the contrary set forth herein, the Buyer shall not be required (A) to commence or defend any action, proceeding, suit or other litigation (other than as contemplated by clause (ii) of this Section 8.03(c)) against any Governmental Entity in connection with the Transactions or (B) to take or cause to be taken, do or cause to be done or effect any Regulatory Concession that, individually or in the aggregate with all other Regulatory Concessions, would or would reasonably be expected to result in a material adverse effect on the business, assets, Liabilities, financial condition or results of operations of (x) the Parent and its Subsidiaries, taken as a whole or (y) the Company and the Company Subsidiaries, taken as a whole; provided, however, that in determining whether any Regulatory Concession, individually or in the aggregate with all other Regulatory Concessions, would or would reasonably be expected to result in such a material adverse effect under either of the foregoing clauses (x) or (y), any adverse impact on the synergies reasonably expected to be realized from the Transactions shall (without duplication) be taken into account.
(d)    The Buyer agrees not to extend any waiting period under the HSR Act or any other applicable Antitrust Laws or enter into any agreement with any Governmental Entity to delay, or otherwise not to consummate as soon as practicable, any of the Transactions, except with the prior written consent of the Company, which consent may be withheld in the sole discretion of the Company.
(e)    Each of the Company and the Seller, on the one hand, and the Buyer, on the other hand, shall, to the extent permitted by applicable Law and any relevant Governmental Entity and subject to all privileges (including the attorney-client privilege), promptly (and in any event within two (2) Business Days) notify the other Parties in writing of:
(i)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; and
(ii)    any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of the Company Subsidiaries or the Buyer or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any of the representations and warranties contained herein, or that relate to the consummation of the Transactions.
8.04    ESOP. The Company will, and the Seller will cause the Company to, take all action required under the terms of the ESOP and applicable Law (a) to effect the Transactions, effective as of the Closing, and (b) terminate the ESOP, effective as of the first Business Day following the Closing. In connection with the termination of the ESOP, the Company will amend the ESOP, and will provide the Buyer an opportunity to comment on the proposed amendments at least thirty (30) days prior to execution thereof, to effect the amendments set forth on Schedule 8.04 of the Company Disclosure Letter. As promptly as administratively practicable following the termination of the ESOP, the Seller and the Company will file an application requesting from the Internal Revenue Service a favorable determination letter with respect to the Tax qualification of the ESOP upon its termination and following the receipt of the favorable determination letter with respect to the Tax qualification of the ESOP, the Trustee shall cause the remaining amounts of the ESOP participants’ accrued benefits under the ESOP to be distributed to the ESOP participants who consent to such distribution as soon as administratively feasible, and the accrued benefits of any ESOP participants who do not consent to such distribution shall be transferred to an applicable Tax-qualified defined contribution plan of the Buyer. Notwithstanding the forgoing, the portion of each participant's ESOP account that is attributable to amounts transferred from the Company 401(k) Plan shall not be subject to distribution or in-service withdrawal as provided herein upon the termination of the ESOP, but shall instead remain subject to the distributions rules applicable to the Company 401(k) Plan and shall be transferred to the Company 401(k) Plan, or another applicable Tax-qualified defined contribution plan of the Buyer, as soon as practicable after the ESOP is terminated.  For all periods after the Closing Date, all costs and expenses, including reasonable fees and expenses of the Trustee, associated with administration of the ESOP or the profit sharing plan into which the ESOP is reclassified to the extent required to comply with ERISA, shall be paid from the Post-Closing Expense Fund. Any costs, expenses and fees of the Trustee in excess of the Post-Closing Expense Fund shall be paid by the Buyer. Prior to Closing, the Company will make any required contributions to the ESOP in amounts approved by the Company’s board of directors; provided that such contributions are deductible under Section 404 of the Code. Except to the extent required to comply with ERISA, the Code or other applicable Law, and the terms of this Agreement, following the Closing, the Buyer will not, and will require the Company not to, make any amendments to the ESOP or the profit-sharing plan into which the ESOP is reclassified or otherwise change plan policies or procedures with respect to allocation, vesting or forfeitures that are detrimental to the ESOP participants.
8.05    Employee Matters.
(a)    Immediately following the Closing, the Buyer shall, and shall cause its Subsidiaries to, provide to those individuals who are employed by the Company or the Company Subsidiaries immediately prior to the Closing (the “Company Employees”) (i) for a period of at least one (1) year following the Closing, (A) base compensation that is no less favorable to each Company Employee, than the base compensation provided to such Company Employee by the Company immediately prior to the Closing and (B) incentive compensation opportunities (exclusive of any equity-based compensation, including, without limitation, participation in the ESOP) that are no less favorable in the aggregate than the discretionary bonus payments received by Company Employees under the Company’s discretionary incentive compensation programs and arrangements in respect of the completed fiscal year immediately preceding the Closing; and (ii) for a period ending on December 31, 2020, retirement, welfare and other employee benefits that are substantially comparable in the aggregate to those provided by the Company to such Company Employees in the aggregate as of immediately prior to the Closing (excluding for all purposes of this Section 8.05(a) ESOP participation), provided that, in the event that any Company Employee voluntarily applies for and is selected for a position with Parent or one of its Subsidiaries (other than the Company or any Company Subsidiary) (each, a “New Employing Entity”) during the period ending on December 31, 2020, then such Company Employee shall instead be entitled to receive retirement, welfare and other employee benefits that are substantially comparable in the aggregate to those provided to similarly situated employees of the New Employing Entity. Notwithstanding anything herein to the contrary, the Buyer agrees to pay, or cause to be paid, to Company Employees annual cash incentive bonuses in respect of the fiscal year in which the Closing occurs in the ordinary course of the Company’s business consistent with past practice, upon the same timetable, and in an aggregate amount of all such bonuses of no less than the Company’s budgeted target amount for such bonuses in respect of such fiscal year, as set forth on Schedule 8.05(a) of the Company Disclosure Letter. Such compensation and employee benefits may be provided through the Buyer’s continuation of one or more of the Company Benefit Plans, through the admission of the Company Employees to any one or more employee benefit policies, plans or programs maintained by the Buyer or its Affiliates from time to time (each, a “Buyer Plan”), or through a combination of the foregoing alternatives, as determined in the Buyer’s sole and absolute discretion. Without limiting the foregoing, the Buyer agrees not to engage in any acts following the Closing that violate the federal Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”) and may result in any potential liability thereunder.
(b)    Without limiting Section 8.05(a), for a period of at least one (1) year following the Closing, the Buyer shall, and shall cause its Subsidiaries to, provide severance payments and benefits to each Company Employee whose employment is terminated by the Buyer or its Subsidiaries other than for cause (as determined based on the Company’s policies or practices as of the date hereof), which severance payments and benefits shall be no less favorable than the severance payments and benefits that such Company Employee would have been entitled to receive under the Company’s severance policies as in effect immediately prior to the Closing and consistent with past practice; provided that the Buyer may condition such payments and benefits upon execution by the applicable Company Employee of a commercially standard release of claims in a form reasonably satisfactory to the Buyer.
(c)    If requested by the Buyer at least ten (10) days prior to the Closing, the Company shall take all actions necessary to terminate the Company’s Tax-qualified defined contribution retirement plan (the “Company 401(k) Plan”), or cause such plan to be terminated, effective as of no later than the day immediately preceding the Closing Date, and contingent upon the occurrence of the Closing, and provide that participants in the Company 401(k) Plan shall become fully vested in any unvested portion of their Company 401(k) Plan accounts as of the date such plan is terminated. If the Company 401(k) Plan is terminated, the Company shall provide the Buyer with evidence that the Company 401(k) Plan has been terminated (effective no later than the day immediately prior to the Closing Date and contingent on the Closing) pursuant to resolutions of the Company. The form and substance of such resolutions shall be subject to prior review by the Buyer. If the Company 401(k) Plan is terminated, the Buyer shall designate a Tax-qualified defined contribution retirement plan with a cash or deferred arrangement under Section 401(k) of the Code that is sponsored by the Buyer or one of its Subsidiaries, with terms consistent with plans at companies of comparable size in the industries in which the Buyer and its Subsidiaries operate (the “Buyer 401(k) Plan”) that will cover Company Employees effective as of the Closing Date.  In connection with the termination of the Company 401(k) Plan, the Buyer shall cause the Buyer 401(k) Plan to accept from the Company 401(k) Plan the “direct rollover” of the account balance (including the in-kind rollover of promissory notes evidencing all outstanding loans) of each Company Employee who participated in the Company 401(k) Plan as of the date such plan is terminated and who elects such direct rollover in accordance with the terms of the Company 401(k) Plan and the Code. The Company and the Buyer shall cooperate in good faith to take any and all commercially reasonable actions needed to permit each Company Employee with an outstanding loan balance under the Company 401(k) Plan as of the date such plan is terminated to continue to make scheduled loan payments to the Company 401(k) Plan after the Closing, pending the distribution and in-kind rollover of the promissory notes evidencing such loans from the Company 401(k) Plan to the Buyer 401(k) Plan, as provided in the preceding sentence, such as to prevent, to the extent reasonably possible, a deemed distribution or loan offset with respect to such outstanding loans.
(d)    The Buyer hereby acknowledges that the Stock Purchase will constitute a “Change in Control” (or concept of similar import) under the Company Benefit Plans.
(e)    From and after the Closing, the Buyer shall cause the Company and the Company Subsidiaries to honor their respective obligations under all employment, severance, change in control, bonus and other agreements and plans, including, without limitation, the Change in Control Severance Plan, and to assume any such agreements and plans that require or contemplate assumption by their terms by an acquirer or successor, but subject to any provisions thereof related to termination or amendment of such agreements and plans.
(f)    The Buyer shall, and shall cause its Subsidiaries to, give each Company Employee full credit for purposes of eligibility, vesting, benefit accrual and determination of the level of benefits under any Buyer Plan that such Company Employee may be eligible to participate in after the Closing for such Company Employee’s service with the Company or any Company Subsidiary to the same extent recognized by the Company or any Company Subsidiary immediately prior to the Closing; provided that the foregoing shall not apply (i) for benefit accrual purposes under any defined benefit pension plan, (ii) as would result in the duplication of benefits for the same period of service or (iii) for any newly established plan of the Buyer for which similarly situated employees of the Buyer do not receive past service credit.
(g)    The Buyer shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under any Buyer Plan that is a welfare benefit plan that such Company Employees may be eligible to participate in after the Closing, other than limitations or waiting periods that are already in effect with respect to such Company Employees and that have not been satisfied as of the Closing under any welfare plan maintained for the Company Employees immediately prior to the Closing, and (ii) provide each Company Employee with credit for any co-payments and deductibles paid in the plan year in which the Closing occurs in satisfying any applicable deductible or out-of-pocket requirements under any Buyer Plan that is a welfare benefit plan in which employees are eligible to participate after the Closing.
(h)    The Company shall provide the Buyer with a copy of any broad-based communication or written communications (including website postings) pertaining to employment, compensation or benefit matters that are or may be affected by the transactions contemplated by this Agreement no later than five (5) Business Days prior to the intended date any such communication is delivered or made available by the Company for the Buyer’s review and reasonable input thereon.
(i)    Except as otherwise set forth in Section 12.06, this Section 8.05 shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Section 8.05. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by the Buyer, the Company or any Company Subsidiary or any of their respective Affiliates, (ii) alter or limit the ability of the Buyer or any of its Subsidiaries (including, after the Closing, the Company or any Company Subsidiary) to amend, modify or terminate any of the Company Benefit Plans or any other benefit or employment plan, program, agreement or arrangement after the Closing, or (iii) confer upon any current or former employee or other service provider of the Company or its Subsidiaries, any right to employment or continued employment or continued service with the Buyer or any of its Subsidiaries (including, following the Closing, the Company or any Company Subsidiary), or constitute or create an employment or agreement with, or modify the at-will status of any, employee or other service provider.
8.06    Indemnification.
(a)    The Buyer agrees that all rights to indemnification, exculpation and advancement of expenses from liabilities for acts or omissions occurring at or prior to the Closing (including any matters arising in connection with the Transactions) in favor of each Person who is now, or has been or becomes at any time prior to the Closing, an officer or director of the Company or any Company Subsidiary and also with respect to any such Person, in such Person’s capacity as a director, officer, member, manager, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension, the ESOP, the Trust (including, without limitation, the Trustee) or other Company Benefit Plan or enterprise serving at the request of or on behalf of the Company or any Company Subsidiary and together with such Person’s heirs, executors or administrators (each, a “D&O Indemnified Party”), including, in each case, in connection with the Transactions, as provided in the Company Charter, the Company Bylaws, and the respective comparable organizational documents of the Company Subsidiaries, and agreements or plan documents for the Company Benefit Plans, the ESOP or the Trust and any indemnification or other agreements of the Company (in each case, as in effect on the date of this Agreement) shall be assumed, complied with and honored by the Buyer, the Company and their respective Subsidiaries, without further action, upon the Closing, and shall survive the Stock Purchase and shall continue in full force and effect in accordance with their terms, and from and after the Closing the Buyer shall ensure that the Company and any Company Subsidiary complies with and honors the foregoing obligations. Except to the extent required by applicable Law, the Company Charter, the Company Bylaws, and the respective comparable organizational documents of the Company Subsidiaries shall contain provisions no less favorable with respect to indemnification, advancement of expenses, exculpation and limitations on liability of directors and officers than are set forth in the Company Charter, the Company Bylaws, and the respective comparable organizational documents of the Company Subsidiaries, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing were D&O Indemnified Parties.
(b)    The Buyer and the Company shall cause to be obtained and maintained for the benefit of the D&O Indemnified Parties, for a period of not less than six (6) years from the Closing (and until such later time as any proceedings commenced during such period shall be finally disposed of) the Company’s current directors’ and officers’ insurance, fiduciary liability, ERISA fiduciary liability and indemnification policies (provided that the Buyer may substitute therefor policies with reputable and financially sound carriers with the same or better credit rating as the Company’s current insurance carrier of at least the same benefits and level of coverage and amounts containing terms and conditions that are no less favorable to the D&O Indemnified Parties, so long as such substitution does not result in gaps or lapses in coverage) with respect to events existing or occurring at or prior to the Closing (the “D&O Insurance”) for all Persons who are currently covered by such D&O Insurance, so long as the annual premium therefor would not be in excess of 350% of the last annual premium paid prior to the date of this Agreement (such 350% amount, the “Maximum Premium”); provided that (i) if the annual premiums for such D&O Insurance exceed the Maximum Premium, the Buyer and the Company shall maintain policies of directors’ and officers’ and fiduciary liability insurance with the greatest coverage obtainable for an annual premium equal to the Maximum Premium, and (ii) the Buyer may satisfy its obligations under this Section 8.06(b) by causing the Company to obtain, on or prior to the Closing Date, prepaid (or “tail”) directors’ and officers’ liability and fiduciary liability insurance policies with reputable and financially sound carriers with the same or better credit rating as the Company’s current insurance carrier at the Buyer’s expense, the material terms of which, including benefits, level of coverage and amount, are no less favorable to such D&O Indemnified Parties than the insurance coverage otherwise required under this Section 8.06(b). Notwithstanding the foregoing, if the Company in its sole discretion elects, by giving written notice to the Buyer at least two (2) Business Days prior to the Closing, then, in lieu of the foregoing insurance, effective as of the Closing, the Company shall purchase a directors’ and officers’ liability and/or fiduciary liability insurance “tail” or “runoff” insurance program for a period of not less than six (6) years after the Closing and otherwise on substantially similar terms as required pursuant to this Section 8.06(b).
(c)    Without limiting any additional rights that any D&O Indemnified Party may have under any employment or indemnification agreement or under the Company Charter, the Company Bylaws, and the respective comparable organizational documents of the Company Subsidiaries, from and after the Closing, the Buyer, the Company and their respective Subsidiaries shall, jointly and severally (and the Buyer shall cause the Company and the Company Subsidiaries to), indemnify, defend and hold harmless, and provide advancement of expenses to, each D&O Indemnified Party, to the fullest extent authorized or permitted by applicable Law, against all Losses, Indemnification Expenses, claims, and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) as incurred (payable monthly upon written request) in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, in respect of actions or omissions existing or occurring at or prior to the Closing, in such D&O Indemnified Party’s capacity as such, including in respect of this Agreement, the Stock Purchase and the other Transactions, in each case, whether asserted or claimed prior to, at or after the Closing; provided, however, that the advancement of any Indemnification Expenses incurred by a D&O Indemnified Party in advance of the final disposition of any claim, action, suit, proceeding or investigation, shall be made only upon delivery to the Company or Company Subsidiary, as applicable, of an undertaking to repay such advance if it is ultimately determined that such Person is not entitled to indemnification. Notwithstanding anything to the contrary contained in this Agreement, neither the Buyer nor the Company shall (and the Buyer shall cause the Company not to) settle or compromise or consent to the entry of any judgment or otherwise terminate any claim, action, suit, proceeding or investigation of a covered Person for which indemnification may be sought under this Section 8.06(c) unless such settlement, compromise, consent or termination includes an unconditional release of such Person from all liability arising out of such claim, action, suit, proceeding or investigation. For purposes of this Section 8.06, “Indemnification Expenses” means reasonable and documented out-of-pocket attorneys’ fees and expenses and all other reasonable and documented out-of-pocket costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any claim, action, suit, proceeding or investigation for which indemnification is required to be provided pursuant to this Section 8.06, including any claim, action, suit, proceeding or investigation relating to a claim for indemnification or advancement brought by a D&O Indemnified Party.
(d)    Each of the D&O Indemnified Parties shall be third-party beneficiaries of this Section 8.06. This Section 8.06 is intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and legal Representatives and shall be binding on the Buyer, the Company and their respective successors and assigns. The rights provided for herein shall not be deemed exclusive of any other rights to which a D&O Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.
(e)    In the event that the Buyer or the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, or if the Buyer dissolves or dissolves the Company then, and in each such case, the Buyer shall cause the successors and assigns of the Buyer or the Company, as applicable, to assume all of the obligations of the Buyer or the Company, as applicable, set forth in this Section 8.06.
8.07    Fees and Expenses. Except as provided in this Section 8.07, Section 8.04, Section 8.10 and Section 10.03, all fees and expenses incurred in connection with this Agreement, the Stock Purchase and the other Transactions shall be paid by the Party incurring such fees or expenses, whether or not the Stock Purchase is consummated. Notwithstanding the foregoing or anything else in this Agreement to the contrary, (a) any filing fees assessed under the HSR Act or any other applicable Antitrust Law shall be paid by the Buyer and (b) the cost of the R&W Insurance Policy, including all R&W Insurance Expenses shall be borne by the Buyer.
8.08    Public Announcements. The Parties agree that the initial press release to be issued with respect to the Stock Purchase shall be in the form heretofore agreed upon by the Parties. The Buyer, on the one hand, and the Company and the Seller, on the other hand, shall consult with each other before issuing, and provide each other the opportunity, within a reasonable period of time, to review and comment upon, any press release or other public statements with respect to the Stock Purchase and the other Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or obligations pursuant to any listing agreement with any national securities exchange.
8.09    Tax Matters.
(a)    Post-Closing Tax Returns and Taxes.
(i)    Following the Closing, subject to such direction and control as the Trustee may provide or request in its sole discretion, the Company shall prepare and timely file (or cause to be prepared and timely filed) with the appropriate Governmental Entities all income Tax Returns for the Company and the Company Subsidiaries for all taxable periods ending on or before the Closing Date (each, a “Seller Return”). All such Seller Returns shall be prepared consistent with the past practice of the Company and the Company Subsidiaries and the covenants of Section 8.09(f) unless otherwise required by applicable Law. The Company shall deliver (or cause to be delivered) to the Trustee and the Buyer each Seller Return at least forty-five (45) days prior to the due date thereof (or, if required to be filed within forty-five (45) days after the Closing Date or the end of the relevant taxable period, as soon as reasonably practicable following the Closing Date or end of such taxable period), for the Trustee’s and the Buyer’s review and comments, which comments the Company shall consider in good faith and incorporate to the extent reasonable. If necessary to permit the proper filing of any Seller Return, the Buyer shall cause each Seller Return to be executed by an authorized Person on behalf of the Company or a Company Subsidiary, as applicable. No Seller Return shall be filed without the Trustee’s or the Buyer’s prior consent, which shall not be unreasonably withheld, conditioned or delayed.
(ii)    The Buyer shall prepare and timely file (or cause to be prepared and timely filed) with the appropriate Governmental Entities (i) all Tax Returns (other than Seller Returns) for taxable periods ending on or before the Closing Date and (ii) Tax Returns for taxable periods beginning on or before and ending after the Closing Date, in each case, required to be filed by the Company and the Company Subsidiaries after the Closing Date (each a “Buyer Return”). Any such Buyer Return shall be prepared (x) in a manner consistent with past practice (unless otherwise required by applicable Law) and (y) without a change of any election or any accounting method, in either case of (x) or (y), that would reasonably be expected to result in a material increase in Taxes for any Seller Return.
(iii)    To the maximum extent permitted under applicable law, the Parties agree to elect (and have the Company and Company Subsidiaries elect) to have the taxable year of the Company and the Company Subsidiaries end on the Closing Date. If such election is not permitted in a jurisdiction, such that any of the Company or Company Subsidiaries are required to file a Tax Return for a taxable period that includes, but does not end on, the Closing Date, the Parties hereto agree to use the following conventions for determining the amount of Taxes allocable to the portion of such taxable period ending on and including the Closing Date: (i) in the case of any Taxes based on, or computed with respect to, net income or earnings, gross income or earnings, capital or net worth, or any other Taxes resulting from or imposed on, sales, receipts, uses, transfers or assignments of property or other assets, payments or accruals to other Persons (including wages) or any other similar transaction or transactions of the Company, an amount determined based on a closing of the books as of the close of business on the Closing Date; and (ii) in the case of any other Taxes, the amount of such Taxes for the entire taxable period multiplied by a fraction the numerator of which is the number of calendar days in the portion of the taxable period up to and including the Closing Date and the denominator of which is the total number of calendar days in the entire taxable period.
(b)    Tax Elections; Amended Returns. Except as authorized by Section 8.09(a) or in connection with a proceeding resolved pursuant to Section 8.09(c) (including consistent correlative adjustments to Tax Returns for non-audited taxable periods), no Party or Affiliate of a Party may file or amend or cause the amendment of any Tax Return of the Company or any Company Subsidiary, or file, revoke or amend any Tax election with respect to any Tax Return of the Company or any Company Subsidiary, in each case with respect to any taxable period or portion thereof ending on or before the Closing Date, without the written consent of the Trustee, which consent shall not be unreasonably withheld or delayed, unless the Buyer agrees to indemnify and hold harmless the Seller for any such Tax liability. The Buyer shall, upon request by the Trustee, cooperate in the preparation of and submission to the proper taxing authority any amended income Tax Return with respect to the Company or any Company Subsidiary for any taxable period ending on or before the Closing Date.
(c)    Audits and Contests Regarding Taxes. Any Party who receives, or whose Affiliate receives, any notice of a pending or threatened Tax audit, assessment or adjustment or other proceeding related to Taxes against or with respect to the Company or any Company Subsidiary that relates to any Tax Return or Taxes with respect to taxable periods (or portions thereof) ending on or before the Closing Date shall promptly notify the other Parties within five (5) Business Days after receipt of such notice. The Buyer and the Trustee each agree to consult with and to keep the other informed on a regular basis regarding the status of any such proceeding. The Trustee shall have the right to conduct and control any such proceeding and to employ counsel of its choice at the Trustee’s expense using funds from the Post-Closing Expense Fund in such proceeding, and to control the disposition of any issue involved in such proceeding to the extent such proceeding relates to or affects income Tax Returns of the Company or any Company Subsidiary for a taxable period ending on or before the Closing Date; provided that the Buyer shall have the right to participate in such proceeding through counsel of its choice at its own expense; provided, further, that, the Trustee shall not agree to settle or compromise any such proceeding without the Buyer’s written consent to the extent such settlement or compromise would expose the Company or the Buyer to any unreimbursed Tax or expense. In any other case, the Buyer shall be entitled to control and conduct proceedings related to Taxes of the Company or any Company Subsidiary for taxable periods (or portions thereof) ending on or before the Closing Date; provided that Trustee shall have the right to participate in such proceeding through counsel of its choice at its own expense using funds from the Post-Closing Expense Fund.
(d)    Cooperation, Access to Information and Records Retention. The Trustee, the Company and the Buyer shall cooperate as and to the extent reasonably requested by the other in connection with the preparation and filing of Tax Returns as provided herein and any Tax audit, assessment or adjustment or other proceeding with respect to Taxes relating to the Company or any Company Subsidiary. Such cooperation shall include the provision of records and information reasonably relevant to any Tax Return or Tax proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer agrees (i) to retain all books and records relevant to Taxes of the Company and each Company Subsidiary, including Tax Returns (other than records relevant to income Tax Returns of the Company and each Company Subsidiary, which shall be retained by the Seller) relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations for assessment of Taxes for such respective taxable period, and (ii) to give the Trustee reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Trustee so requests, the Buyer shall allow the Trustee to take possession of or copy such books and records.
(e)    Tax Certificates. The Buyer and the Trustee agree, upon request of the other, to use commercially reasonable efforts to obtain or provide any certificate or other document that may be properly obtained or provided, as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transactions).
(f)    338(h)(10) Election.
(i)    At the Buyer’s request, the Seller shall join with the Buyer in making an election pursuant to Section 338(h)(10) of the Code and any similar provisions of state Tax law (collectively, the “Section 338(h)(10) Elections”) with respect to the purchase of the Shares hereunder. The Buyer shall be responsible for the preparation and filing of all forms and documents required in connection with the Section 338(h)(10) Elections and for all expenses related to such preparation and filing. The Seller agrees to execute and deliver to the Buyer promptly after delivery to the Trustee of a properly prepared Form 8023, and to promptly execute such other forms and take such actions as may be reasonably requested by the Buyer thereafter in connection with making or perfecting the Section 338(h)(10) Elections. The Parties shall cooperate fully with each other and make available to each other such Tax data and other information as may be reasonably required by the Buyer or the Trustee in order to file the Section 338(h)(10) Elections.
(ii)    In the event a Section 338(h)(10) Election is made, within ninety (90) days after the Closing Date, the Buyer shall prepare a schedule (the “Allocation Schedule”) allocating among the assets of the Company the Purchase Price, as adjusted, the liabilities of the Company deemed assumed pursuant to the Treasury Regulations under Section 338 of the Code and all other relevant items properly includable in determining the amount realized by the Company for U.S. federal and applicable state income Tax purposes in connection with the deemed sale of the assets of the Company pursuant to the Section 338(h)(10) Election (such amount realized, the “Total Tax Consideration”). Such Allocation Schedule shall be prepared in accordance with Section 338 and Section 1060 of the Code and in a manner consistent with the fair market values of such assets of the Company as have been agreed upon between the Buyer and the Trustee as set forth on Schedule 8.09(f) of the Company Disclosure Letter. The Buyer shall deliver such Allocation Schedule to the Trustee for the Trustee’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed.
(iii)    The Buyer and the Seller shall report consistently with the Allocation Schedule for all Tax purposes and shall not take any position or action inconsistent therewith upon examination of any Tax Return, in any refund claim, in any audit, otherwise; provided, that the Seller shall not (A) treat the assumption or deemed assumption of any fulfillment obligation from and after the Closing in respect of Deferred Revenue as resulting in or giving rise, for Tax purposes, to any deemed payment by Seller to Buyer or (B) take any position on any Tax Return, before any taxing authority, or in connection with any Tax proceeding that is in any manner inconsistent with clause (A) of this proviso; provided, further, however, that if, in any audit of any Tax Return of the Seller, the Buyer or their Affiliates by a taxing authority, the total amount of consideration to be allocated or the relevant fair market value of any asset is finally determined to be different from the Allocation Schedule, as adjusted for any change in the Total Tax Consideration, the Seller and the Buyer and their Affiliates may (but shall not be obligated to) take any position or action consistent with the determination in such audit.
(iv)    For the avoidance of doubt, the Seller shall not be responsible for any Taxes imposed on the Company or any Company Subsidiary attributable to the Section 338(h)(10) Elections. The Buyer and the Trustee will make all commercially reasonable efforts to cause each entity treated as a partnership for U.S. federal income tax purposes in which the Company or any Company Subsidiary is a direct or indirect partner for U.S. federal income tax purposes, including for the avoidance of doubt each of Observation Without Limits, LLC and nouDyne, LLC, to have in effect an election under Section 754 of the Code as of the Closing Date.
(g)    Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions shall be borne by the Buyer. The Buyer shall prepare, execute and file any Tax Returns with respect to such Transfer Taxes and the Trustee shall provide reasonably cooperate with the Buyer, as requested, in connection with the preparation, execution and filing of any such Tax Returns.
8.10    Post-Closing Expense Fund. The Trustee shall hold the Post-Closing Expense Fund in an account to be designated by the Trustee as a fund from which the Trustee shall pay any fees, expenses or costs it reasonably incurs in performing its rights, duties and obligations under this Agreement and the other documents and instruments executed and delivered pursuant to this Agreement, in each case, by or on behalf of the Seller. The Trustee shall be permitted to retain accountants, legal or other third party advisors and consultants to assist with performing its rights, duties and obligations under this Agreement and, for the avoidance of doubt, shall be permitted to use funds from the Post-Closing Expense Fund to pay such accountants, advisors or consultants. The Trustee, and any accountants, legal or other third party advisors and consultants retained by the Trustee shall be permitted reasonable access to the books and records of the Company and the Company Subsidiaries and their respective personnel for all purposes related to the Trustee’s performance of its rights, duties and obligations under this Agreement and the other documents and instruments executed and delivered pursuant to this Agreement. At such time as the Trustee determines in its good faith discretion that it has fulfilled all of its post-Closing obligations under this Agreement and the other documents and instruments executed and delivered pursuant to this Agreement, the Trustee shall distribute to the Seller any and all amounts remaining in the Post-Closing Expense Fund. To the extent all funds in the Post-Closing Expense Fund have been exhausted, the Buyer agrees to reimburse the Trustee for all additional fees, expenses or costs it reasonably incurs in performing its rights, duties and obligations under this Agreement and the other documents and instruments executed and delivered pursuant to this Agreement.
8.11    Financing.
(a)    Subject to Section 8.11(f) below, the Parent and the Buyer each acknowledge and agree that, prior to the Closing Date, the Seller, the Company and their respective Affiliates and Representatives have no responsibility for any financing that the Parent or the Buyer may raise in connection with the transactions contemplated hereby. Each of the Parties acknowledge and agree that the Parent’s and the Buyer’s obligation to consummate the Transactions is not subject to any financing condition.
(b)    Unless the Parent or the Buyer has sufficient cash on hand or cash available from other funding sources, each of the Parent and the Buyer shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Financing so that the funds contemplated thereby are available on the Closing Date, including using reasonable best efforts to (i) comply with its obligations under the Commitment Papers and any definitive agreements related thereto (collectively, the “Financing Documents”), (ii) maintain in full force and effect in accordance with their respective terms the applicable Financing Documents, (iii) negotiate and enter into definitive agreements with respect to the Financing on the terms and conditions contained in the Commitment Letter (including any “flex” provisions in any related fee letter), so that such agreements are in effect as promptly as practicable but in any event no later than the Closing Date, (iv) satisfy as promptly as practicable and on a timely basis all conditions applicable to the Parent or the Buyer contained in the applicable Financing Documents (other than those conditions that by their terms will be satisfied on the Closing Date) so that the Financing will be able to be consummated no later than the Closing Date, (v) enforce its rights under the Commitment Letter in the event of a breach by the lenders under the Commitment Letter or any other Financing Document, including seeking specific performance of the parties thereunder, and (vi) in the event that all conditions to the funding of the Financing under the Commitment Letter have been satisfied, consummate the Financing no later than the Closing Date. The Parent shall keep the Seller reasonably informed of material developments in respect of the Financing and, upon the written request of the Seller, shall provide the Seller with drafts (when available) of material Financing Documents.
(c)    Without limiting the generality of the foregoing, the Parent shall give the Seller prompt notice (i) of any breach or default (or any event that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to any Financing Document, which in the case of the Financing Sources, the Parent becomes aware, (ii) of the receipt or delivery of any written notice or other written communication, in each case from any Person with respect to (1) any actual or potential breach, default, termination or repudiation by any party to any Financing Document or (2) any material dispute or disagreement between or among parties to any Financing Document with respect to the obligation to fund the Financing or the amount of the Financing to be funded at the Closing or any other event or condition that could reasonably be expected to cause a condition to the Commitment Letter or Financing Documents not to be satisfied or (iii) if at any time for any reason the Parent believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by the Commitment Letter; provided that in no event will the Parent be under any obligation to disclose any information pursuant to this Section 8.11(c) that is subject to attorney-client or similar privilege if the Parent shall have used its reasonable best efforts to disclose such information in a way that would not waive or compromise such privilege. The Parent shall promptly provide any information reasonably requested by the Seller relating to any circumstance referred to in clause (i), (ii) or (iii) of the immediately preceding sentence.
(d)    Notwithstanding anything in this Agreement to the contrary, prior to the Closing, without the prior written consent of the Seller, unless the Parent or the Buyer has available sufficient cash on hand or cash from other funding sources, neither the Parent nor the Buyer shall amend, replace, supplement or otherwise modify, or waive any of its rights under, the Commitment Letter, to the extent that any such amendment, supplement or other modification to or waiver of any provision of the Commitment Letter would (i) change the amounts to be funded under the Financing from that contemplated in the Commitment Letter and related “flex” provisions of the fee letter relating to the Commitment Letter including through the imposition of additional fees or original issue discount (such that the aggregate funds that would be available to the Parent on the Closing Date would not be sufficient to provide the funds required to be funded on the Closing Date to consummate the Transactions and related fees and expenses), (ii) amend, expand or increase the conditions precedent or contingencies to the Financing as set forth in the Commitment Papers in a manner that would or would be reasonably likely to make it less likely the Financing will be funded on the Closing Date, (iii) otherwise expand, amend, modify or waive any provision of the Commitment Papers in a manner that in any such case would reasonably be expected to (A) delay or make less likely the funding of the Financing (or satisfaction of the conditions precedent to the funding of the Financing) on the Closing Date or otherwise prevent or impair the transactions contemplated hereby in any material respect or (B) adversely affect the ability of the Parent or the Buyer to timely consummate the Transactions or (C) reduce the amount available to be funded on the Closing Date to the Parent, Buyer or their Affiliates such that the aggregate funds that would be available to the Parent on the Closing Date would not be sufficient to provide the funds required to be applied by the Buyer on the Closing Date to consummate the Transactions and pay related fees and expenses or (iv) adversely impact the ability of the Parent or the Buyer to enforce its rights against the other parties to the Commitment Papers; provided, however, that the Parent may amend, amend and restate or supplement the Commitment Letter solely to add lenders, lead arrangers or similar entities who had not executed the Commitment Letter as of the date hereof. In such event, the term “Commitment Letter” as used herein shall be deemed to include any new commitment letters entered into in accordance with this Section 8.11(d) and the term “Financing” as used herein shall be deemed to include any substitute debt or equity financing obtained in accordance with this Section 8.11(d), as applicable.
(e)    If any portion of the Financing becomes unavailable on the terms and subject to the conditions set forth in the Commitment Papers and any related “flex” provisions of the fee letter relating to the Commitment Letter, unless the Parent or the Buyer has available sufficient cash on hand or cash from other funding sources, the Parent shall (i) promptly (and in any event within three (3) Business Days) notify the Seller of such unavailability and the reasons therefor, (ii) as promptly as practicable use its reasonable best efforts to arrange to obtain alternative financing (the “Alternative Financing”) (which Alternative Financing shall have terms and conditions (including fees and the “flex” provisions) not less favorable in any material respect than those set forth in the Commitment Letter (in the commercially reasonable judgment of the Parent) and in an aggregate amount such that the Parent will have on the Closing Date sufficient funds to consummate the Transactions on the Closing Date and related fees and expenses) to replace any unavailable portion of the Financing, to be consummated no later than the day on which the Closing shall occur pursuant to Section 3.01; provided that such Alternative Financing shall not have conditions to funding of the Financing that are less favorable in any material respect to the Parent or Buyer than those in the original Commitment Papers, (iii) provide to the Seller true, correct and complete copies of the Commitment Letter and related fee letter (redacted to remove fee amounts and other economic terms) relating to such Alternative Financing to replace the Financing and (iv) keep the Seller reasonably informed of material developments in respect of the process of obtaining such Alternative Financing. In the event any Alternative Financing is obtained, all references herein to the “Financing” shall be deemed to include such Alternative Financing and all references herein to the “Commitment Letter” shall include the applicable commitment letter for the Alternative Financing. Notwithstanding anything to the contrary in this Agreement, compliance by the Parent with this Section 8.11(e) shall not relieve the Parent or the Buyer of their obligation to consummate the Transactions, whether or not the Financing is available.
(f)    Prior to the Closing, each of the Seller, the Company, and the Company Subsidiaries shall use its reasonable best efforts to provide to the Parent, and shall use reasonable best efforts to cause their respective Representatives to, at the Parent’s sole cost and expense, provide to the Parent such cooperation that may be reasonably requested by the Parent in connection with the arrangement of the Financing (or any debt and equity financing contemplated in lieu thereof) to the extent such cooperation does not unreasonably interfere with the business of the Seller, the Company, and the Company Subsidiaries, which cooperation may consist of the following: (i) participating, upon reasonable advanced written notice, in rating agency presentations, a reasonable and customary number of due diligence sessions and a reasonable and customary number of meetings or conference calls with prospective lenders, investors and other financing sources, in each case, that may be reasonably requested by the Parent in connection with the arrangement of the Financing; (ii) at least three (3) Business Days prior to the Closing Date, delivery to the Parent of documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations; (iii) furnishing the Parent and the Financing Sources with the Required Information and such other customary information of the Company and the Company Subsidiaries as the Parent shall reasonably request and using reasonable best efforts to update such information from time to time as necessary to ensure such information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading; (iv) using reasonable best efforts to cause its independent auditors to cooperate with the Financing consistent with their customary practice, including by providing customary “comfort letters” (including customary negative assurances) and customary assistance with the due diligence activities of the Parent and the Financing Sources (including by participating, upon reasonable advanced written notice, in a reasonable and customary number of accounting due diligence sessions), and requesting their customary consents to the inclusion of audit reports in any relevant marketing materials, including U.S. Securities and Exchange Commission filings and registration; (v) providing information necessary and customary to assist the Parent in preparing offering documents, prospectuses, registration statements, syndication documents and materials, including bank information memoranda (confidential and public), private placement memoranda, offering memoranda, ratings agency presentations and similar documents in connection with the Financing, and in each case, providing reasonable and customary authorization letters to the Financing Sources authorizing the distribution of information relating to the Company and the Company Subsidiaries to prospective lenders and other financing sources; provided that such authorization letters shall only contain a customary “10b-5” certification and not any other representations, warranties or indemnities with respect to such information; (vi) subject to occurrence of the Closing, causing the taking of corporate actions reasonably necessary to permit the completion of the Financing; (vii) subject to occurrence of the Closing, executing and delivering definitive financing documents as may be reasonably requested by the Parent in connection with the Financing and (viii) delivering or, if acceptable to the Parent, providing information necessary for the Parent to deliver (by the applicable date required under the terms of the applicable Loan Agreement) any notices necessary to permit the prepayment, payoff, discharge and termination in full at the Closing of all indebtedness under the Loan Agreements on the Closing Date. Notwithstanding anything in this Section 8.11 to the contrary, neither the Seller, the Company nor any of the Company Subsidiaries shall be required to (A) pay any commitment fee or similar fee or incur any liability (or cause their respective managers, members, officers or employees to incur any liability, in each case, in connection with the Financing prior to the Closing), (B) approve or enter into any agreement or binding commitment in connection with the Financing prior to the Closing (other than customary authorization letters described above), (C) provide (or to have any of their respective Representatives provide) any certificates, opinions or representations, in each case, with respect to or in connection with the Financing prior to the Closing (other than the assistance described in clauses (vi) and (vii) above) or (D) provide, or cause to be provided, any information or take, or cause to be taken, any action to the extent it would result in a violation of applicable Law, any confidentiality obligation binding on the Company, the Company Subsidiaries or their respective officers, managers, members, directors or employees or loss of any attorney-client privilege, in each case, with respect to or in connection with the Financing.
(g)    The Parent (x) shall, promptly upon request by the Seller, reimburse the Seller, the Company or the Company Subsidiaries, as applicable, for all reasonable and documented out-of-pocket costs incurred by the Seller, the Company or the Company Subsidiaries, as applicable, and their respective Representatives in connection with such cooperation at the request of the Parent and (y) hereby indemnifies and holds harmless the Company, the Company Subsidiaries and their respective Representatives from and against any and all losses, claims, damages, liabilities, costs, expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) suffered or incurred by any of them in connection with the arrangement of the Financing (including the performance of their respective obligations under, or the taking of or refraining from any action in accordance with, this Section 8.11), in each case other than to the extent any of the foregoing (i) was suffered or incurred as a result of the gross negligence or willful misconduct of the Seller, the Company or any of the Company Subsidiaries or, in each case, their respective Affiliates and Representatives in each case acting on the Company’s behalf or at its instruction or (ii) are solely related to information regarding the Company or any of the Company Subsidiaries or their businesses provided by or on behalf of the Seller, the Company or any of the Company Subsidiaries. All non-public or otherwise confidential information regarding the businesses of the Company and the Company Subsidiaries obtained by the Parent, the Buyer or their respective Representatives pursuant to this Section 8.11 or otherwise shall be kept confidential in accordance with the terms of the Confidentiality Agreement. Notwithstanding any other provision set forth herein or in any other agreement between the Parent or the Buyer, on the one hand, and the Seller or the Company, on the other hand (or their respective Affiliates), each of the Seller and the Company agrees that the Parent and the Buyer may share information with respect to the businesses of the Company and the Company Subsidiaries with the Financing Sources, and that the Parent, the Buyer and such Financing Sources may share such information with potential financing sources in connection with any marketing efforts for the Financing; provided, however, that the recipients of such information and any other information contemplated to be provided by the Parent, the Buyer or any of their respective Subsidiaries pursuant to this Section 8.11, agree to customary confidentiality arrangements, including “click through” confidentiality agreements and confidential provisions contained in customary bank books and offering memoranda. The Company, on behalf of itself and the Company Subsidiaries, hereby consents to the use of their logos in connection with the Financing; provided, however, that logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company, the Company Subsidiaries or the reputation or goodwill of the Company or the Company Subsidiaries or any of their respective Intellectual Property rights.
8.12    Affiliate Agreements. Except as set forth on Schedule 8.12 of the Company Disclosure Letter, at or prior to the Closing, the Company shall deliver to the Buyer evidence that all Affiliate Agreements have been terminated or settled at or prior to the Closing without further liability to the Company or any Company Subsidiary on terms and pursuant to documentation reasonably acceptable to the Buyer.
Article IX

CONDITIONS PRECEDENT
9.01    Conditions to Each Party’s Obligation to Effect the Stock Purchase. The respective obligation of each Party to effect the Stock Purchase is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
(a)    Antitrust. To the extent an HSR Act notification or any other submissions under any Antitrust Laws are required in connection with the Transactions, any waiting period (and any extension thereof) applicable to the Stock Purchase under the HSR Act or any other Antitrust Law shall have been terminated or shall have expired.
(b)    No Injunctions or Restraints. No Order issued by any Governmental Entity or other Law preventing the consummation of the Stock Purchase shall be in effect; provided, however, that prior to asserting this condition, the Party asserting this condition shall have complied with Section 8.03.
9.02    Additional Conditions to Obligation of the Buyer. The obligations of the Buyer to effect the Stock Purchase are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
(a)    Representations and Warranties of the Company and the Seller.
(i)    The representations and warranties of the Company contained in this Agreement (other than those set forth in Section 4.01 (Organization, Standing and Power), Section 4.02 (Company Subsidiaries; Equity Interests), Section 4.03 (Capital Structure), Section 4.04 (Authority; Execution and Delivery; Enforceability) and clause (i) of Section 4.07 (Absence of Certain Changes or Events)) that (A) are not made as of a specific date shall be true and correct as of the Closing, as though made on and as of the Closing, and (B) are made as of a specific date shall be true and correct as of such date, in each case, except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties) does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The representations and warranties set forth in Sections 4.01, 4.02, 4.03 and 4.04 shall be true and correct in all material respects as of the Closing, as though made on and as of the Closing (except to the extent expressly made as of a specific date, in which case as of such specific date). The representations and warranties set forth in clause (i) of Section 4.07 shall be true and correct in all respects as of the Closing, as though made on and as of the Closing.
(ii)    The representations and warranties of the Seller contained in this Agreement (other than those set forth in Section 5.01 (Organization; Standing and Power), Section 5.02 (Authority; Execution and Delivery; Enforceability) and Section 5.04(a) (The Shares)) that (A) are not made as of a specific date shall be true and correct as of the Closing, as though made on and as of the Closing, and (B) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Seller Material Adverse Effect” set forth in such representations and warranties) does not have and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. The representations and warranties set forth in Sections 5.01, 5.02 and 5.04(a) shall be true and correct in all material respects as though made on and as of the Closing (except to the extent expressly made as of a specific date, in which case as of such specific date).
(b)    Performance of Obligations of the Company or the Seller. Except for those obligations that by their nature may not be performed until the Closing, the Company and the Seller shall have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.
(c)    No Company Material Adverse Effect. No Event shall have occurred since the date of this Agreement, which has had or would reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.
(d)    Company Closing Deliveries. The Company will have delivered, or caused to be delivered, to the Buyer the following:
(i)    a certificate by the Secretary of the Company, dated the Closing Date, as to (A) no amendments having been adopted in respect of the Company Charter or the Company Bylaws since the date of this Agreement, (B) the resolutions duly adopted by the board of directors of the Company evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement and (C) identifying the name and title and bearing the signatures of the officers of the Company authorized to execute this Agreement;
(ii)    a certificate of good standing, dated within ten (10) Business Days of the Closing Date, for the Company issued by the Secretary of State of its jurisdiction of incorporation;
(iii)    customary payoff letters from the Lenders (or an agent on behalf of such Lenders) listed on Schedule 2.02(c)(i) of the Company Disclosure Letter (the “Payoff Letters”), each of which shall (A) be in a form reasonably satisfactory to the Buyer, (B) confirm the portion of the Payoff Amount payable thereunder and (C) provide that when such portion of the Payoff Amount is received, any and all Liens and all guarantees granted in connection with the applicable Loan Agreement will be automatically terminated or released;
(iv)    the Flow of Funds Memorandum; and
(v)    all notices required to redeem in full the Redeemed Notes, in each case in a form reasonably satisfactory to the Buyer (the “Redemption Notices”).
9.03    Additional Conditions to Obligations of the Company and the Seller. The obligations of the Company and the Seller to effect the Stock Purchase are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
(a)    Representations and Warranties of the Buyer and the Parent. The representations and warranties of the Buyer and the Parent in this Agreement that (i) are not made as of a specific date shall be true and correct as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Buyer Material Adverse Effect” set forth in such representations and warranties) does not have and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.
(b)    Performance of Obligations of the Buyer. Except for those obligations that by their nature may not be performed until the Closing, the Buyer shall have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date and the Company.
(c)    Fairness Opinions. The Trustee shall have received, and the Company and the Buyer shall have received a copy of, an opinion, dated as of the Closing Date, rendered to the Trustee by an “independent appraiser” (within the meaning of Section 401(a)(28)(C) of the Code), on which the Trustee is entitled to rely, stating that (i) the price to be paid to the Seller at Closing for the Shares is not less than fair market value (as such term is used in determining “adequate consideration” under Section 3(18) of ERISA) of the Shares owned by the Seller; and (ii) that the terms of the Transactions contemplated by this Agreement, including, without limitation, the consideration to be received by the Seller in the Transactions, are fair to the ESOP from a financial point of view.
(d)    Fiduciary Duties. The Trustee shall have determined, as of immediately prior to the Closing, in the exercise of its fiduciary obligations under ERISA, that the consummation of the Transactions is for the exclusive purpose of providing benefits to participants and beneficiaries of the ESOP and such determination satisfies its obligations under ERISA, and does not constitute a non-exempt “prohibited transaction” under ERISA, and the Trustee shall have delivered to each of the other Parties a certificate to such effect in a form reasonably acceptable to the other Parties.
(e)    Buyer Closing Deliveries. The Buyer will have delivered, or caused to be delivered, to the Trustee and the Company, as appropriate, the following:
(i)    (A) a certificate by the Secretary of the Buyer, dated the Closing Date, as to no amendments having been adopted in respect of the organizational documents of the Buyer since the date of this Agreement, and (B) a certificate by the Secretary of the Buyer, dated the Closing Date, as to the resolutions duly adopted by the board of directors of the Buyer evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement and identifying the name and title and bearing the signatures of the officers of the Buyer authorized to execute this Agreement;
(ii)    the payment of the Closing Payment Amount to the Seller;
(iii)    the payment of an amount equal to the Post-Closing Expense Fund to an account designated by the Trustee to the Buyer in writing at least five (5) Business Days prior to the Closing;
(iv)    the payment of the SARs Consideration to the Company for distribution to the SARs Holders in accordance with Section 2.04; and
(v)    the payment on behalf of the Company of the applicable portion of the Payoff Amount to each of the Lenders (or an agent on behalf of all such Lenders) listed on Schedule 2.02(c)(i) of the Company Disclosure Letter, as set forth in the Payoff Letters and in accordance with the terms and conditions of such Payoff Letters as contemplated by Section 2.02(c).
Article X

TERMINATION, AMENDMENT AND WAIVER
10.01    Termination. This Agreement may be terminated and the Stock Purchase may be abandoned at any time prior to the Closing:
(a)    by mutual written consent of the Buyer, the Company and the Seller;
(b)    by either the Buyer or the Seller:
(i)    if the Stock Purchase shall not have been consummated on or before March 31, 2020 (as it may be extended pursuant to this Section 10.01(b)(i), the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause, or shall have resulted in, the failure of the Closing to occur prior to the Outside Date; provided, further, that if on the Outside Date either of the conditions set forth in Section 9.01(a) or Section 9.01(b) has not been satisfied, then, upon the election of the Company and the Seller (acting together) or the Buyer in each such party’s sole discretion, the Outside Date then in effect may be extended no more than three (3) times in the aggregate, each time by a period of thirty (30) calendar days upon written notice to the other parties on or prior to the Outside Date (and in the case of such extension, any reference to the Outside Date in this or any other provision of this Agreement shall be a reference to the Outside Date, as extended); or
(ii)    if there shall be any Law or Order permanently enjoining, restraining or prohibiting the consummation of the Stock Purchase that shall have become final and nonappealable;
(c)    by the Buyer, if (i) the Company breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement or (ii) the Seller breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, in each case of the foregoing clauses (i) and (ii), such that the condition set forth in Section 9.02(a) or Section 9.02(b) would not be satisfied if the date of such termination was the Outside Date, which breach or failure to perform is incapable of being cured by the Company or the Seller, as applicable, by the Outside Date or, if capable of being cured by the Company or the Seller, as applicable, by the Outside Date, has not been cured prior to the earlier of (x) thirty (30) days after the delivery of written notice to the Company and the Seller of such breach and (y) the Outside Date (provided that the Buyer is not then in material breach of any representation, warranty or covenant contained in this Agreement);
(d)    by the Seller and the Company (acting together), if the Buyer breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement such that the condition set forth in Section 9.03(a) or Section 9.03(b) would not be satisfied if the date of such termination was the Outside Date, which breach or failure to perform is incapable of being cured by the Buyer by the Outside Date or, if capable of being cured by the Buyer by the Outside Date, has not been cured prior to the earlier of (x) thirty (30) days after the delivery of written notice to the Buyer of such breach and (y) the Outside Date (provided that the Company and the Seller are not then in material breach of any representation, warranty or covenant contained in this Agreement); or
(e)    by the Seller, if (i) all of the conditions set forth in Sections 9.01 and 9.02 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived, (ii) the Seller has requested the Seller’s financial advisor to render the opinion described in Section 9.03(c), and (iii) either the condition set forth in Section 9.03(c) or the condition set forth in Section 9.03(d) has not been satisfied within thirty (30) days of the Seller’s delivery of notice to the Buyer of its intent to terminate pursuant to this Section 10.01(e).
The Company and the Seller agree that, notwithstanding anything to the contrary set forth in this Section 10.01, neither the Seller nor the Company will terminate this Agreement without first consulting the other.
10.02    Effect of Termination. In the event of termination of this Agreement by either the Seller or the Buyer as provided in Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Buyer, Seller or the Company (or of any of their respective Representatives), other than the last sentence of Section 8.01, Section 8.07, this Section 10.02, Section 11.02(a) and Article XII, which provisions shall survive such termination; provided, however, that such termination shall not relieve any Party from any liability for damages incurred or suffered by a Party (which the Parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs), to the extent such damages were the result of the willful breach by another Party of any of its representations, warranties, covenants or other agreements set forth in this Agreement occurring prior to termination, or as provided in the Confidentiality Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity. For purposes of this Agreement, “willful breach” shall mean an intentional and willful breach or an intentional and willful failure to perform, in each case that is the consequence of a deliberate action or omission (including a failure to cure circumstances) by a Party with the knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, result in a breach of this Agreement.
10.03    Termination Fee.
(a)    In the event that:
(i)    (x) this Agreement is terminated pursuant to Section 10.01(c) (but only to the extent such failure by the Company or the Seller arises from a material and willful breach of Section 7.03) and (y) after the date hereof and prior to the termination of this Agreement, an Acquisition Proposal is submitted or proposed to the Company, the Seller or the Trustee prior to, and not withdrawn at, the date of termination of this Agreement;
(ii)    (x) this Agreement is terminated pursuant to (A) Section 10.01(b)(i) and (1) as of the Outside Date, all of the conditions to the Closing (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived, other than the condition set forth in Section 9.03(c) or the condition set forth in Section 9.03(d) and (2) the Buyer shall have given notice in writing to the Company and the Seller representing that (I) the Buyer is ready, willing and able to complete the Closing, subject to the continued satisfaction of all of the conditions to Closing (other than those conditions that by their nature are to be satisfied at the Closing (and other than the condition set forth in Section 9.03(c) or the condition set forth in Section 9.03(d)) on a specific date that complies with Section 3.01 and is prior to the Outside Date (such date, the “Notice Date”) and (II) the Buyer has cash on hand, the Buyer has cash that is (or will be) available from other funding sources or the Financing is (or will be) available from the Financing Sources, in any case, in an amount sufficient to consummate the Transactions on the Notice Date, assuming the condition set forth in Section 9.03(c) and the condition set forth in Section 9.03(d) had been satisfied or waived on the Notice Date and assuming the continued satisfaction of all of the other conditions to Closing on the Notice Date (other than those conditions that by their nature will be satisfied at the Closing) (the termination right set forth in this Section 10.03(a)(ii)(x)(A), a “Qualifying Section 10.01(b)(i) Termination”) or (B) Section 10.01(e), and (y) after the date hereof and prior to the termination of this Agreement, an Acquisition Proposal, which (1) if consummated, would result in a third party acquiring directly or indirectly, one hundred percent (100%) of the issued and outstanding capital stock of the Company for cash, (2) is fully financed at the time such Acquisition Proposal is submitted to the Company or the Seller and (3) the purchase price proposed in connection with such Acquisition Proposal is for an amount in excess of the Purchase Price, is submitted or proposed to the Company, the Seller or the Trustee prior to, and not withdrawn at, the date of termination of this Agreement;
and, in either case of clause (i) or (ii), the Company or the Seller enters into a definitive agreement with respect to any Acquisition Proposal within twelve (12) months after the date this Agreement is terminated, then the Company shall pay (or cause to be paid) by wire transfer of same day funds to the account(s) designated in writing by the Buyer, an amount equal to Fifty Million Dollars ($50,000,000) (the “Termination Fee”) upon the date such definitive agreement is entered into by the Company or the Seller;
(iii)    (x) this Agreement is terminated pursuant to a Qualifying Section 10.01(b)(i) Termination or Section 10.01(e), and (y) after the date hereof and prior to the termination of this Agreement, an Acquisition Proposal that does not meet the requirements described in Section 10.03(a)(ii)(y) is submitted or proposed to the Company, the Seller or the Trustee prior to, and not withdrawn at, the date of termination of this Agreement, then the Company shall pay (or cause to be paid) by wire transfer of same day funds to the account(s) designated in writing by the Buyer, an amount equal the Termination Fee immediately upon such termination; or
(iv)    this Agreement is terminated pursuant to a Qualifying Section 10.01(b)(i) Termination or Section 10.01(e) in any circumstance not described by Section 10.03(a)(ii) or Section 10.03(a)(iii), then the Company shall pay (or cause to be paid) by wire transfer of same day funds to the account(s) designated in writing by the Buyer, an amount equal to Forty Million Dollars ($40,000,000) (the “Alternative Termination Fee” and, together with the Termination Fee, the “Company Termination Fees”) immediately upon such termination.
In the case of clauses (i), (ii), (iii) or (iv), it being understood that in no event shall the Company be required to pay any Company Termination Fee on more than one occasion.
(b)    The Parties acknowledge (x) that the agreement contained in this Section 10.03 is an integral part of this Agreement, (y) that the Termination Fee and the Alternative Termination Fee are not a penalty, but shall be considered liquidated damages, in a reasonable amount that will compensate the Buyer in the circumstances in which such Termination Fee or the Alternative Termination Fee, as applicable, is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision and (z) that, without this Section 10.03, the Buyer would not have entered into this Agreement. Except as otherwise provided in this Section 10.03, in the event that this Agreement is terminated under circumstances where either the Termination Fee or the Alternative Termination Fee is payable pursuant to this Section 10.03, the payment of the Termination Fee or the Alternative Termination Fee, as applicable, shall be the sole and exclusive remedy of the Buyer against the Company and the Seller, and any of their respective former, current or future stockholders, directors, officers, Affiliates or Representatives for all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered as a result of the failure of the Transactions to be consummated, and upon payment of such amounts, none of the Company, the Seller, or any of their respective former, current or future stockholders, directors, officers, Affiliates or Representatives shall have any further liability, loss, damage, claim, cost, expense, interest, award, judgment or penalty relating to or arising out of this Agreement or the Transactions; provided that regardless of whether the Seller pays or is obligated to pay the Termination Fee or the Alternative Termination Fee, nothing in this Section 10.03(b) shall release the Seller from liability for a willful and material breach of this Agreement.
Article XI

R&W INSURANCE POLICY; SURVIVAL AND RECOURSE
11.01    R&W Insurance. Prior to the Closing, the Buyer shall pay or cause to be paid, all R&W Insurance Expenses. The Buyer covenants and agrees to not cancel, redeem or take any action that would adversely affect the terms and conditions of the R&W Insurance Policy. The Buyer shall not, and shall cause its Affiliates not to, enter into or consent to, any amendment to, or termination, cancellation or revocation of, the R&W Insurance Policy in any manner that could allow the insurer thereunder or any other Person to subrogate or otherwise make or bring any action or proceedings against the Company or any of its Non-Recourse Parties based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement or that could otherwise increase the liability of the Seller or the Trustee. Neither any revocation, cancellation or modification of the R&W Insurance Policy after the date of this Agreement, nor any inability of, nor any denial by the R&W insurance provider to pay Losses, shall result in additional liability hereunder to the Seller or the Trustee. The Buyer shall confirm in writing on the Closing Date that the R&W Insurance Policy has been brought down as of the Closing and effective on and as of the Closing.
11.02    No Survival; Exclusive Remedy; R&W Insurance Policy.
(a)    All representations and warranties and pre-Closing covenants of the Company and the Seller, and any certificate related to any such representations and warranties and pre-Closing covenants of the Company and the Seller pursuant to this Agreement, shall terminate upon, and shall not survive, the Closing, and neither the Company, the Seller, the Trustee, nor any of their respective Non-Recourse Parties shall have any liability whatsoever with respect to any such representations and warranties or pre-Closing covenants, and no claim for breach of any such representation, warranty, pre-Closing covenant, or any claim for detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto against the Seller or the Trustee. Recovery by the Buyer in respect of all Losses arising or resulting from or related to a breach of any representation or warranty or pre-Closing covenant of the Company or the Seller shall be limited to the R&W Insurance Policy.
(b)    The Parent and the Buyer acknowledge and agree that following the Closing, except with respect to Fraud, the R&W Insurance Policy shall be the sole and exclusive remedy of the Buyer and its Affiliates and Representatives, successors and assigns for any and all Losses or any other liabilities sustained or incurred by the Buyer or its Affiliates or Representatives or their successors and assigns in connection with this Agreement or the Stock Purchase or otherwise arising out of or in any way related to the Transactions, including, without limitation, for any breach of the representations and warranties and pre-Closing covenants of the Company and the Seller set forth in this Agreement and the Tax covenants set forth in Section 8.09. From and after the Closing, neither the Parent nor the Buyer shall be entitled to a rescission of this Agreement, or to any further indemnification rights or other claims of any nature whatsoever in respect thereof (whether by contract, common law, statute, law, regulation or otherwise), all of which the Parent and the Buyer hereby waive. In furtherance of the foregoing, other than with respect to post-Closing covenants of the Seller and with respect to Fraud, each of the Parent and the Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company), hereby waives and releases to the fullest extent permitted under applicable Law, the Company, the Seller, the Trustee and each of their respective Non-Recourse Parties, whether in any individual, corporate or any other capacity, from and against any and all other rights, claims and causes of action it may have against the Company, the Seller, the Trustee or any of their respective Non-Recourse Parties relating (directly or indirectly) to the subject matter of this Agreement or the Transactions (including relating to any exhibit, Schedule or document delivered hereunder), including whether arising under or based upon any federal, state, local or foreign statute, Law or ordinance or otherwise, including any rights, claims or causes of action with respect to any environmental, health or safety matters. Other than claims for Fraud, neither the Parent nor the Buyer may avoid the limitations on liability set forth in this Article XI by seeking damages for breach of contract or tort or pursuant to any other theory of liability, and each of the Parent and the Buyer hereby waives (on behalf of itself and its Affiliates (including, after the Closing, the Company)), from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action that the Parent, the Buyer and any of their respective Affiliates may have against the Seller, the Trustee and their respective Non-Recourse Parties relating (directly or indirectly) to the subject matter of this Agreement arising under or based upon any Law or otherwise. EACH OF THE PARENT AND THE BUYER (ON BEHALF OF ITSELF AND ITS AFFILIATES (INCLUDING, AFTER THE CLOSING, THE COMPANY)) EXPRESSLY WAIVES ALL RIGHTS AFFORDED BY ANY STATUTE WHICH LIMITS THE EFFECT OF A RELEASE WITH RESPECT TO UNKNOWN CLAIMS. EACH OF THE PARENT AND THE BUYER UNDERSTANDS THE SIGNIFICANCE OF THIS RELEASE OF UNKNOWN CLAIMS AND WAIVER OF STATUTORY PROTECTION AGAINST A RELEASE OF UNKNOWN CLAIMS. EACH OF THE PARENT AND THE BUYER (ON BEHALF OF ITSELF AND ITS AFFILIATES (INCLUDING, AFTER THE CLOSING, THE COMPANY)) ACKNOWLEDGES AND AGREES THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THIS AGREEMENT. The Parties acknowledge and agree that the provisions of and the limited remedies provided in this Article XI were specifically bargained for among the Parties and were taken into account by the Parties in arriving at the Purchase Price.
Article XII

GENERAL PROVISIONS
12.01    Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered by hand or sent by email or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or by email, delivery confirmed, or if mailed, three (3) days after mailing (one (1) Business Day in the case of express mail or overnight courier service), as follows (or at such other address for a Party as shall be specified by like notice):
(a)    if to the Buyer, or after the Closing, the Company, to:
Leidos Holdings, Inc.
11955 Freedom Drive
16th Floor
Reston, VA 20190
Attention: Jerald S. Howe, Jr.
Email: Jerry.Howe@leidos.com
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Attention: Howard L. Ellin
Email: howard.ellin@skadden.com
Attention: Jeremy D. London
Email:    jeremy.london@skadden.com
if to the Company prior to the Closing, to:
DYHC, Inc.
1002 Explorer Blvd
Huntsville, AL 35806
Attention: Michael Stebbins
Email: Legal@dynetics.com
with a copy to:
King & Spalding LLP
1700 Pennsylvania Avenue, NW
Suite 200
Washington, D.C. 20006
Attention: Lawrence T. Yanowitch
Email: lyanowitch@kslaw.com
Attention: Jeremy M. Schropp
Email: jschropp@kslaw.com
(b)    if to the Seller, to:
Dynetics, Inc. Employee Stock Ownership Trust, as amended
c/o GreatBanc Trust Company
801 Warrenville Road, Suite
Lisle, IL 60532
Attention: Kevin B. Kolb
Email: kkolb@greatbanctrust.com
with a copy to:
Levenfeld Pearlstein, LLC
2 North LaSalle Street-Suite 1300
Chicago, IL 60602
Attention: David B. Solomon
Email: dsolomon@lplegal.com
12.02    Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.
12.03    Counterparts/Electronic Signatures. This Agreement may be executed in one or more counterparts (including by pdf), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. This Agreement may be executed as an original in ink, by facsimile signature (e.g., a signature reproduction by physical or electronic stamp) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000. Any signature transmitted electronically (e.g., via e-mail or telecopier machine) shall be accepted as an original and shall have the same force and effect as an original.
12.04    Amendment. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer, the Company and the Seller.
12.05    Waiver. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
12.06    Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Exhibits hereto, the Company Disclosure Letter, the Seller Disclosure Letter and the Confidentiality Agreement, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) except for Sections 2.03, 2.04, 8.06, 12.13 and 12.16, are not intended to confer upon any Person, other than the Parties, any rights or remedies, whether as third-party beneficiaries or otherwise; provided, however, that the Company or the Trustee shall be entitled to pursue damages on behalf of the participants in the ESOP immediately prior to the Closing as provided in Section 12.10(b).
12.07    Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.
12.08    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.
12.09    Jurisdiction; Waiver of Jury Trial. The Parties agree that any proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any proceeding and irrevocably waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the venue of any such proceeding in any such court or that any such proceeding brought in any such court has been brought in an inconvenient forum. Process in any such proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 12.01 shall be deemed effective service of process on such Party. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.
12.10    Enforcement.
(a)    The Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, including if the Parties fail to take any action required of them hereunder to consummate the Transactions. It is accordingly agreed that prior to the Closing (i) the Parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and that this right shall include the right of the Company and the Seller to cause the Buyer to cause the Stock Purchase to be consummated and (ii) the right of specific performance and other equitable relief is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. The Parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 12.10 shall not be required to provide any bond or other security in connection with any such order or injunction. If, on or prior to the Outside Date, any Party brings any action, in each case in accordance with Section 12.09, to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date shall automatically be extended (x) for the period during which such action is pending, plus ten (10) Business Days or (y) by such other time period established by the court presiding over such action, as the case may be.
(b)    Prior to the Closing, the Company and the Seller may pursue any other remedy available to it at law or in equity, including monetary damages, which damages the Buyer agrees shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include the benefit of the bargain lost by the participants in the ESOP immediately prior to the Closing (determined by reference to the total amount that would have been recoverable by the participants in the ESOP if all such participants brought an action against the Buyer and were recognized as third-party beneficiaries hereunder); provided that, subject to Section 12.06, it is agreed that neither this provision nor any other provision in this Agreement is intended to provide the participants in the ESOP immediately prior to the Closing (or any Party acting on their behalf other than the Company or the Seller) the ability to seek (whether in its capacity as a stockholder or purporting to assert any right (derivatively or otherwise) on behalf of the Company or the Seller) the enforcement of, or directly seek any remedies pursuant to, this Agreement, or otherwise create any rights in the participants in the ESOP immediately prior to the Closing under this Agreement or otherwise, including against the Company or its directors, under any theory of law or equity, including under the applicable Laws of agency or the Laws relating to the rights and obligations of third-party beneficiaries. For the avoidance of doubt as to the Parties’ intent, the determination of whether and how to terminate, amend, make any waiver or consent under, or enforce this Agreement, and whether and how (if applicable) to distribute any damages award to participants in the ESOP, shall exclusively belong to the Company (acting expressly through its board of directors) and the Seller in their sole discretion.
12.11    Interpretation; Exhibits and Disclosure Letters. The headings contained in this Agreement or in any Exhibit hereto, the Company Disclosure Letter or the Seller Disclosure Letter and in the table of contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Any capitalized terms used in any Exhibit, the Company Disclosure Letter or the Seller Disclosure Letter, but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to a Section or Article of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The terms “day” and “days” refer to calendar day(s) and the terms “year” and “years” refer to calendar year(s). With respect to determination of any period of time, unless otherwise set forth herein, “from” means “from and including” and “to” means “to but excluding” and if the last day of such period is a non-Business Day, the period in question shall end at the close of the next succeeding Business Day. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any matter disclosed pursuant to any Section of the Company Disclosure Letter or the Seller Disclosure Letter whose relevance or applicability to any representation or warranty made elsewhere in this Agreement is reasonably apparent on its face shall be deemed to be disclosed with respect to such Sections of such Company Disclosure Letter or Seller Disclosure Letter, notwithstanding the omission of a reference or cross-reference thereto. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a Person are also to its permitted successors and assigns.
12.12    Consents. The Buyer acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to contracts, leases, licenses or other agreements to which the Company and/or any of the Company Subsidiaries is a party (including the Specified Contracts and the Specified Leases) and receipt of such consents is not a condition to the Closing.
12.13    Waiver of Conflict; Privilege.
(a)    The Parties acknowledge and agree that (i) on and prior to the Closing, each of King & Spalding LLP (“King & Spalding”) and Holland & Knight LLP (“Holland & Knight”) has acted as counsel for the Company and its Subsidiaries and Affiliates and Levenfeld Pearlstein, LLC (“Levenfeld Pearlstein”) has acted as counsel for the Seller and the Trustee and (ii) subsequent to the Closing, the Company and its Affiliates and any officer, employee or director of the Seller, its Affiliates, the Company or its Subsidiaries shall have the right to retain King & Spalding or Holland & Knight to represent their respective interests and the Seller and the Trustee shall have the right to retain Levenfeld Pearlstein to represent their respective interests, including, without limitation, in any dispute relating in any manner to this Agreement or the Transactions (including, without limitation, the process conducted by the Seller, the Trustee, the Company, the Company Subsidiaries and their respective officers, employees and directors, leading to the Transactions) or any other document between the Seller and the Trustee, on the one hand, and the Company or any of the Company Subsidiaries or any of its Affiliates or the Buyer, on the other hand (a “Dispute”). The Buyer, on behalf of itself and its Affiliates, irrevocably waives, consents to and covenants not to assert (and agrees to cause the Company and each Company Subsidiary to waive, and not to assert) any objection, based on conflict of interest or otherwise, to any representation of the Company or any of its Subsidiaries or Affiliates or any officer, employee or director of the Company or, any of its Subsidiaries or Affiliates by King & Spalding or Holland & Knight or to any representation of the Seller or the Trustee by Levenfeld Pearlstein, including, without limitation, in connection with any Dispute.
(b)    The Buyer further agrees, on behalf of itself and its Affiliates, that, all communications among the Company’s external counsel, including, without limitation, King & Spalding or Holland & Knight, on the one hand, and the Company, the Company Subsidiaries or any of their respective officers, employees or directors, on the other hand, and all communications among the Seller’s and the Trustee’s external counsel, including, without limitation, Levenfeld Pearlstein, on the one hand, and the Seller and the Trustee or any of the Trustee’s respective officers, employees or directors, on the other hand, that relate in any way to the Transactions (including, without limitation, communications regarding the process conducted by the Seller, the Company, their respective Subsidiaries and their respective officers, employees and directors leading to the Transactions) and the negotiation, documentation and consummation thereof (collectively, the “Privileged Communications”), will be deemed to be attorney-client confidences that belong solely to the Seller and not to the Buyer or the Company or their respective Subsidiaries. Accordingly, none of the Buyer, or after the Closing, the Company or any of their respective Subsidiaries, will have access to, or will seek to obtain, any such Privileged Communications, or the files of King & Spalding, Holland & Knight or Levenfeld Pearlstein relating to such engagement, whether or not the Closing will have occurred, whether by seeking a waiver of the attorney-client privilege or through any other means. As to any such Privileged Communications prior to the Closing Date, the Buyer, the Company and each Company Subsidiary together with any of their respective Affiliates, Subsidiaries, successors or assigns, further agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the parties after the Closing. Without limiting the generality of the foregoing, upon and after the Closing, (i) the Seller (and not the Buyer or the Company or any of their respective Subsidiaries) will be the sole holder of the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege with respect to such communications and such engagement, (ii) to the extent that files of King & Spalding, Holland & Knight or Levenfeld Pearlstein in respect of such communications or engagement constitute property of the client, only the Seller (and not the Buyer or the Company or any of their respective Subsidiaries) will hold such property rights, and (iii) neither King & Spalding, Holland & Knight nor Levenfeld Pearlstein will have any duty to reveal or disclose any such attorney-client communications or files to the Buyer, the Company or any of their respective Subsidiaries by reason of any attorney-client relationship between King & Spalding, Holland & Knight or Levenfeld Pearlstein, on the one hand, and the Company or any of the Company Subsidiaries or Affiliates, the Seller or the Trustee or otherwise, on the other hand. This Section 12.13 is for the benefit of the Seller, the Trustee, any officer, employee or director of the Company and their respective Affiliates or the Trustee, as applicable, and such Persons are intended third-party beneficiaries of this Section 12.13. This Section 12.13 will be irrevocable, and no term of this Section 12.13 may be amended, waived or modified, without the prior written consent of the Seller.
12.14    Action as ESOP Trustee. The Trustee has executed and delivered this Agreement and related documents, not in his corporate capacity, but solely as trustee of the Trust. The performance of this Agreement and the related documents by the Trustee on behalf of the Trust and the participants of the ESOP and any and all duties, obligations and liabilities of the Trustee hereunder will be affected by it only in its capacity as trustee of the Trust and not in its corporate capacity. Other than in its capacity as trustee of the Trust, the Trustee does not undertake nor shall it have any liability or obligation of any nature whatsoever by virtue of the execution and delivery of this Agreement and the related documents or the representations, covenants or warranties contained herein, and no liability shall be asserted or enforceable against the Trustee by reason of any of the covenants, statements, representations or warranties by any other party contained in this Agreement.
12.15    Parent Guaranty. To induce the Company, the Seller and the Trustee to enter into this Agreement, the Parent hereby guarantees to the Company, the Seller and the Trustee, and their respective successors and assigns, absolutely, unconditionally and irrevocably, the full, prompt and complete payment and performance by the Buyer of all of the payment and performance obligations of the Buyer contained in this Agreement (the “Buyer Obligations”). The Parent hereby acknowledges and agrees that, without any notice to, further assent by, or loss of any right against the Parent, and without in any way affecting or releasing the liability of the Parent hereunder, the Seller may at any time agree with the Buyer to renew, extend, modify, compromise, settle or release any Buyer Obligations in whole or in part. The Parent waives any and all notice of the renewal, extension, modification or accrual of any Buyer Obligations or acceptance of this guarantee. This guarantee shall be a continuing, absolute, irrevocable and unconditional guarantee of payment and performance and not merely of collection, and is in no way conditioned or contingent upon any attempt to collect from the Buyer or other party liable for any Buyer Obligations, enforce performance by the Buyer or such other party, or on any other condition or contingency. This guarantee shall remain in full force and effect until the full satisfaction of all the Buyer Obligations. Notwithstanding the foregoing, this guarantee shall be reinstated if, at any time following the termination of this guarantee, any payment of the Buyer Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, reorganization, dissolution or liquidation of any party liable for any of the Buyer Obligations or otherwise, and is so rescinded, restored or returned, all as though such payment had not been made. No failure on the part of the Seller or the Trustee to exercise, and no delay in exercising, any rights or power (including those hereunder) shall operate as a waiver thereof or a waiver of any other rights or power and shall in any way affect or impair this guarantee, nor shall any single or partial exercise by the Seller or the Trustee of any rights or power (including those hereunder) preclude any other further exercise thereof or exercise of any other rights or power. The Parent hereby agrees to pay any and all reasonable attorneys’ fees and any other expenses and costs incurred by the Seller or the Trustee in enforcing the Buyer Obligations or any rights under this guarantee.
12.16    Financing Sources. Notwithstanding anything herein to the contrary, each of the Parties, on behalf of itself and each of its Affiliates, hereby (i) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim or any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources, arising out of or relating to, this Agreement, the Financing or any of the agreements (including the Commitment Letter and any other Financing Document) entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such courts, (ii) agrees that any such proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state) to the extent specified therein, (iii) agrees that service of process upon such Person in any such proceeding shall be effective if notice is given in accordance with Section 12.01, (iv) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such proceeding in any such court, (v) knowingly, intentionally and voluntarily waives, to the fullest extent permitted by applicable Law, trial by jury in any proceeding brought against the Financing Sources in any way arising out of or relating to, this Agreement, the Financing, the Commitment Letter, any Financing Document or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (vi) agrees that notwithstanding anything to the contrary contained in the other provisions of this Section 12.16 (each of which shall be subject to this clause (vi)), none of the Seller, the Company, any of their respective Affiliates or any of their or their respective Affiliates’ respective stockholders, partners, members, officers, directors, employees, controlling persons, agents and Representatives shall have any rights or claims against the Financing Sources relating to or arising out of this Agreement, the Financing, the Commitment Letter, any Financing Document or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether at law or equity, in contract, in tort or otherwise, and (vii) agrees that the Financing Sources are express third-party beneficiaries of, and may enforce, any of the provisions herein reflecting the foregoing agreements in this Section 12.16 (and such provisions shall not be amended in any respect that is adverse to any Financing Source without the prior written consent of such Financing Source).

[Signatures on next page(s).]

IN WITNESS WHEREOF, the Buyer, the Parent, the Company and the Seller have duly executed this Agreement as of the date first written above.
LEIDOS, INC.
by:    /s/ James C. Reagan
    Name:    James C. Reagan
    Title:    CFO
LEIDOS HOLDINGS, INC.
by:    /s/ James C. Reagan
    Name:    James C. Reagan
    Title:    CFO
DYHC, INC.
by:    /s/ David A. King
    Name:    David A. King
    Title:    Chief Executive Officer
DYNETICS, INC. EMPLOYEE STOCK OWNERSHIP TRUST, AS AMENDED
By:    GreatBanc Trust Company, not in its corporate or individual capacity, but solely in its capacity as Trustee of the Dynetics, Inc. Employee Stock Ownership Trust, as amended
By:

/s/ Kevin B. Kolb
Kevin B. Kolb, not in his/her individual capacity, but solely in his capacity as an authorized officer of GreatBanc Trust Company

Appendix A
DEFINED TERMS
“2019 Financials” shall have the meaning set forth in Section 4.06(a).
“Acquisition Proposal” means any proposal or offer to, directly or indirectly, acquire over 50% of the capital stock or equity securities or consolidated total assets of the Company, including any such acquisition structured as a merger, consolidation, dissolution, recapitalization or other business combination, or the issuance by the Company of over 50% of its capital stock or other equity securities as consideration for the assets or securities of another Person, in each case, other than the Stock Purchase.
“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
“Affiliate Agreement” shall have the meaning set forth in Section 4.21.
“Agreement” shall have the meaning set forth in the Preamble.
“Allocation Schedule” shall have the meaning set forth in Section 8.09(f)(ii).
“Alternative Financing” shall have the meaning set forth in Section 8.11(e).
“Alternative Termination Fee” shall have the meaning set forth in Section 10.03(a)(iv).
“AMS LLC” means the Company Subsidiary Aviation & Missile Solutions, LLC.
“Antitrust Laws” shall have the meaning set forth in Section 4.05(a).
“Balance Sheet” shall have the meaning set forth in Section 4.06(a).
“Balance Sheet Date” shall have the meaning set forth in Section 4.06(a).
“Business Day” means any day on which banks are not required or authorized by Law to close in New York, New York.
“Buyer” shall have the meaning set forth in the Preamble.
“Buyer 401(k) Plan” shall have the meaning set forth in Section 8.05(c).
“Buyer Material Adverse Effect” means any Event that prevents or materially delays the Buyer’s or the Parent’s performance of their respective obligations under this Agreement in any material respect or the Buyer’s consummation of the Stock Purchase and the other Transactions.
“Buyer Obligations” shall have the meaning set forth in Section 12.15.
“Buyer Plan” shall have the meaning set forth in Section 8.05(a).
“Buyer Return” shall have the meaning set forth in Section 8.09(a)(ii).
“Capital Budget” shall have the meaning set forth in Section 7.01(o).
“Change in Control Severance Plan” means the Dynetics, Inc. Change in Control Severance Plan.
“Closing” shall have the meaning set forth in Section 3.01.
“Closing Date” means the date on which the Closing occurs.
“Closing Payment Amount” shall have the meaning set forth in Section 2.02(a).
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Commitment Letter” shall have the meaning set forth in Section 6.08(a).
“Company” shall have the meaning set forth in the Preamble.
“Company 401(k) Plan” shall have the meaning set forth in Section 8.05(c).
“Company Benefit Plan” means each (i) employee benefit plan (as defined in Section 3(3) of ERISA), whether written or unwritten, whether or not subject to ERISA, and (ii) other employment or employee benefit plan, program, practice, policy, arrangement or agreement, whether written or unwritten, including any bonus, pension, profit sharing, deferred compensation, stock option, stock purchase, restricted stock, stock appreciation right or other equity or equity-based incentive, cash incentive, retirement, retiree medical or life insurance, supplemental retirement, vacation, welfare, disability, death benefit, hospitalization, medical, fringe benefit, employment, retention, severance, change in control, transaction bonus, termination or other similar compensation or employee benefit plan, program or arrangement, including, without limitation, the ESOP, (x) that is sponsored, maintained, contributed to or participated in by the Company or any Company Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Company Subsidiary, or (y) with respect to which the Company or any Company Subsidiary could reasonably be expected to have any material liability, or (z) to which the Company or any Company Subsidiary is a party, other than any plan, program or arrangement mandated by applicable Law.
“Company Bylaws” means the bylaws of the Company, as amended.
“Company Cash” means the Company’s cash balances in accounts, as of immediately prior to Closing, as adjusted for any deposits in transit, any outstanding checks and any other proper reconciling items, in each case as determined in accordance with GAAP on a basis consistent with the methodologies, practices and principles used in the preparation of the Financial Statements; provided that “Company Cash” shall not include Restricted Cash.
“Company Charter” means the certificate of incorporation of the Company, as amended.
“Company Common Stock” shall have the meaning set forth in Section 4.03(a).
“Company Disclosure Letter” shall have the meaning set forth in Article IV.
“Company Employees” shall have the meaning set forth in Section 8.05(a).
“Company Joint Ventures” shall have the meaning set forth in Section 4.02(b).
“Company Leases” shall have the meaning set forth in Section 4.14(b).
“Company Material Adverse Effect” means any change, development, event, effect, occurrence, fact, condition or circumstance (each, an “Event”) that, individually or in the aggregate with all other Events, (i) has had or would reasonably be expected to have a material adverse effect on the assets, liabilities, business, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) prevents or materially delays the consummation of the Stock Purchase and the other Transactions by the Company; provided, however, for purposes of clause (i), that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or reasonably would be expected to have been a Company Material Adverse Effect: any Event arising out of or resulting from any of the following: (1) the geographic regions or industry in which the Company or any Company Subsidiary operates, including, but not limited to, changes in Governmental Entity funding level or program changes (including changes in the use, adoption or non-adoption of industry standards), (2) the economy, political, regulatory, congressional appropriation or market conditions, or financial, credit, foreign exchange, securities or capital markets, including any disruption thereof, in the United States or elsewhere in the world, (3) any actions taken to comply with any change in applicable Law or applicable accounting regulations or principles or interpretations thereof, (4) actions or omissions of the Company and the Seller expressly required by the terms of this Agreement, (5) the execution and delivery of this Agreement or any Events directly attributable to the announcement or pendency of this Agreement (including compliance with the covenants set forth herein and the identity of the Buyer as the acquiror of the Company, or any action taken, delayed or omitted to be taken by the Company at the written request or with the prior consent of the Buyer or otherwise required pursuant to the terms hereof), including the impact thereof on relationships, contractual or otherwise, with employees, customers, suppliers, distributors, vendors, franchisors, franchisees, licensors, licensees, lenders, investors, subcontractors or partners, (6) national or international political conditions, any outbreak or escalation or worsening of hostilities, insurrection or war, whether or not pursuant to declaration of a national emergency or war, acts of terrorism (including cyber-terrorism), sabotage, strikes, freight embargoes or other international or national calamity or crisis, or any potential or actual government shutdown, (7) fires, epidemics, quarantine restrictions, earthquakes, hurricanes, tornados or other natural disasters, (8) any failure to meet any estimates, earnings or other financial projections, performance measures or operating statistics (but not the facts or circumstances underlying or giving rise to such failure unless excluded pursuant to another clause of this definition), (9) litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the Transactions or (10) any breach of this Agreement by the Buyer; provided, further, that in the case of the foregoing clauses (1), (2), (3) and (6), except to the extent such changes materially disproportionately adversely impact the Company or the Company Subsidiaries as compared to the adverse impact such changes have on other Persons operating in the same industry as the Company or the Company Subsidiaries operate, in which case only the incremental disproportionate effect shall be taken into account.
“Company Registered Intellectual Property” shall have the meaning set forth in Section 4.15(a).
“Company SARs” means the stock appreciation rights of the Operating Company granted pursuant to the Operating Company’s Stock Appreciation Rights Plan (as amended, the “SARs Plan”).
“Company Subsidiaries” shall have the meaning set forth in Section 4.01.
“Company Termination Fees” shall have the meaning set forth in Section 10.03(a)(iv).
“Company Transaction Expenses” means, without duplication, solely to the extent unpaid, (i) all costs, fees and expenses incurred (whether or not invoiced or accrued for) or subject to reimbursement by or on behalf of the Company or any Company Subsidiary (or for which the Company or any Company Subsidiary is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise) in connection with this Agreement and the consummation of the Transactions, including (A) brokerage fees, commissions, finders’ fees, or financial advisory fees and, in each cases, related costs and expenses, including those payable to the brokers set forth on Schedule 4.19 of the Company Disclosure Letter, (B) fees, costs and expenses of counsel, accountants, financial advisors, appraisers, investment bankers, brokers and other advisors or service providers retained by the Company, the Seller or the Trustee, including relating to any virtual or physical data room and (C) unpaid amounts owed, directly or indirectly, by the Company to the Seller or the Trustee or any of their respective Affiliates and, and (ii) any stay bonus, transaction completion bonus, retention bonus, severance or other bonuses, compensation or payment made or required to be made to any current or former employee, officer, director or individual service provider of the Company or any of the Company Subsidiaries in connection with this Agreement or the Transactions (other than the Transaction Bonus Amount and the SARs Consideration), plus an amount equal to the employer portion of any employment and payroll taxes payable in connection with such amounts; provided, however, that Company Transaction Expenses shall not include any fees, costs, payments, expenses or disbursements incurred by, on behalf of, or for the account of the Buyer and its Affiliates (including, after the Closing, the Company).
“Confidentiality Agreement” shall have the meaning set forth in Section 8.01.
“Consent” shall have the meaning set forth in Section 4.05(a).
“Contract” shall have the meaning set forth in Section 4.05(a).
“Current Government Contract” means all Government Contracts for which the period of performance has not yet expired or terminated, or for which final payment has not yet been received.
“D&O Indemnified Party” shall have the meaning set forth in Section 8.06(a).
“D&O Insurance” shall have the meaning set forth in Section 8.06(b).
“DCSA” means the Defense Counterintelligence and Security Agency (previously known as the Defense Security Service) within the U.S. Department of Defense.
“Deferred Revenue” means any advance payments or other revenues received by the Company or any Company Subsidiary that are comprised of payments made by any customer for goods or services to the extent such goods or services are to be delivered or provided to such customer after the Closing.
“Dispute” shall have the meaning set forth in Section 12.13(a).
“Environmental Claim” means any administrative, regulatory or judicial action, suit, proceeding, Order, claim, directive, Lien, complaint, or written notice, demand or request by or from any Governmental Entity or any other Person alleging liability relating to or arising out of any Environmental Law or Environmental Permit, including a Release of, or human exposure to, any Hazardous Material.
“Environmental Law” means any Law or Order relating to pollution, contamination or the cleanup, protection or restoration of the environment or natural resources, or human health as it relates to the exposure to Hazardous Materials.
“Environmental Permit” means any Permit required under any applicable Environmental Law for the Company or the Company Subsidiaries to conduct its respective businesses as currently conducted.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any entity that, together with the Company, would be treated as a single employer under Section 414 of the Code.
“ESOP” means the Dynetics, Inc. Employee Stock Ownership Plan, as amended from time to time.
“FAR” means the Federal Acquisition Regulation.
“Financial Statements” shall have the meaning set forth in Section 4.06(a).
“Financing” shall have the meaning set forth in Section 6.08(a).
“Financing Documents” shall have the meaning set forth in Section 8.11(b).
“Financing Sources” means, collectively, the entities party to the Commitment Letter and any Person that provides, or has entered into, or in the future enters into, any Contract with the Parent or any of its Affiliates (including the Buyer) in connection with, or that is otherwise acting as a lender, arranger, bookrunner, manager, agent or any other similar representative in respect of, all or any part of the Financing (or any other financing of all or a portion of the purchase price contemplated hereby), together with any of such Person’s Affiliates and any of such Person’s or any of its Affiliates’ respective direct or indirect, former, current or future stockholders, managers, members, directors, officers, employees, agents, advisors, other Representatives and their respective successors or assignees; provided that neither Parent nor any Affiliate of Parent (including the Buyer) shall be a Financing Source.
“Flow of Funds Memorandum” shall have the meaning set forth in Section 2.02(d).
“FOCI” shall have the meaning set forth in Section 6.04(d).
“Fraud” shall mean the actual and intentional misrepresentation of a fact by any Person with respect to the making of the Company’s representations and warranties set forth in Article IV.
“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.
“Government Bid” means any quotation, bid or proposal that, if accepted or awarded, would result in the award of a Government Contract.
“Government Contract” means any Contract between the Company or any Company Subsidiary and (i) the U.S. Government or any Governmental Entity, (ii) any prime contractor of the U.S. Government or any Governmental Entity or (iii) any subcontractor (at any tier) with respect to any Contract described in clauses (i) or (ii) above. A task, purchase or delivery order under a Government Contract or any amendment, supplement or modification to a Government Contract shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract to which it relates.
“Governmental Entity” shall have the meaning set forth in Section 4.05(a).
“Hazardous Material” means any (A) biohazardous material, (B) petroleum product, derivative or by-product, radon, urea formaldehyde foam insulation, polychlorinated biphenyls, radioactive materials or toxic mold or fungi, or (C) other chemical, material, substance or waste that in relevant form, quantity or concentration is regulated as “hazardous” or “toxic” under any Environmental Law.
“HIPAA” shall mean, collectively, the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and the regulations promulgated thereunder.
“Holland & Knight” shall have the meaning set forth in Section 12.13(a).
“HSR Act” shall have the meaning set forth in Section 4.05(a).
“Indemnification Expenses” shall have the meaning set forth in Section 8.06(c).
“Individual Bonus Amount” shall have the meaning set forth in Section 2.03.
“Individual SARs Consideration” shall have the meaning set forth in Section 2.04.
“Information Technology” shall have the meaning set forth in Section 4.15(k).
“Intellectual Property” means any of the following in any jurisdiction: (i) United States and foreign patents, patent applications, continuations-in-part, divisions or reissues; (ii) United States federal, state and foreign trademarks, service marks, and trade names, pending applications to register the foregoing, and common law trademarks, service marks and trademarks, designs, logos, and other designations of origin; (iii) any and all copyrightable works of authorship, including, but not limited to, registered copyrights in both published works and unpublished works, unregistered copyrights in both published works and unpublished works, and applications to register copyrightable works of authorship; (iv) trade secrets, including, confidential or proprietary business information, know-how, concepts, methods, algorithms, schematics, techniques, technology, software, interfaces, department tools, processes, specifications, designs, inventions, formulae, reports, data, databases, compilations, customer lists, mailing lists, business plans, or other material proprietary information; and (v) all registered domain names.
“King & Spalding” shall have the meaning set forth in Section 12.13(a).
“Knowledge” means, with respect to any matter in question, (i) as to the Company, the actual knowledge of those individuals set forth on Schedule 1.01(a) of the Company Disclosure Letter, (ii) as to the Buyer, the actual knowledge of those individuals set forth on Schedule 1.01(a) of the Buyer Disclosure Letter, (iii) as to the Seller, the actual knowledge of those individuals set forth on Schedule 1.01 of the Seller Disclosure Letter and (iv) as to the Parent, the actual knowledge of those individuals set forth on Schedule 1.01(b) of the Buyer Disclosure Letter.
“Law” shall have the meaning set forth in Section 4.05(a).
“Leased Real Property” shall have the meaning set forth in Section 4.14(b).
“Lenders” means the lending Persons party to the Loan Agreements, as set forth on Schedule 2.02(c)(i) of the Company Disclosure Letter.
“Levenfeld Pearlstein” shall have the meaning set forth in Section 12.13(a).
“Liabilities” shall have the meaning set forth in Section 4.06(e).
“Liens” shall have the meaning set forth in Section 4.02(a).
“Loan Agreements” means the loan agreements set forth on Schedule 2.02(c)(i) of the Company Disclosure Letter.
“Loss” or “Losses” of a Person means any and all liabilities, losses, costs, expenses, damages, fines, penalties, charges, Taxes, assessments and judgments (including reasonable attorneys’ and independent accountants’ fees) actually incurred by such Person; provided that Losses shall exclude (i) Losses that are for consequential, special, exemplary, or punitive damages, (ii) Losses for lost profits, and (iii) Losses based upon (x) diminution of value and damages based on any multiplier of the Company’s earnings, income or cash flow or (y) any other premium or valuation methodology.
“Maximum Premium” shall have the meaning set forth in Section 8.06(b).
“New Employing Entity” shall have the meaning set forth in Section 8.05(a).
“NGSS Subsidiaries” means the Company Subsidiaries Next Generation Space Systems, Inc. and NGSS Management Company, Inc.
“NISPOM” means the National Industrial Security Operating Manual, as published and revised by the Defense Security Service (DoD 5220.22-M).
“Non-Recourse Party” means, with respect to a party, any of such party’s former, current and future equity holders, controlling Persons, directors, officers, employees, agents, advisors, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equity holder, controlling Person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing).
“Notice Date” has the meaning set forth in Section 10.03(a)(ii).
“Order” shall have the meaning set forth in Section 4.05(a).
“Outside Date” shall have the meaning set forth in Section 10.01(b)(i).
“Owned Intellectual Property” shall have the meaning set forth in Section 4.15(b).
“Owned Real Property” shall have the meaning set forth in Section 4.14(a).
“Parent” shall have the meaning set forth in the Preamble.
“Party” or “Parties” means the Buyer, the Parent, the Company, the Seller and the Trustee.
“Payoff Amount” shall have the meaning set forth in Section 2.02(c).
“Payoff Letters” shall have the meaning set forth in Section 9.02(d)(iii).
“Permit” shall have the meaning set forth in Section 4.12.
“Permitted Liens” means (a) liens with respect to Taxes either not yet delinquent or that are being currently contested in appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP; (b) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens (i) arising or incurred in the ordinary and usual course of business and consistent with past practice or (ii) with respect to liabilities that are not yet due or (iii) with respect to liabilities that if due, are not delinquent, or (iv) with respect to liabilities that are being currently contested in appropriate proceedings; (c) the terms and conditions of the Company Leases; (d) statutory liens in favor of lessors in connection with the Company Leases; (e) Liens or other restrictions imposed or promulgated by Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions; provided that such Liens or restrictions do not materially and adversely interfere with the operation or use of the Owned Real Property or Leased Real Property; (f) Liens incurred in the ordinary course of business, consistent with past practice, in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations; (g) non-exclusive licenses of Intellectual Property granted by the Company or any Company Subsidiary in the ordinary course of business consistent with past practice; (h) Liens relating to intercompany borrowings among the Company and the Company Subsidiaries; (i) with respect to the Owned Real Property and Leased Real Property, any encumbrances and obligations that run with the land (including, but not limited to, easements and right-of-way agreements); provided that such encumbrances or obligations do not materially and adversely impair the value of the Owned Real Property or interfere with the operation or use of the Owned Real Property or Leased Real Property, and (j) Liens (i) incurred in the ordinary course of business consistent with past practice, or (ii) which are non-monetary, that in either case are not reasonably likely to adversely interfere in a material way with the use of the properties or assets encumbered thereby.
“Person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.
“Personal Information” means information which is capable of identifying an individual, including an individual’s combined first and last names, home address, telephone number, email address, social security number, driver’s license number, passport number and credit card or other financial information.
“Principal,” as used in Section 4.17 hereof, has the meaning ascribed to in FAR 2.101 (48 C.F.C. 2.101).
“Post-Closing Expense Fund” means the sum of $700,000 to be used for the purposes set forth in Section 8.10.
“Privileged Communications” shall have the meaning set forth in Section 12.13(b).
“Purchase Price” shall have the meaning set forth in Section 2.02(a).
“Qualifying Section 10.01(b)(i) Termination” shall have the meaning set forth in Section 10.03(a)(ii).
“R&W Insurance Expenses” means all costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commission, Taxes related to such policy, other fees and expenses of such policy and any fees and expenses of the R&W insurance broker incurred by the Company.
“R&W Insurance Policy” means one or more insurance policies provided to the Buyer or one of its Affiliates, issued at or prior to the Closing, by an insurance carrier providing coverage for the breaches of certain representations and warranties hereunder (subject to any exclusions specified therein).
“Redeemed Notes” shall have the meaning set forth in Section 2.02(c).
“Redemption Notices” shall have the meaning set forth in Section 9.02(d).
“Regulatory Concessions” shall have the meaning set forth in Section 8.03(c).
“Release” means any release, spill, emission, leaking, pumping, emitting, depositing, discharging, injecting, escaping, leaching, dispersing, dumping, pouring, disposing or migrating into, onto or through the environment (including ambient air, surface water, ground water, land surface or subsurface strata).
“Representatives” means with respect to any Person, any officer, director or employee of, or any investment banker, attorney or other advisor or representative of such Person.
“Required Information” means (a) all financial statements of the Company and the Company Subsidiaries that are necessary to satisfy the condition set forth in paragraph 7 of Exhibit C to the Commitment Letter, (b) the financial information of the Company and the Company Subsidiaries derived from the historical books and records of the Company and the Company Subsidiaries as may be necessary for the Parent to prepare customary pro forma financial statements for the historical periods required by paragraph 7 of Exhibit C to the Commitment Letter or as otherwise required under Regulation S-X and Regulation S-K under the Securities Act for registered public offering(s) of securities by the Parent without giving effect to Section 3-05(b)(4) of Regulation S-X (it being understood that preparation of pro forma financial statements shall be the responsibility of the Parent) and (c) the audited financial statements of the Company and the Company Subsidiaries and accompanying audit reports and the unaudited financial statements of the Company and the Company Subsidiaries required by Regulation S-X and Regulation S-K under the Securities Act for registered public offering(s) of securities by the Parent, assuming that such offering(s) were consummated at the same time during the Company’s fiscal year as such offering(s) of securities will be made and without giving effect to Section 3-05(b)(4) of Regulation S-X, or as otherwise necessary in order to assist in receiving customary “comfort” from Company’s auditors in connection with the offering(s) of securities contemplated by the Commitment Letter and any replacements or restatements of any of the foregoing, and any supplements thereto.
“Restricted Cash” means restricted cash as determined in accordance with GAAP on a basis consistent with the methodologies, practices and principles used in the preparation of the Financial Statements.
“SARs Consideration” shall have the meaning set forth in Section 2.04.
“SARs Holder” shall have the meaning set forth in Section 2.04.
“Section 338(h)(10) Elections” shall have the meaning set forth in Section 8.09(f)(i).
“Securities Act” means the Securities Act of 1933.
“Seller” shall have the meaning set forth in the Preamble.
“Seller Disclosure Letter” shall have the meaning set forth in Article V.
“Seller Material Adverse Effect” means any Event that prevents or materially delays the Seller’s performance of its obligations under this Agreement in any material respect or the Seller’s consummation of the Stock Purchase and the other Transactions.
“Seller Return” shall have the meaning set forth in Section 8.09(a)(i).
“Shares” means all of the issued and outstanding shares of Company Common Stock.
“Specified Contract” shall have the meaning set forth in Section 4.16(a).
“Specified Lease” shall have the meaning set forth in Section 4.14(b).
“Specified Leased Real Property” shall have the meaning set forth in Section 4.14(b).
“Stock Purchase” shall have the meaning set forth in the Recitals.
A “Subsidiary” of any Person means another Person (other than a Company Joint Venture), an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity ownership interests of which) is owned directly or indirectly by such first Person.
“Tax” or “Taxes” means any and all federal, state, local, and non-U.S. income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, stamp, transfer and recording tax, duty or similar governmental fee, levy, assessment or charge imposed by a Governmental Entity having the authority to impose the same, together with any interest, penalties, additions to tax or additional amounts attributable to, or imposed upon, or with respect to the foregoing.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement required to be filed or has been filed with a Governmental Entity responsible for the administration of Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Termination Fee” shall have the meaning set forth in Section 10.03(a).
“Total Tax Consideration” shall have the meaning set forth in Section 8.09(f)(ii).
“Transaction Bonus Agreements” shall have the meaning set forth in Section 2.03.
“Transaction Bonus Amount” shall have the meaning set forth in Section 2.03.
“Transactions” means the Stock Purchase and the other transactions contemplated by this Agreement or any other ancillary document contemplated by this Agreement.
“Transfer Taxes” shall have the meaning set forth in Section 8.09(g).
“Trust” shall have the meaning set forth in the Preamble.
“Trustee” means GreatBanc Trust Company, as trustee of the Trust.
“Unaudited Financials” shall have the meaning set forth in Section 4.06(a).
“WARN Act” shall have the meaning set forth in Section 8.05(a).

EXHIBIT A

STOCK APPRECIATION RIGHT SURRENDER AND CANCELLATION AGREEMENT

This STOCK APPRECIATION RIGHT SURRENDER AND CANCELLATION AGREEMENT (this “Agreement”), is made this ______ day of ____________, 2020, by and between DYHC, Inc., a Delaware corporation (the “Company”), Dynetics, Inc., an Alabama corporation and a wholly-owned subsidiary of DYHC, Inc. (the “Operating Company”), and the undersigned holder (“SAR Holder”) of stock appreciation rights of the Operating Company (“Company SARs”) granted pursuant to the Operating Company’s Stock Appreciation Rights Plan (as amended, the “Plan”).
WHEREAS, pursuant to the Stock Purchase Agreement (the “SPA,” and the transactions contemplated by the SPA, the “Transactions”), dated as of December 17, 2019, by and among Leidos Holdings, Inc., a Delaware corporation (the “Parent”), Leidos, Inc., a Delaware corporation and wholly-owned subsidiary of the Parent (“Buyer”), the Company and Dynetics, Inc. Employee Stock Ownership Trust, as amended (which is part of the Dynetics, Inc. Employee Stock Ownership Plan) (“Seller”), Buyer shall purchase from Seller and Seller shall sell to Buyer all of the issued and outstanding capital stock of the Company (the “Stock Purchase”) and (i) effective immediately upon the Closing (but deemed to occur immediately following the Closing), the vesting of each outstanding Company SAR shall accelerate, such that all outstanding Company SARs will be one hundred percent (100%) vested, (ii) on the Closing Date (immediately following the Closing), each outstanding Company SAR shall be cancelled and shall cease to exist and (iii) on the Closing Date (immediately following the Closing), each holder of a Company SAR who has executed and delivered this Agreement to the Company shall receive a cash payment through the payroll of the Company (or the applicable Company Subsidiary) which, with respect to SAR Holder, shall be equal to the amount set forth in Exhibit A hereto (subject to any applicable withholding or other Taxes) (the “Individual SARs Consideration”) in accordance with Section 2.04 of the SPA. Capitalized terms used but not defined herein shall have the respective meanings set forth in the SPA;
WHEREAS, in accordance with Section 2.04 of the SPA, each holder of Company SARs shall not be entitled to receive payment of the Individual SARs Consideration unless and until such holder executes and delivers this Agreement to the Company;
WHEREAS, SAR Holder has decided to enter into this Agreement whereby SAR Holder agrees to surrender all Company SARs to the Company and the Operating Company for cancellation in exchange for the Individual SARs Consideration; and
WHEREAS, pursuant to the terms of the SPA, the Plan and the written agreement(s) evidencing Company SARs granted to SAR Holder thereunder (the “Company SAR Agreements”), the Company SARs being surrendered and cancelled shall terminate and become null and void in their entirety on the Closing Date (immediately following the Closing) without any further action required by the Company or the Operating Company.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SAR Holder, the Company and the Operating Company hereby agree as follows:
1.Surrender and Cancellation of Company SARs; No Further Equity Rights in Company SARs. SAR Holder hereby acknowledges that all outstanding Company SARs held by SAR Holder shall be surrendered and cancelled and of no further force and effect on the Closing Date (immediately following the Closing) in accordance with the terms of the SPA, the Plan and the Company SAR Agreements. Accordingly, SAR Holder agrees to enter into this Agreement to surrender the SAR Holder’s Company SARs to the Company and the Operating Company for cancellation and, in consideration thereof, shall be entitled to the Individual SARs Consideration. SAR HOLDER AGREES AND UNDERSTANDS THAT, BY SIGNING THIS AGREEMENT, SAR HOLDER HEREBY RELINQUISHES AND WAIVES ANY AND ALL RIGHTS RELATED TO ANY EQUITY OR OWNERSHIP INTEREST OR RIGHT TO ACQUIRE SUCH INTEREST IN THE COMPANY AND THE OPERATING COMPANY REPRESENTED BY THE COMPANY SAR AND AS PROVIDED IN THE PLAN AND THE COMPANY SAR AGREEMENTS PURSUANT TO THE TERMS OF THIS AGREEMENT. Notwithstanding the foregoing, if the Transactions are not consummated, the Company SARs held by SAR Holder shall remain outstanding and this Agreement shall become void and without further force and effect.
2.    Consideration. In consideration for the surrender and cancellation of the Company SARs held by SAR Holder, SAR Holder shall be entitled to the Individual SARs Consideration attributable to the Company SARs pursuant to the SPA. Each Company SAR with a strike price that would result in the Individual SARs Consideration payable with respect to such Company SAR being zero shall be cancelled on the Closing Date (immediately following the Closing) without consideration and thereupon shall no longer represent the right to share in the appreciation value of shares of common stock or any other equity security of the Company, the Operating Company, Buyer or any other Person or other right to receive any other consideration.
3.    Release.
(a)    SAR Holder, on behalf of itself, and on behalf of its Affiliates, and their respective Representatives, successors, assigns, heirs and executors (each, a “Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions, and causes of action of whatever kind or nature, whether known or unknown (collectively, “Claims”), which any Releasor has, may have, or might have or may assert now or in the future, against the Parent, Buyer, the Company, the Operating Company, Seller, and their respective Representatives, Affiliates, successors, assigns, heirs and executors (in each case in their capacity as such) (each, a “Releasee”), arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act, or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted, or begun prior to the Closing Date, in each case solely in connection with the Company SARs, the Plan, or the Company SAR Agreements (collectively, the “Released Claims”); provided, that the foregoing release shall not affect the rights and remedies of the SAR Holder (including, without limitation, to the Individual SARs Consideration) under this Agreement, and such rights and remedies shall continue in full force and effect. SAR Holder shall, and shall cause each Releasor to, refrain from, directly or indirectly, asserting any Claim, or commencing, instituting or causing to be commenced, any legal proceeding of any kind against any Releasee based upon any Released Claim. The parties hereby acknowledge and agree that the execution of this Agreement shall not constitute an acknowledgment of or an admission by any Releasor or Releasee of the existence of any such Claims or of liability for any matter or precedent upon which any liability may be asserted.
(b)    Nothing in the release set forth in Section 3(a) is intended to limit SAR Holder from instituting legal action for the purpose of participating in an investigation or proceeding before the Equal Employment Opportunity Commission or similar governmental agency, or relinquishing any other right or entitlement that cannot as a matter of law be waived by Section 3(a).
(c)    Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered by hand or sent by email or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or by email, delivery confirmed, or if mailed, three (3) days after mailing (one (1) Business Day in the case of express mail or overnight courier service), as follows (or at such other address for a party as shall be specified by like notice):
if to Buyer, or after the Closing, the Company or the Operating Company, to:
Leidos Holdings, Inc.
11955 Freedom Drive
16th Floor
Reston, VA 20190
Attention: Jerald S. Howe, Jr.
Email: Jerry.Howe@leidos.com
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Attention: Howard L. Ellin
Email: howard.ellin@skadden.com
Attention: Jeremy D. London
Email:    jeremy.london@skadden.com
if to the Company or the Operating Company prior to the Closing, to:
DYHC, Inc.
1002 Explorer Blvd
Huntsville, AL 35806
Attention: Michael Stebbins
Email: Legal@dynetics.com
with a copy to:

King & Spalding LLP

1700 Pennsylvania Avenue, NW

Suite 200

Washington, D.C. 20006

Attention: Lawrence T. Yanowitch

Email: lyanowitch@kslaw.com

Attention: Jeremy M. Schropp

Email: jschropp@kslaw.com
If to SAR Holder, the address as set forth on the signature page hereto.

4.    Public Announcements; Confidentiality. Unless otherwise required by applicable law (based upon the reasonable advice of counsel), SAR Holder shall not make any public announcements in respect of this Agreement, the SPA or the respective transactions contemplated hereby or thereby or otherwise communicate with any news media without the prior written consent of the Company. The parties shall, and shall cause their respective Affiliates and Representatives to, keep confidential the terms and conditions of this Agreement. If SAR Holder is compelled to disclose any information referenced in this Section 4 by judicial or administrative process or by other requirements of law, SAR Holder shall, prior to such disclosure, promptly notify the Company in writing and shall disclose only that portion of such information which the Company is advised by its respective counsel in writing, is legally required to be disclosed, provided that SAR Holder shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded to any such information to be disclosed.
5.    Further Assurances. SAR Holder represents and warrants to the Company and the Operating Company that (a) no authorization, consent or approval of any Person is required to be obtained or made by SAR Holder in connection with the execution and delivery of this Agreement, (b) this Agreement is SAR Holder’s valid and binding obligation and (c) SAR Holder has not, and prior to the Closing will not have, transferred or attempted to transfer any interest in any of SAR Holder’s Company SARs to any party other than the surrender for cancellation to the Company and the Operating Company pursuant to this Agreement. SAR Holder represents and warrants to the Company and the Operating Company that all Company SARs to be surrendered for cancellation by SAR Holder to the Company and the Operating Company under this Agreement are free and clear of any Liens. Other than as set forth in Exhibit A hereto, SAR Holder does not own or have any right to any stock appreciation right, option, warrant, call, commitment, subscription, right to purchase or agreement of any kind to acquire any shares of common stock of the Company or the Operating Company, whether or not such right is vested or exercisable.
6.    Entire Agreement. This Agreement and the SPA (and any other agreements contemplated hereby and thereby) constitute the entire agreement between SAR Holder, the Company and the Operating Company with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between SAR Holder, the Company and the Operating Company with respect to the subject matter of this Agreement. Neither this Agreement nor any provision hereof is intended to confer upon any Person, other than SAR Holder, the Company and the Operating Company, any legal or equitable right, benefit or remedy of any nature whatsoever hereunder.
7.    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.
8.    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of SAR Holder, the Company, the Operating Company and their respective successors and permitted assigns. Neither SAR Holder, on the one hand, nor the Company or the Operating Company, on the other hand, may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.
9.    No Third-Party Beneficiaries. Except as provided in Section 3 and Section 13, this Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person (including any Governmental Entity or policyholder of the Company or its subsidiaries) or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
10.    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by SAR Holder, the Company and the Operating Company. No waiver by SAR Holder, the Company or the Operating Company of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by SAR Holder , the Company or the Operating Company shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
11.    Facsimile; Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
12.    Governing Law; Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.
(b)    The parties agree that any proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any proceeding and irrevocably waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the venue of any such proceeding in any such court or that any such proceeding brought in any such court has been brought in an inconvenient forum. Process in any such proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 3(c) shall be deemed effective service of process on such party. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.
13.    Reliance by the Company, the Operating Company and Buyer. The Company shall deliver an executed copy of this Agreement to Buyer, and each of the Company, the Operating Company and Buyer may rely upon such delivery as conclusively evidencing the irrevocable agreement and consent of SAR Holder to the terms of this Agreement.
14.    Taxes. The Company, the Operating Company, Buyer, and their respective Affiliates shall be entitled to deduct or withhold from any amounts owing from the Company, the Operating Company, Buyer, or any of their respective Affiliates to SAR Holder or any beneficiaries (if applicable) any Taxes imposed in connection with SAR Holder’s receipt of the Individual SAR Consideration.
[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, each of the parties have executed this Agreement or caused this Agreement to be duly executed by its authorized officer on the day and year first above written.
THE COMPANY:
DYHC, INC.
By: ___________________________________

Name:

Title:
THE OPERATING COMPANY:
DYNETICS, INC.
By: ___________________________________

Name:

Title:
SAR HOLDER:
_______________________________________
Signature
_______________________________________
Print Name

Current Home Address:

_______________________________________

_______________________________________

_______________________________________

EXHIBIT A

SAR Summary Schedule
SAR Holder Name	Number of Outstanding Company SARs	Strike Price
$[______]
$[______]
$[______]
$[______]
$[______]
$[______]

SAR Holder Name	Individual SARs Consideration
$[______]

1